Exhibit 10.5

LOAN AGREEMENT

Dated as of May 30, 2018

By and Among

THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO,

collectively, as Borrower,

COREPOINT TRS L.L.C.,

as Operating Lessee

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Lender

-i-

-ii-

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SCHEDULES

Schedule I	–	Borrower
Schedule II	–	Individual Property
Schedule III	–	Ground Leased Property and Specified Ground Leased Property
Schedule IV	–	Repositioned Properties
Schedule V	–	Spin-Off
Schedule VI	–	Previously-Owned Property
Schedule 1.1	–	Release Amounts
Schedule 1.2	–	Franchise Agreements
Schedule 1.3	–	Management Agreements
Schedule 1.4	–	Qualified Managers
Schedule 1.5	–	Qualified Franchisors
Schedule 1.8	–	Assignment of Management Agreements
Schedule 2.6.1	–	Clearing Accounts
Schedule 4.1.1	–	Organizational Chart of Borrower and Operating Lessee
Schedule 4.1.4	–	Litigation
Schedule 4.1.6	–	Liens
Schedule 4.1.12	–	Condemnation
Schedule 4.1.16	–	Separate Tax Lots Exceptions
Schedule 4.1.17	–	Pending Assessments
Schedule 4.1.20	–	Pending Insurance Claims
Schedule 4.1.22	–	Certificates of Occupancy and Licenses Exceptions
Schedule 4.1.23	–	Flood Zones
Schedule 4.1.24	–	Physical Condition
Schedule 4.1.26	–	Rent Roll
Schedule 4.1.30	–	Special Purpose Entity Exceptions
Schedule 4.1.36	–	Borrower and Operating Lessee Organizational Identification Numbers
Schedule 4.1.39	–	Ground Lease Exceptions
Schedule 4.1.41	–	Defaults under Franchise Agreements
Schedule 4.1.43	–	Labor
Schedule 4.1.44	–	Project Improvement Plans
Schedule 5.1.11(d)	–	2018 Annual Budget
Schedule 5.1.20	–	Required Repairs
Schedule 5.1.22	–	Pre-Approved Alterations
Schedule 5.2.10	–	REIT Election
Schedule 7.1	–	Environmental Work

EXHIBITS

Exhibit A	–	Reserved
Exhibit B	–	Ratable Share
Exhibit C	–	Tax Compliance Certificates
Exhibit D	–	Sample Debt Yield Calculation

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LOAN AGREEMENT

This LOAN AGREEMENT, dated as of May 30, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (“JPM”, and together with any lender from time to time a party hereto, and their respective successors and/or assigns, each a “Co-Lender” and, collectively, “Lender”), COREPOINT TRS L.L.C., a Delaware limited liability company, having its principal place of business at c/o CorePoint Lodging Inc., MacArthur Ridge II, 909 Hidden Ridge Boulevard, Irving, Texas 75038 (“Operating Lessee”) and THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, each having its principal place of business at c/o CorePoint Lodging Inc., MacArthur Ridge II, 909 Hidden Ridge Boulevard, Irving, Texas 75038 (each, an “Individual Borrower” and, collectively, “Borrower”).

W I T N E S  S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (i) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of not less than “A+” by S&P or “A1” from Moody’s, (ii) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, if any of the Securities or any class thereof in any Securitization is rated by Moody’s, a long-term senior unsecured debt rating of at least “A1” from Moody’s and (iii) as of the date of entrance into such Interest Rate Cap Agreement has, if any of the Securities or any class thereof in any Securitization is rated by Fitch and such counterparty is rated by Fitch, a long-term unsecured debt rating of at least “A” (and not on “Rating Watch Negative”) by Fitch and a short-term unsecured debt rating of at least “F-1”

(and not on “Rating Watch Negative”) by Fitch and shall maintain, if any of the Securities or any class thereof in any Securitization is rated by Fitch and such counterparty is rated by Fitch, a long-term unsecured debt rating of at least “A” by Fitch and a short-term unsecured debt rating of at least “F-1” by Fitch. Notwithstanding anything to the contrary, SMBC Capital Markets, Inc. shall qualify as an Acceptable Counterparty subject to providing a guaranty reasonably acceptable to Lender from an affiliate satisfying the foregoing credit ratings requirements.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date and prior to a rated Securitization, reasonably satisfactory in form and substance to Lender, and, following a rated Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender.

“Additional Interest” shall have the meaning set forth in Section 2.4.1(a) hereof.

“Adjusted Release Amount” shall mean, for any Individual Property to be released (other than a Specified Ground Leased Property or Specified Fee Property), the sum of (a) the Amortized Release Amount for such Individual Property and (b) the applicable Release Price Premium for such Individual Property.

“Administrative Agent” means JPM or any successor thereof in accordance with Section 10.24(d) of this Agreement.

“Administrative Agent Decisions” shall have the meaning set forth in Section 10.24(a) hereof.

“Affected Property” shall have the meaning set forth in Section 9.1.3 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager which Borrower, Operating Lessee, Principal, Sponsor or Guarantor Controls or has, directly or indirectly, fifty-one percent (51%) or more of the legal, beneficial or economic interest therein.

“Agent” shall mean any Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.22 hereof.

“Amortized Release Amount” shall mean, for any Individual Property (other than a Specified Ground Leased Property or Specified Fee Property), the Release Amount for such

Individual Property, as such amount may be reduced by (a) prepayments that are made in connection with a Default Release, a Ground Lease Default Release, a Sale/Franchise/Brand Management Default Release or a release in connection with a Casualty/Condemnation Prepayment in excess of such Individual Property’s Amortized Release Amount, in each case, the principal amount of the Loan repaid in excess of such Individual Property’s Amortized Release Amount shall be deemed to reduce the Amortized Release Amounts of the Properties subject to the Lien of the Mortgages at the time of such payment or prepayment pro rata and (b) any voluntary repayment or prepayment made other than in connection with an Individual Property release, in which case the principal amount of the Loan repaid in connection with such repayment or prepayment shall be deemed to reduce the Amortized Release Amounts of the Properties subject to the Lien of the Mortgages at the time of such prepayment pro rata.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Rate Index determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus the Alternate Rate Spread; provided that in no event will the Alternate Rate be less than the Minimum Rate.

“Alternate Rate Index” shall mean a floating rate index (a) that in Lender’s good faith determination, is commonly accepted by market participants in commercial mortgage backed securities transactions as an alternative to the LIBOR Rate Index, (b) that is publicly recognized by ISDA as an alternative to the LIBOR Rate Index and (c) for which ISDA has approved an amendment to, or protocol which has the effect of amending or replacing, pre-existing ISDA-based hedge agreements, generally providing such floating rate index as a standard alternative to the LIBOR Rate Index; provided that in no event will the Alternate Rate Index be less than the Minimum Rate Index.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Alternate Rate.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan, with respect to any Component from (A) a LIBOR Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the LIBOR Rate Spread as of the Determination Date for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Alternate Rate Index as of such Determination Date and (B) a Prime Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the LIBOR Rate Spread as of the Determination Date for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Alternate Rate Index as of such Determination Date; provided, however, that in either such case the Alternate Rate Spread shall not be less than the Minimum Rate Spread. The Alternate Rate Spread shall be increased for each Component by 15 basis points (0.15%) from and after the Interest Period applicable to the Payment Date in July, 2023 in accordance with Section 2.8(d), without duplication of any increase with respect to the LIBOR Rate Spread or the Prime Rate Spread in accordance with Section 2.8(d), as applicable, and an additional 10 basis points (0.10%) from and after the Interest Period applicable to the Payment Date in July, 2024 in accordance with Section 2.8(e), without duplication of any increase with respect to the LIBOR Rate Spread or the Prime Rate Spread in accordance with Section 2.8(e), as applicable.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Applicable Rate” shall mean (i) the LIBOR Rate for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate for so long as the Loan is an Alternate Rate Loan and (iii) the Prime Rate for so long as the Loan is a Prime Rate Loan; provided that in no event will the Applicable Rate be less than the Minimum Rate.

“Applicable Rate Index” shall mean (i) the LIBOR Rate Index for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate Index for so long as the Loan is an Alternate Rate Loan and (iii) the Prime Rate Index for so long as the Loan is a Prime Rate Loan.

“Applicable Rate Spread” shall mean (i) the LIBOR Rate Spread for so long as the Loan is a LIBOR Rate Loan, (ii) the Alternate Rate Spread for so long as the Loan is an Alternate Rate Loan and (iii) the Prime Rate Spread for so long as the Loan is a Prime Rate Loan.

“Applicable Similar Law” shall have the meaning set forth in Section 5.2.9 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11 hereof.

“Approved Alterations” shall have the meaning specified in Section 5.1.22 hereof.

“Approved Bank” shall mean a bank or other financial institution satisfying the requirements of clause (i) of the definition of Eligible Institution.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Morningstar or any other nationally recognized statistical rating agency in each case, which has been approved by Lender and designated by Lender to assign a rating to the Securities and which has assigned a rating to the Securities.

“Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate, by and among Borrower, Lender and Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean, individually and/or collectively, as the context may require, those certain assignments of management agreement and subordination of management fees, dated as of the Closing Date, among Lender, the applicable Borrower, the applicable Manager and Operating Lessee as set forth on Schedule 1.8, attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumed Corporate Overhead Amount” shall mean $13,300,000.00.

“AUP Costs” shall mean costs incurred in connection with Lender’s engagement of a certified public accounting firm to perform agreed-upon procedures (AUP) and issue a report of finding based on such procedures.

“Award” shall mean any compensation paid by any Governmental Authority to Borrower, Operating Lessee or any of their respective Affiliates in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, with respect to each Individual Property, for any period, the sum of the following costs associated with such Individual Property: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Brand Management Default” shall have the meaning set forth in Section 2.5.2.

“Borrower Franchise Default” shall have the meaning set forth in Section 2.5.2.

“Brand Managed Property” shall mean, individually and/or collectively, as the context requires, any Individual Property managed by a Brand Manager.

“Brand Management Agreement” shall mean, a Management Agreement with a Brand Manager.

“Brand Management Default Election Notice” shall have the meaning set forth in Section 8.1(a) hereof.

“Brand Manager” shall mean, individually and/or collectively as the context may require, with respect to any Individual Property, any Affiliate of Hyatt Corporation, Hilton Worldwide Inc., Marriott International Inc., La Quinta Holdings Inc., Wyndham Worldwide

Corporation, Wyndham Hotels & Resorts, Inc. and Motel 6 (provided such manager also flags the Property) or any other Replacement Manager that is not an Affiliate of Borrower and also flags the Property.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of (a) national banks in New York, New York, or (b) the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or (c) the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or (d) the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Calculation Date” shall mean the last day of each calendar quarter during the Term and any day on which there is a prepayment of any portion of the outstanding principal amount of the Loan pursuant to Section 2.4.1 hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs and replacements).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Operating Lessee, Lender and any Agent which may become a party to such agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event” shall mean the occurrence of any one or more of the following events: (a) an Event of Default, or (b) a Debt Yield Trigger Event.

“Cash Trap Event Cure” shall mean (a) no Event of Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of an Event of Default, Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default, and (b) in the event that the related Cash Trap Event occurred as a result of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure.

“Cash Trap Period” shall mean the period commencing on the occurrence of a Cash Trap Event and terminating on the date of a Cash Trap Event Cure.

“Cash Trap Sweep Instructions” shall have the meaning set forth in Section 2.6.1(e) hereof.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4 hereof.

“Casualty/Condemnation Threshold Amount” shall mean the greater of (i) One Million and No/100 Dollars ($1,000,000.00) and (ii) five percent (5.00%) of the Release Amount for the applicable Individual Property.

“Casualty Consultant” shall have the meaning set forth in Section 6.4 hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4 hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) the death, incapacity or resignation of such Independent Director or (f) any other reason for which the prior written consent of Lender shall have been obtained.

“Clearing Account” shall have the meaning set forth in Section 2.6.1 hereof.

“Clearing Account Agreement” shall mean, individually and/or collectively (as the context requires), those certain clearing account control agreements, dated as of the date hereof, described on Schedule 2.6.1 hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in any Clearing Account.

“Clearing Bank” shall mean those clearing banks which establish, maintain and hold each Clearing Account, each of which shall be an Eligible Institution.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date Debt Yield” shall mean seventeen and twenty-three hundredths percent (17.23%).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and/or assigns.

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E and Component F, and “Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E and Component F.

“Component A” shall mean the component of the Loan designated as “A” in Section 2.1.5 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.1.5 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.1.5 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.1.5 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.1.5 hereof.

“Component F” shall mean the component of the Loan designated as “F” in Section 2.1.5 hereof.

“Concentration Account” shall have the meaning set forth in Section 2.6.1 hereof.

“Concentration Account Agreement” shall mean, individually and/or collectively (as the context requires), those certain clearing account control agreements, dated as of the date hereof, described on Schedule 2.6.1 hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the applicable Concentration Account.

“Concentration Bank” shall mean each clearing bank which establishes, maintains and holds the Concentration Account, which shall be an Eligible Institution.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4 hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Consent Request Date” shall have the meaning set forth in Section 10.24(d) hereof.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement among the Individual Borrowers dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“CorePoint REIT” shall mean CorePoint Lodging Inc.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(e) hereof.

“Custodial Funds” shall mean the following funds collected by Borrower or Operating Lessee on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of Borrower or Operating Lessee: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid in cash or check or received via credit card and owed to employees working at the Properties; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (iii) amounts paid out to hotel guests or patrons for checks cashed or per diem expense allowances paid.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)    the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period for those Individual Properties subject to the Lien of a Mortgage as of the date of determination as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) amounts paid to the Reserve Funds or (iii) corporate overhead, but less (i) management fees equal to the greater of (A) assumed management fees of five percent (5.00%) of “Gross Revenues” as defined in the Management Agreements and (B) the actual management fees incurred, (ii) Replacement Reserve Fund contributions equal to four percent (4.00%) of “Gross Revenues” as defined in the Management Agreements and (iii) assumed corporate overhead equal to the Assumed Corporate Overhead Amount; and

(b)    the denominator is the annual Debt Service on all Components of the Loan, based on (A) the then-outstanding principal balance of the Loan and (B) an Interest Rate equal to the sum of the Applicable Rate Spread and the Strike Price.

“Debt Yield” shall mean, for any date of determination, the percentage obtained by dividing:

(a)    the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for the immediately preceding twelve (12) full calendar month period for those Individual Properties subject to the Lien of a Mortgage as of the date of determination as set forth in the financial statements required hereunder, including, for purposes of calculating the Operating Expense component of Net Operating Income, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) amounts paid to the Reserve Funds or (iii) corporate overhead, but less (i) management fees equal to the greater of (A) assumed management fees of five percent (5.00%) of “Gross Revenues” as defined in the Management Agreements and (B) the actual management fees incurred, (ii) Replacement Reserve Fund contributions equal to four percent (4.00%) of “Gross Revenues” as defined in the Management Agreements and (iii) assumed corporate overhead equal to the Assumed Corporate Overhead Amount; by

(b)    the sum of the outstanding principal balances of all Components of the Loan on the date of determination.

For reference purposes, a sample calculation of Debt Yield is attached as Exhibit D to this Agreement.

“Debt Yield Cure” shall mean (a) no Event of Default shall be continuing and (b) the achievement of a Debt Yield equal to or exceeding the Required Debt Yield for the two (2) consecutive calendar quarters immediately preceding the Calculation Date based upon the trailing twelve (12) month period immediately preceding such Calculation Date (which Required Debt Yield may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Yield equal to or exceeding the Required Debt Yield; provided that in the event the Required Debt Yield is achieved by such a prepayment, the Debt Yield Trigger Period shall terminate upon such prepayment).

“Debt Yield Trigger Event” shall mean a Debt Yield, as determined by Lender, of less than the Required Debt Yield on any Calculation Date for the two consecutive calendar quarters immediately preceding the Calculation Date, based upon the trailing twelve (12) month period immediately preceding such Calculation Date.

“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.

“Deemed Approval Requirements” means, with respect to a request by Borrower for Lender’s approval or consent, that:

(i)    if the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2018 PROJECT LONGHORN LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period, and

(ii)    if Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2018 PROJECT LONGHORN LOAN. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such five (5) Business Day period, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to each Component of the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate otherwise applicable to each Component.

“Default Release” shall have the meaning set forth in Section 2.5.2(n) hereof.

“Determination Date” shall mean, (i) with respect to any Interest Period that occurs while the Loan is a LIBOR Rate Loan, the date that is two (2) London Business Days prior to the first day of such Interest Period, (ii) with respect to any Interest Period that occurs while the Loan is a Prime Rate Loan, the date that is two (2) Business Days prior to the first day of such Interest Period and (iii) with respect to any Interest Period that occurs while the Loan is an Alternate Rate Loan, the date that Lender in good faith determines (which determination shall be conclusive and binding upon Borrower absent manifest error) is commonly accepted by market participants in CMBS loans as the “determination date” with respect to the Alternate Rate Index.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet or other similar offering documents provided to prospective investors, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization and designated as a “Disclosure Document” by Lender in its reasonable discretion.

“EEA Bail-In Action” shall mean the exercise of any EEA Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule.

“EEA Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule.

“Eligible Account” shall mean either a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” shall mean (A) during the continuance of an Event of Default, any Person and (B) so long as no Event of Default has occurred and is continuing, any Person (other than a natural person) that is any of the following, provided that any such Person shall at the time it acquires its interest in the Loan satisfy the Eligibility Requirements: (a) a commercial bank, insurance company, real estate investment trust or other financial institution, in each case, organized under the laws of the United States, or any state thereof, which regularly invests in or makes commercial real estate loans; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”) or China, or a political subdivision of any such country which regularly invests in or makes commercial real estate loans (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (c) a Person that is engaged in the business of commercial real estate banking; (d) a fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans; or (e) a single purpose entity in which 50% or more of the investors therein meet the criteria set forth in (a) through (d) above. Notwithstanding the foregoing, (i) following the occurrence of a Securitization of the Loan (or any portion thereof), in no event shall any restriction set forth herein prevent Lender from selling or distributing certificates (or similar interests) in connection with such Securitization and (ii) unless approved by Borrower in writing in Borrower’s reasonable discretion, “Eligible Assignee” shall not include any direct competitor of Sponsor or any Affiliate of such competitor that is engaged in the business of owning or operating commercial real estate in the ordinary course but not including any Affiliates of such competitors that are in the business of commercial real estate lending.

“Eligible Institution” shall mean (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “Aa3” by Moody’s and “A+” by Fitch), (ii) Capital One, National Association, JP Morgan Chase Bank, National Association, Bank of America, N.A., U.S. Bank, National Association, Wells Fargo Bank, National Association and PNC Bank, National Association; provided that, with respect to clause (ii) above, the ratings by each of the Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of such institution is at least equal to the lower of the ratings in effect as of the date hereof or as set forth in clause (i) and (iii) for purposes of being a Clearing Bank or a Concentration Bank only, Frost Bank; provided that the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of Frost Bank are at least equal to the ratings in effect as of the date hereof.

“Eligibility Requirements” means, with respect to any Person, that such Person together with its Affiliates (which, for the avoidance of doubt, with respect to a U.S. based branch of a foreign bank, includes the parent bank of such branch) (i) is regularly engaged in the business of making, originating or owning commercial mortgage or mezzanine real estate loans and holds at least $500,000,000 of such commercial real estate loans, (ii) is not an Embargoed Person and has never been convicted of, or pled guilty or no contest to, any offense under the Patriot Act or any unlawful activity, including money laundering, terrorism or terrorism activities, (iii) has not been a debtor in any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors or the subject of any material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non-appealable judgment for attempting to hinder, delay or defraud creditors, each within seven (7) years prior to the date of determination and (iv) if such Person is not a bank or an insurance company, has no material then outstanding and unpaid judgments against such Person.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Operating Lessee in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Work” shall have the meaning set forth in Section 7.1.1 hereof.

“Environmental Work Reserve Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Environmental Work Reserve Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower or Operating Lessee, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower or Operating Lessee and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s, Operating Lessee’s or Guarantor’s controlled group, or under common control with the Borrower, Operating Lessee or Guarantor within the meaning of Section 414(b) or (c) of the Code.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account (other than any required minimum balance) after the payment or disbursement of all escrows, reserves, Operating Expenses, Debt Service, Revolver Debt Service, management fees and other amounts permitted to be paid in accordance with the Loan Documents.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1 hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a securitization.

“Excluded Entity” shall mean (i) CorePoint REIT, (ii) Sponsor and (iii) any direct or indirect legal or beneficial owner of Sponsor, including, without limitation, any shareholder, partner, member and/or non-member manager of the foregoing.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect on the date such Lender acquires an interest in a Loan or commitment pursuant to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), and (d) any Section 2.7 Taxes imposed under FATCA.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“FF&E” shall mean, with respect to each Individual Property, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the

Properties, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, and all other customary hotel and resort equipment and other tangible property owned by Borrower or Operating Lessee, or in which Borrower or Operating Lessee has or shall have an interest, now or hereafter located at each Individual Property and useable in connection with the present or future operation and occupancy of each Individual Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, silverware, utensils, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms or (b) items owned by tenants, guests or by third party operators.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower or Operating Lessee which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s and/or Operating Lessee’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Foreclosure” shall have the meaning set forth in Section 9.3 hereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Franchise Agreement” shall mean, with respect to each Individual Property, the applicable franchise agreement more particularly described on Schedule 1.2 attached hereto, between Operating Lessee and Franchisor, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchise Default Election Notice” shall have the meaning set forth in Section 8.1(a) hereof.

“Franchise Owner Agreement” shall mean those certain Owner Agreements executed by Borrower for the benefit of the applicable Franchisor in connection with a Franchise Agreement or any Replacement Franchise Agreement.

“Franchisor” shall mean, with respect to each Individual Property, the applicable franchisor identified on Schedule 1.2 attached hereto, or, if the context requires, a Qualified Franchisor.

“Free Prepayment Amount” shall have the meaning set forth in Section 2.4.1 hereof.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Glendale Parking Agreement” shall mean that certain Agreement re: Use of 1-43 Freeway Lands at the Silver Spring Interchange Located to the Rear of 5423 North Port Washington Road dated December 23, 1993, by and between the County of Milwaukee and B & G Realty, Inc., as assigned pursuant to that certain Assignment and Assumption of Agreement dated July 7, 2004, by and between B & G Realty, Inc. and Marcus Consid, LLC, as further assigned pursuant to that certain Assignment and Assumption of Agreement dated September 3, 2004, by and between Marcus Consid, LLC and Woodfield Properties LLC and as further assigned pursuant to that certain Assignment of Ground Lease dated January 25, 2006, between Woodfield Properties LLC and Representative Borrower.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over the Properties (and any operations conducted thereat), Borrower or Operating Lessee.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, without duplication, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower, Operating Lessee or Manager on behalf of Borrower or Operating Lessee for the use, occupancy or enjoyment of the Properties, or any part thereof, or received by Borrower, Operating Lessee or

Manager on behalf of Borrower or Operating Lessee for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties’ operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof) applicable to the period in question; (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) intentionally omitted; (g) intentionally omitted; (h) all income from the operation of any spa or conference center at any Individual Property; and (i) all other income from operation of the Properties (including laundry and vending income), but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Properties; (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels (which are not one of the Individual Properties), although arranged by, for or on behalf of Borrower, Operating Lessee or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Properties; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Properties employees; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Borrower pursuant to the Interest Rate Cap Agreement; (12) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds and (13) without duplication of the items referenced in (1)-(12) above, Custodial Funds.

“Ground Lease” shall mean each of the ground leases described on Schedule III hereto; provided that in no event shall any Specified Ground Lease nor the Glendale Parking Agreement constitute a Ground Lease.

“Ground Lease Default Release” shall have the meaning set forth in Section 2.5.2(l) hereof.

“Ground Leased Property” shall mean those certain Individual Properties demised by each of the Ground Leases.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lessor” shall mean each lessor under a Ground Lease, as described on Schedule III hereto.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean CorePoint Operating Partnership L.P., a Delaware limited partnership, together with its successors and permitted assigns, and any Replacement Guarantor pursuant to the terms hereof and the Guaranty.

“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hotel Taxes” shall mean all sales and occupancy taxes collected by Borrower or Operating Lessee that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government).

“HSB” shall have the meaning set forth in Section 6.1(b) hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; (g) obligations under PACE Loans and (h) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13 hereof.

“Indemnified Person” or “Indemnified Party” shall mean Lender, any Affiliate of Lender and its designee (whether or not it is the Lender) that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, any Person who is or will have been involved in the origination of the Loan on behalf of Lender, any Person who is or will have been involved in the servicing of the Loan on behalf of Lender secured hereby, any Person in whose name the encumbrance created by the Mortgages is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean Borrower.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower, Operating Lessee or Principal, and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director or Independent Manager and is not, and has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a)    a member, partner, equityholder, manager, director, officer or employee of Borrower, Principal or Operating Lessee or any of their respective equityholders or Affiliates (other than serving as an Independent Director and/or Independent Manager of Borrower, Principal or Operating Lessee or an Affiliate of Borrower, Principal or Operating Lessee that does not own a direct or indirect ownership interest in Borrower, Principal or Operating Lessee (provided that Independent Directors and/or Independent Managers of a Principal shall be permitted to serve as a springing limited partner of its direct subsidiary) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers in the ordinary course of its business);

(b)    a creditor, supplier or service provider (including provider of professional services) to Borrower, Principal or Operating Lessee or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to Borrower, Principal or Operating Lessee or any of their respective Affiliates in the ordinary course of its business);

(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)    a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

(e)    A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower, Principal or Operating Lessee that does not own a direct or indirect ownership interest in the Borrower, Principal or Operating Lessee, shall be qualified to serve as an Independent Director of the Borrower, Principal or Operating Lessee, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower, Principal or Operating Lessee in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of “Special Purpose Entity” in this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean (i) each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to a Ground Lease, Specified Ground Lease or the Glendale Parking Agreement) and, other than with regards to the Specified Ground Leased Properties and the Glendale Parking Agreement, encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as set forth on Schedule II attached hereto and as more particularly described in the granting clauses of each Mortgage and referred to therein as the “Property”, together with the Operating Lessee’s leasehold interests in the applicable Individual Property pursuant to the Operating Lease, and (ii) any property that is or becomes subject to the Lien of a Mortgage.

“Initial Maturity Date” shall mean the Payment Date occurring in June, 2020.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1 hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4 hereof.

“Interest Period” shall mean, with respect to any Component, (a) the period commencing on (and including) the Closing Date and ending on (and including) June 14, 2018 and (b) thereafter, the period commencing on (and including) the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate cap agreements (together with the confirmation and schedules relating thereto) in a form and substance reasonably acceptable to Lender with respect to such matters not otherwise set forth in this Agreement between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 and Section 2.8 hereof. After delivery of a Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, and such Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable, shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan (including a repayment on the Maturity Date) made on a date that is after the Payment Date and prior to, but not including, the Determination Date, after a Securitization, the interest that would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period relating to the Payment Date following the date of such prepayment.

“IRS” shall mean the United States Internal Revenue Service.

“JPM” shall have the meaning set forth in the introductory paragraph hereto.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of any Individual Borrower or Operating Lessee (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time, (iii) agreements for catering, business and similar special events or functions at any of the Properties, (iv) any lease agreement or concession agreement between Borrower or Operating Lessee, as applicable, and Manager or its Affiliates with respect to sale of liquor, (v) space license agreements for telecommunications equipment and antennas and (vi) space license agreements for billboards), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided that in no event shall the Operating Lease, any Ground Lease, any Specified Ground Lease or the Glendale Parking Agreement constitute a Lease and excluding any Permitted Equipment and Vehicle Leases.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Operating Lessee, such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower and/or Operating Lessee, at any time in force affecting Borrower and/or Operating Lessee, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender Documents” shall mean any agreement among Lender and/or any participant or any fractional owner of a beneficial interest in the Loan relating to the administration of the Loan or the Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to be an Approved Bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Libor Rate Index determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus the LIBOR Rate Spread; provided that in no event will the LIBOR rate be less than the Minimum Rate.

“LIBOR Rate Index” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, the LIBOR Rate Index shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, the LIBOR Rate Index shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, the LIBOR Rate Index shall be the arithmetic mean of such rates. The LIBOR Rate Index shall be determined conclusively (absent manifest error) by Lender or its agent; provided that in no event will the LIBOR Rate Index be less than the Minimum Rate Index.

“LIBOR Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the LIBOR Rate.

“LIBOR Rate Spread” shall mean, with respect to each Component the following amounts, as the same may be reallocated pursuant to, and in accordance with the restrictions and limitations contained in Section 9.1.2 and which shall be increased for each Component by 15 basis points (0.15%) from and after the Interest Period applicable to the Payment Date in July, 2023 in accordance with Section 2.8(d), without duplication of any increase with respect to the Prime Rate Spread or the Alternate Rate Spread in accordance with Section 2.8(d), as applicable, and an additional 10 basis points (0.10%) from and after the Interest Period applicable to the Payment Date in July, 2024 in accordance with Section 2.8(e), without duplication of any increase with respect to the Prime Rate Spread or the Alternate Rate Spread in accordance with Section 2.8(e), as applicable:

(a)    Component A: 2.75%

(b)    Component B: 2.75%

(c)    Component C: 2.75%

(d)    Component D: 2.75%

(e)    Component E: 2.75%

(f)    Component F: 2.75%

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance or charge on or affecting any Individual Borrower, Operating Lessee, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Assignment of Agreements, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Clearing Account Agreement (if any), the Concentration Account Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, the Contribution Agreement, and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean, collectively, each Borrower, Operating Lessee and Principal.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio (expressed as a percentage) of (a) the sum of (x) the then current outstanding principal balance of the Loan as of the date of such calculation to (b) the fair market value of the Properties (for purposes of the REMIC provisions, only, based solely on real property and excluding any personal property or going concern value) as proposed by Borrower and determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC Trust (which may include (i) an existing appraisal if such release occurs within twenty-four (24) months of the appraisal date, (ii) a new appraisal, (iii) a broker’s price opinion or (iv) other written determination of value using a commercially reasonable valuation method). For the avoidance of doubt, the outstanding principal balance of the Revolver Loan will not be included in the calculation of Loan-to-Value Ratio.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday, or (c) any other day on which commercial banks in London, England are not open for business.

“Low Debt Yield Release” shall have the meaning set forth in Section 2.5.3 hereof.

“Majority Equity Transfer” shall have the meaning given thereto in Section 5.2.10(e).

“Management Agreement” shall mean, with respect to each Individual Property, the applicable management agreement more particularly described on Schedule 1.3 attached hereto, between the Operating Lessee and the applicable Manager, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean, with respect to each Individual Property, the applicable manager identified on Schedule 1.3 attached hereto, or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager Account” shall mean, with respect to the Brand Managed Properties, the bank accounts maintained by a Brand Manager in the name of the applicable Individual Borrower or Operating Lessee, as applicable, in accordance with the terms of the applicable Management Agreement.

“Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.4.2 hereof.

“Material Action” means, with respect to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Lease” shall mean any Lease (other than any Ground Lease, any Specified Ground Lease, the Glendale Parking Agreement, Operating Lease or any lease agreement, concession agreement or license agreement between Borrower or Operating Lessee, as applicable, and Manager or its Affiliates with respect to the sale of liquor, provided, such agreement is on commercially reasonable, third party, arm’s-length terms) which either individually or when taken together with any other Lease at the same Individual Property with the same Tenant or an Affiliate of such Tenant covers more than 10,000 rentable square feet.

“Maturity Date” shall mean the Initial Maturity Date, or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the outstanding principal balance of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Rate” shall mean the Minimum Rate Index plus the LIBOR Rate Spread.

“Minimum Rate Index” shall mean 0.00%.

“Minimum Rate Spread” shall mean 0.00%.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount equal to interest which accrues on each Component of the Loan for the Interest Period in which the Payment Date occurs.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean with respect to each Individual Property (other than the Specified Ground Leased Properties and the Glendale Parking Agreement), that certain first priority fee or leasehold Mortgage (or Deed of Trust), Assignment of Leases and Rents and Security Agreement, or similar agreement, dated as of the date hereof, executed and delivered by the related Individual Borrower and Operating Lessee, if applicable, to Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4 hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4 hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(c) hereof.

“Net Worth” shall mean an entity’s equity as its total assets minus its total liabilities (in each case exclusive of such entity’s interests in and liabilities related to the Properties), in each case in accordance with GAAP.

“New Note” shall have the meaning set forth in Section 9.1.3 hereof.

“New TRS Borrower” shall have the meaning set forth in Section 5.2.10(j) hereof.

“Non-Consenting Lender” shall have the meaning set forth in Section 10.24(d) hereof.

“Note” shall mean, collectively, Note A-1 and Note A-2, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-1” shall mean that certain Promissory Note A-1, dated the date hereof, in the principal amount of Five Hundred Seventeen Million Five Hundred Thousand and No/100 Dollars ($517,500,000.00) by Borrower in favor of Lender.

“Note A-2” shall mean that certain Promissory Note A-2, dated the date hereof, in the principal amount of Five Hundred Seventeen Million Five Hundred Thousand and No/100 Dollars ($517,500,000.00) by Borrower in favor of Lender.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Operating Lessee, as applicable, which is signed by an authorized officer of Borrower or Operating Lessee, as applicable, or the general partner, managing member or sole member of Borrower or Operating Lessee, as applicable.

“Operating Expenses” shall mean, without duplication, the sum of all ordinary costs and expenses of operating, maintaining, directing, managing and supervising the Properties (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) any Capital Expenditures in connection with the Properties, (iv) any deposits made to the Reserve Funds, (v) leasing commissions, (vi) non-recurring items, (vii) intentionally omitted and (viii) the costs of any other things specified to be done or provided at Borrower’s, Operating Lessee’s or Manager’s sole expense), incurred by Borrower, Operating Lessee or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s or Operating Lessee’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower, Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments; (b) salaries and wages of personnel of the Properties, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program), and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts, (c) the cost of all other goods and services obtained by Borrower, Operating Lessee or Manager in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Properties (other than of a capital nature); (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and/or Operating Lessee has specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be pro-rated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower and/or Operating Lessee with respect to the operation of the Properties; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower and/or Operating Lessee (the “Independent CPA”) for services directly related to the operation of the Properties, reasonably acceptable to Lender; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any subsidiary of Guarantor in connection therewith, provided that such employment of Guarantor or any such subsidiary of Guarantor is reasonably approved in advance by Lender; provided, further, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to the reasonable approval by Lender; (i) all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Operating Lessee, Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Properties under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by Borrower, Operating Lessee, Manager, Guarantor or any of their Affiliates other than the offices maintained at the Individual Property for the management of such Individual Property and excluding transportation costs of Borrower, Operating Lessee, any Affiliated Manager, Guarantor or any of their Affiliates related to meetings between Borrower, Operating Lessee, Manager, Guarantor or any of their Affiliates with respect to administration of the Management Agreement or of the Properties involving travel away from such party’s principal executive offices); (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the

Borrower’s or Operating Lessee’s system, including, without limitation, any provided by any Manager or Franchisor; (l) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; (o) Ground Rent; and (p) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean that certain Lease Agreement, dated as of the date hereof, by and among Borrower, collectively, as landlord, and Operating Lessee, as tenant, as the same may be amended, assigned, restated, replaced, supplemented or modified from time to time in accordance with the terms and conditions of hereof and the other Loan Documents.

“Operating Lessee” shall mean CorePoint TRS L.L.C., a Delaware limited liability company, together with its successors and permitted assigns.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all ground rents (other than Ground Rent), maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to any Lender or Agent, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise, or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lender’s use of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Individual Property.

“Participant Register” shall have the meaning set forth in Section 9.7 hereof.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day and the first Payment Date for purposes of this Agreement shall be July 9, 2018.

“Permitted Assumption” shall have the meaning given thereto in Section 5.2.10(e).

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by, and the entering into of, the Loan Documents and the Revolver Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof (including liens disclosed in the title commitments for which Lender has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions from the Title Insurance Policy and such items were so removed), (c) Liens, if any, for Section 2.7 Taxes, Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Individual Property, (iii) the fair market value of such Individual Property, or (iv) the use or operation of such Individual Property, (f) rights of Tenants as Tenants only, (g) mechanics’, materialmen’s or similar Liens, in each case only if such liens are discharged or bonded over within sixty (60) days of their filing and do not materially and adversely affect the value or use of such Individual Property or Borrower’s ability to repay the Loan, (h) Liens relating to Permitted Equipment and Vehicle Leases and customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of “Permitted Indebtedness”, (i) any Liens created by the Ground Lessor in accordance with a Ground Lease, (j) any Liens created by the Specified Ground Lessor in accordance with a Specified Ground Lease and (k) any Liens created by the lessor under the Glendale Parking Agreement in accordance with the Glendale Parking Agreement.

“Permitted Equipment and Vehicle Leases” means equipment or personal property financing or vehicle financing (a) that is entered into on arm’s-length terms and conditions in the ordinary course of Borrower’s or Operating Lessee’s business, (b) that relate to Personal Property or vehicles which will be (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s or Operating Lessee’s business and (ii) readily replaceable without material interference or interruption to the operation of the applicable Individual Property and (c) which is secured only by the financed equipment or Personal Property or vehicle.

“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of an Individual Property, provided (x) no Event of Default is continuing and (y) such Transfer will not materially and adversely affect the value, use or operation of such Individual Property.

“Permitted Indebtedness” shall mean, collectively (a) the Note and the Other Obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents, (b) key money provided to Borrower or Operating Lessee by a Franchisor or Manager as provided for in the applicable Franchise Agreement or Management Agreement, (c) Permitted Equipment and Vehicle Leases, (d) trade payables incurred in the ordinary course of Borrower’s or Operating Lessee’s business, not secured by Liens on any one or more Individual Properties (other than Liens being properly contested in accordance with the provisions of this Agreement) and customary purchase money security interests of sellers of goods, provided that such trade payables and other amounts in clauses (b) through (d) of this definition (excluding Capital Expenditures and Basic Carrying Costs) (i) do not exceed at any one time in the aggregate four percent (4.00%) of the original principal amount of the Loan, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower or Operating Lessee for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s or Operating Lessee’s business or the routine administration of such Borrower’s or Operating Lessee’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note, (e) obligations pursuant to the Ground Leases, the Specified Ground Leases, the Glendale Parking Agreement and the Operating Leases, (f) obligations pursuant to the sale of the Previously-Owned Properties, (g) Taxes, insurance premiums and Other Charges, (h) Capital Expenditures incurred in accordance with the Loan Documents, (i) obligations pursuant to the Revolver Loan and (j) customary and ordinary course indemnification of Manager and any liquor license holders in connection with the operation of the Properties. Nothing contained herein shall be deemed to require Borrower or Operating Lessee to pay any trade payable, so long as Borrower or Operating Lessee is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) with respect to any amounts of Permitted Indebtedness then being contested by Borrower or Operating Lessee, Borrower or Operating Lessee shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any amounts contested, together with all interest and penalties thereon to the extent that the aggregate amount at issue exceeds $2,000,000, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)    the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:

(i)    U.S. Treasury obligations (all direct or fully guaranteed obligations);

(ii)    U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);

(iii)    Federal Housing Administration debentures;

(iv)    Government National Mortgage Association (GNMA) guaranteed mortgage-bank securities or participation certificates;

(v)    RefCorp debt obligations;

(vi)    SBA-guaranteed participation certificates and guaranteed pool certificates;

(b)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(c)    deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d)    commercial paper rated (a) “A-1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”; and

(e)    such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2, Section 5.2.10(d) or Section 5.2.10(e) hereof, (d) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.21, (e) Permitted Encumbrances, (f) Permitted Equipment Transfers, (g) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release in accordance with Section 2.4.2, Section 2.5 or Section 6.4 hereof, (h) any Sale or Pledge of an Excluded Entity, (i) any Transfer of any interest in an Affiliated Manager, if such Transfer does not otherwise result in a Transfer of an interest in Borrower or Operating Lessee that is not permitted hereunder, and (j) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) of the direct or indirect ownership interests in Borrower, Operating Lessee and/or Principal and other collateral in connection with the Revolver Loan.

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.

“PIP Reserve Account” shall have the meaning set forth in Section 7.4.

“PIP Reserve Fund” shall have the meaning set forth in Section 7.4.

“PIP Reserve Monthly Deposit” shall mean, $425,000.

“PIP Work” shall have the meaning set forth in Section 5.1.24.

“Plan Asset Regulations” shall have the meaning set forth in Section 4.1.9 hereof.

“PLL Policy” shall have the meaning set forth in Section 6.1(a) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Pooling Agreement” shall mean that certain Pooling Agreement dated as of May 30, 2108 by and between La Quinta Franchising LLC and Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“POP Environmental Policy” shall have the meaning set forth in Section 6.1(a) hereof.

“Pre-Approved Alterations” shall have the meaning specified in Section 5.1.22 hereof.

“Prepayment Notice” shall have the meaning specified in Section 2.4.1(a) hereof.

“Previously-Owned Properties” shall mean (i) those properties set forth on Schedule VI hereto and (ii) portions of the Properties previously subject to a Condemnation.

“Prime Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Prime Rate Index determined as of the Determination Date immediately preceding the commencement of such Interest Period, plus the Prime Rate Spread; provided that in no event will the Prime Rate be less than the Minimum Rate.

“Prime Rate Index” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If The Wall Street Journal ceases to publish the “Prime Rate” Lender shall select an equivalent publication that publishes such “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/1000th of one percent (0.001%). If such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index; provided that in no event will the Prime Rate Index be less than the Minimum Rate Index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan, with respect to any Component from a LIBOR Rate Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) of (a) the LIBOR Rate Index plus the LIBOR Rate Spread as of the Determination for which the LIBOR Rate Index was last applicable to the Loan minus (b) the Prime Rate Index as of such Determination Date; provided, however, that the Prime Rate Spread shall not be less than the Minimum Rate Spread. The Prime Rate Spread shall be increased for each Component by 15 basis points (0.15%) from and after the Interest Period applicable to the Payment Date in July, 2023 in accordance with Section 2.8(d), without duplication of any increase with respect to the LIBOR Rate Spread or the Alternate Rate Spread in accordance with Section 2.8(d), as applicable, and an additional 10 basis points (0.10%) from and after the Interest Period applicable to the Payment Date in July, 2024 in accordance with Section 2.8(e), without duplication of any increase with respect to the LIBOR Rate Spread or the Alternate Rate Spread in accordance with Section 2.8(e), as applicable.

“Principal” shall mean the Special Purpose Entity that is the general partner of an Individual Borrower, if such Individual Borrower is a limited partnership, or managing member of an Individual Borrower, if such Individual Borrower is a limited liability company other than a single-member Delaware limited liability company.

“Priority Payment Cessation Event” shall mean (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or a material portion of the applicable Individual Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.

“Priority Waterfall Payments” shall mean the payments described in Section 3.4(a) through (c) of the Cash Management Agreement of Taxes, Other Charges, Insurance Premiums, Ground Rent, Hotel Taxes and Custodial Funds; provided, that such amounts have not previously been paid or reserved for by any Brand Manager with respect to the Brand Managed Properties in accordance with the applicable Management Agreement.

“Project Improvement Plan” shall mean, collectively, any “property improvement plan” or similar plan for alterations, repairs and maintenance of the Property with which Borrower or Operating Lessee is required to comply under any Management Agreement or Franchise Agreement.

“Property” or “Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Protective Advances” means all sums advanced for the purpose of payment of Taxes (including special assessments or payments in lieu of real estate taxes), Other Charges, maintenance costs, Insurance Premiums, Ground Rent, or other items (including capital expenses and leasing costs) reasonably necessary to protect the Lien of any Mortgage on any of the Properties or any portion thereof including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Properties or any portion thereof or any real property relating to the Properties, to make repairs or to pay, purchase, contest or compromise any Lien which is or may reasonably be expected to be prior or superior to the Loan Documents, from forfeiture, casualty, loss or waste, the payment of any amounts to prevent the breach of any management, franchise or other agreement relating to the Properties which may reasonably be expected to result in a termination of such agreement, or to protect, preserve or defend the Lien of the Loan Documents.

“Provided Information” shall mean any and all financial and other information provided to Lender at any time prepared by, or on behalf of, Borrower, Operating Lessee, Principal, any Affiliated Manager, Sponsor and/or Guarantor.

“Qualified Franchisor” shall mean either (a) Franchisor; (b) any hotel franchisor that is in the family of brands of any of the entities listed on Schedule 1.5 hereto; provided that, either (I) with respect to any Individual Property, such franchisor is in the same or better category of hotels as the applicable franchisor as on the Closing Date, based on the annual chain scale published by Smith Travel Reports, (II) with respect to any Individual Property, such franchisor may be in one category lower than the applicable franchisor as of the Closing Date, based on the annual chain scale published by Smith Travel Reports (“Downgrade Franchisor”), so long as (x) such Downgrade Franchisor is within the family of brands of any of the entities listed on Schedule 1.5 hereto and (y) the Properties that are subject to a franchise agreement with a Downgrade Franchisor, in the aggregate, would not, at such time of the execution of the franchise agreement with the applicable Downgrade Franchisor, constitute more than twenty percent (20%) of the Individual Properties (in the aggregate) based on the Amortized Release Amounts or (c) a reputable and experienced franchisor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Properties that is reasonably acceptable to Lender, provided, that (i) with respect to subclause (c) above, if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation with respect to the licensing of the Properties by such Person, (ii) in the case of subclauses (b) or (c) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion and (iii) in all cases is not subject to a Bankruptcy Action at the time of execution of the franchise agreement.

“Qualified Manager” shall mean either (a) Manager; (b) any of the entities set forth on Schedule 1.4 hereto; (c) any management company Controlled by or under common Control with any management company set forth on Schedule 1.4 hereto; or (d) a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties that is reasonably acceptable to Lender, provided, that (i) that, in the case of subclause (d) above if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager and its management of the Properties, (ii) in the case of subclauses (b), (c) and (d) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion and (iii) in all cases, such Person is not subject to a Bankruptcy Action at the time of execution of the management agreement.

“Qualified Transferee” shall mean a Person (a) with a Net Worth (or market capitalization) equal to or in excess of $650,000,000 (exclusive of its interest in and any liabilities relating to the Properties), (b) that is not subject to a Bankruptcy Action or a material governmental or regulatory investigation which resolved in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non-appealable judgment to have attempted to hinder, delay or defraud creditors, in each case for the past seven (7) years and (c) is able to remake Borrower’s representations set forth in Section 4.1.35 hereof and is able to comply with Borrower’s covenants set forth in Section 5.1.25 hereof.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of each Component of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Exhibit B attached hereto and made a part hereof.

“Rate Conversion” shall have the meaning set forth in Section 2.2.7(g) hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, in connection with or following a rated Securitization, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Approved Rating Agency elects not to consider whether to grant or withhold such an affirmation, then (i) with respect to Section 5.2.10(e)(vi) hereof, the Rating Agency Confirmation shall be deemed to not apply and (ii) in all other cases, the term Rating Agency Confirmation by such Rating Agency shall be deemed instead to require the written reasonable approval of Lender.

“Register” shall have the meaning set forth in Section 9.7 hereof.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release Amount” shall mean, for any Individual Property, the amount set forth on Schedule 1.1, as the same may be reduced in accordance with the definition of Amortized Release Amount.

“Release Debt Yield” shall have the meaning set forth in Section 2.5.2 hereof.

“Release Parcel” shall have the meaning set forth in Section 2.5.5 hereof.

“Release Price Premium” shall mean for each Individual Property (other than a Specified Ground Lease Property or Specified Fee Property), an amount equal to (a) five percent (5%) of the Amortized Release Amount for such Individual Property until twenty percent (20%) of the original principal balance of the Loan shall have been prepaid in accordance with Section 2.5.2 hereof and (b) thereafter, ten percent (10%) of the Amortized Release Amount for such Individual Property. For the avoidance of doubt, with respect to the release of any Individual Property, Borrower acknowledges that if a portion of the Adjusted Release Amount (when aggregated with all other Adjusted Release Amounts previously paid) does not exceed twenty percent (20%) of the original principal balance of the Loan, but the remaining portion of such Adjusted Release Amount (when aggregated with all other amounts previously paid in connection with a release) is in excess of twenty percent (20%) of the original principal balance of the Loan, the Release Price Premium for such Individual Property being released shall be a blended percentage determined as follows: (i) for the portion of the Adjusted Release Amount that does not exceed twenty percent (20%) of the original principal balance of the Loan (when aggregated with all other amounts previously paid in connection with a release), five percent (5%) of the Amortized Release Amount, and (ii) for the portion of the Adjusted Release Amount in excess of twenty percent (20%) of the original principal balance of the Loan (when aggregated with all other Adjusted Release Amounts previously paid), ten percent (10%) of the Amortized Release Amount.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, with respect to each Individual Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Operating Lessee or any of their respective agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, Operating Lessee or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Franchise Agreement” shall mean (i) either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as any Franchise Agreement, (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, license and trademark agreement shall have been entered into by Borrower or Operating Lessee and such Qualified Franchisor on an arm’s-length basis and otherwise on commercially reasonable terms, with economic terms and franchise fees comparable to existing local market rates or (c) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (c), following a rated Securitization, Lender at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such franchise, trademark and license agreement; and (ii) a replacement comfort letter or new comfort letter substantially in the form of the applicable comfort letter delivered to Lender on the Closing Date (or such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Franchisor at Borrower’s expense.

“Replacement Guarantor” shall have the meaning set forth in Section 5.2.10(e).

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate cap agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate cap agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as any Management Agreement, provided, that only a Brand Manager shall be permitted to enter into a management agreement in substantially the same form and substance as a Brand Management Agreement, (ii) a management agreement with a Qualified Manager, which management agreement shall (A) have been entered into by Borrower or Operating Lessee (if applicable) and such Qualified Manager on an arm’s-length basis and otherwise on commercially reasonable terms and (B) with economic terms and management fees comparable to existing local market rates, or (iii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (iii), following a rated Securitization, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form as the applicable Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower or Operating Lessee (if applicable) and such Qualified Manager at Borrower’s expense, provided, that in the event such Qualified Manager is an Affiliated Manager (other than a Brand Manager or any other manager that is affiliated with a nationally recognized brand), any replacement assignment of management agreement shall include a subordination of management fees in form and substance reasonably acceptable to Lender.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, with respect to each Individual Property, an amount equal to four percent (4%) of Gross Income from Operations for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Fund is to be made.

“Replacements” shall mean FF&E replacements and repairs required to be made to each Individual Property or the Improvements but specifically excluding the PIP Work.

“Repositioned Properties” shall mean those certain Properties listed on Schedule IV attached hereto.

“Representative Borrower” shall have the meaning set forth in Section 10.6 hereof.

“Required Debt Yield” shall mean a Debt Yield, as determined by Lender, equal to (i) with respect to the initial term of the Loan and the first, second and third Extension Terms, twelve and ninety two hundredths percent (12.92%) and (ii) with respect to the fourth and fifth Extension Terms, thirteen and forty two hundredths percent (13.42%).

“Required PLL Period” shall have the meaning set forth in Section 6.1(a) hereof.

“Required Repair Deadline” shall have the meaning set forth in Section 5.1.20 hereof.

“Required Repairs” shall have the meaning set forth in Section 5.1.20 hereof.

“Requisite Lender Decision” shall have the meaning set forth in Section 10.24(b) hereof.

“Requisite Lenders” means, as of any date, Lenders (which shall include the Co-Lender then acting as Administrative Agent) having at least 66 2/3% of the sum of the outstanding principal amount of the Loan, provided that at all times when two (2) or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean fewer than two (2) Lenders.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the PIP Reserve Account, the Ground Lease Reserve Account, the Environmental Work Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the PIP Reserve Fund, the Ground Lease Reserve Fund, the Environmental Work Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, Operating Lessee or Principal and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Operating Lessee, Principal or any non-member manager; provided that an Excluded Entity shall not be a Restricted Party and with respect to clause (b), excluding any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower, Principal or Operating Lessee. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

“Restricted Pledge Party” shall mean, collectively, Borrower, Operating Lessee, Principal, or any other direct or indirect equity holder in Borrower, Operating Lessee or Principal up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Properties, provided, that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Pledge Party.

“Revolver Borrower” shall mean CorePoint Borrower LLC.

“Revolver Debt Service” shall mean, with respect to any particular period of time, interest payments due under the Revolver Loan.

“Revolver Lender” means, at any time, the lenders, administrative agents and collateral agents under the Revolver Loan. The initial Revolver Lenders are JPMorgan Chase Bank, N.A, KeyBank National Association and Société Générale.

“Revolver Loan” shall mean that certain revolving credit facility made by the Revolver Lender to the Revolver Borrower in an aggregate principal amount of up to $150,000,000, which financing shall be entered into as of the Closing Date, as the same may be amended, replaced, renewed, restructured, increased, extended, restated, supplemented, modified or otherwise refinanced (whether with the same or different lenders and agents) from time to time.

“Revolver Loan Documents” shall mean those certain agreements and documents executed and/or delivered in connection with the Revolver Loan, as the same may be amended, replaced, renewed, restructured, increased, extended, restated, supplemented, modified or otherwise refinanced (whether with the same or different lenders and agents) from time to time.

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sale/Franchise/Brand Management Default Release” shall have the meaning set forth in Section 2.5.2(k) hereof.

“Section 2.7 Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization Vehicle” shall mean each REMIC or Grantor Trust into which all or a portion of the Loan has been transferred.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that complies with the following requirements from and after the date hereof unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized pursuant to a rated Securitization, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i)    is and shall be organized solely for the purpose of (A) in the case of Borrower, (I) acquiring, owning, development, constructing, renovating, improving, selling, leasing, transferring, exchanging, assigning, disposing of, operating, managing, financing, refinancing, holding an ownership interest or otherwise dealing with the Properties and activities incidental thereto, (II) acquiring and owning its limited liability company interest in and managing and acting as the sole member of any Individual Borrower or New TRS Borrower (with respect to any Individual Borrower that is the member of another Individual Borrower or New TRS Borrower), as applicable,

(III) entering into and performing its obligations under the Loan Documents with Lender, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the related Individual Property or as member of the limited liability company that owns the related Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (C) with respect to Operating Lessee, leasing each Individual Property that is subject to the Operating Lease and operating, managing and maintaining each Individual Property subject to the Operating Lease and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)    shall not engage in any business unrelated to the activities set forth in clause (i) of this definition of “Special Purpose Entity”;

(iii)    shall not own any real property other than the Properties;

(iv)    does not have and shall not have assets other than (A) in the case of each Individual Borrower, the related Individual Properties and personal property and fixtures located therein or used in connection therewith necessary or incidental to its ownership and operation of such Individual Property, (B) in the case of any Principal, owning the limited partnership or limited liability company interests in the related Individual Borrower and personal property necessary or incidental to its ownership of such interests, (C) in the case of any Borrower that is the sole member of a New TRS Borrower or another Individual Borrower, owning the limited liability company interests or partnership interests in such New TRS Borrower or other Borrower, as applicable, and personal property necessary or incidental to its ownership of such interests, and (D) in the case of Operating Lessee, owning its leasehold interest in the applicable Properties pursuant to the applicable Operating Lease and personal property necessary or incidental to such ownership;

(v)    shall not engage in, seek, consent to or permit, to the fullest extent permitted by law, (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business other than in connection with a sale of Property or as otherwise permitted by the Loan Documents or (C) in the case of a Principal, any transfer of its partnership or membership interest, except as permitted by the Loan Documents;

(vi)    shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender and, after a rated Securitization, receipt of a Rating Agency Confirmation;

(vii)    if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single member Delaware limited liability company, (B) has two (2) Independent Directors or Independent Managers, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;

(viii)    if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action with respect to itself or, if the corporation is a Principal, with respect to the applicable Loan Party unless two (2) Independent Directors or Independent Managers shall have participated in such vote and shall have voted in favor of such action;

(ix)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one half of one percent (0.5%) of the equity of the limited liability company;

(x)    if such entity is a single member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors or Independent Managers serving as managers of such company, (C) shall not take any Material Action with respect to itself, or any entity for which it is the Principal, as applicable, unless two (2) Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action and (D) shall have two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)    shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate or (2) sell all or substantially all of its assets except as otherwise permitted by the Loan Documents;

(xii)    shall at all times intend to remain solvent and shall pay its debts and liabilities (including, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so; provided, that the foregoing shall not require any member, partner or shareholder of a Special Purpose Entity to make any additional capital contributions to a Special Purpose Entity;

(xiii)    shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv)    shall maintain its bank accounts (except as contemplated by the Loan Documents with respect to any other Loan Party), books of account, books and records separate from those of any other Person and, to the extent that it is required to file income tax returns under applicable law, shall file its own income tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)    intentionally omitted;

(xvi)    except as contemplated by the Loan Documents with respect to each other Loan Party shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;

(xvii)    other than pursuant to Permitted Equipment and Vehicle Leases executed by Manager in its capacity as agent of the applicable Loan Party, shall hold its assets in its own name;

(xviii)    shall conduct its business as a separate and distinct entity under its own name or in a name franchised or licensed to it by Manager, Franchisor or an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;

(xix)     (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity, except as provided herein with respect to each other Loan Party and such assets shall also be listed in such Loan Party’s balance sheet, as applicable;

(xx)    except in each case with respect to each other Individual Borrower, as contemplated by the Loan Documents, shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, provided there is sufficient cash flow to do so, and shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(xxi)    intentionally omitted;

(xxii)    intentionally omitted;

(xxiii)    following the Closing Date shall not incur Indebtedness other than (A) in the case of each Borrower, (i) the Loan, (ii) Permitted Indebtedness, (iii) as may be required pursuant to the Ground Leases, Specified Ground Leases or the Glendale Parking Agreement, and (iv) such other liabilities that such Special Purpose Entity is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law; provided, however, that this covenant shall not require any shareholder, partner or member of Borrower to make additional capital contributions to any such entity; (B) in the case of each Principal, (i) liabilities of Principal as a general partner of a limited partnership, in the capacity as such and (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Loan Party which it holds an interest in and routine administration of the Loan Party which it holds an interest in, provided that (x) the outstanding liabilities at any time shall not exceed $25,000.00 and (y) such liabilities are normal and reasonable under the circumstances; provided, however, that this covenant shall not require any shareholder, partner or member of Principal to make additional capital contributions to any such entity; and (C) in the case of Operating Lessee, (i) Permitted Indebtedness, (ii) as may be required pursuant to a Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, (iii) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law and (iv) such other liabilities that are permitted pursuant to the Loan Documents; provided, however, that this covenant shall not require any shareholder, partner or member of Operating Lessee to make additional capital contributions to any such entity;

(xxiv)    shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted pursuant to the Loan Documents with respect to each other Loan Party or as otherwise imposed by law;

(xxv)    shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate, except (A) with respect to a member of a New TRS Borrower, such member’s limited liability company interest or such partner’s partnership interests in such New TRS Borrower, as applicable, (B) with respect to an Individual Borrower that is a member of another Individual Borrower, such Individual Borrower’s limited liability company interest in such other Individual Borrower, and (C) with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest;

(xxvi)    shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)    shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)    except as contemplated by the Loan Documents with respect to each other Loan Party, shall not pledge its assets to secure the obligations of any other Person;

(xxix)    intentionally omitted;

(xxx)    shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)    shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity), except as is contemplated or provided for in the Loan Documents with respect to each other Loan Party;

(xxxii)    shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it, and has not identified itself and shall not identify itself as a division or department of any other Person;

(xxxiii)    except in each case with respect to each Individual Borrower, as contemplated by the Loan Documents and other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)    shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and, to the fullest extent permitted by law, shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)    if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi)    shall not have any of its obligations guaranteed by any Affiliate except (A) as provided by the Loan Documents with respect to (I) each other Loan Party and (II) the Guaranty and Environmental Indemnity, (B) guaranties of its obligations under any Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, or (C) in connection with the Franchise Agreements or Management Agreements;

(xxxvii)    shall not form, acquire or hold any subsidiary, except (A) any member of a New TRS Borrower’s limited liability company interest in such New TRS Borrower, (B) with respect to any Individual Borrower that is a member of another Individual Borrower, such Individual Borrower’s limited liability company interest in such other Individual Borrower, and (C) with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest;

(xxxviii)    shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix)    shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xl)    intentionally omitted; and

(xli)    shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business.

“Specified Fee Property” shall mean the Individual Property known as Inn #947 – Huntsville located at 4870 University Drive N.W., Huntsville, Texas.

“Specified Ground Lease” shall mean each of the ground leases for the Specified Ground Leased Properties.

“Specified Ground Lessor” shall mean each lessor under a Specified Ground Lease.

“Specified Ground Leased Property” shall mean each of the ground leases described on Schedule III hereto.

“Spin-Off” shall mean that certain transaction as set forth on Schedule V attached hereto.

“Sponsor” shall mean CorePoint Operating Partnership L.P.

“Spread Maintenance End Date” shall mean the Payment Date occurring in December, 2019. With respect to any prepayment made after the Payment Date in November, 2019, but prior to the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.

“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of any Component of the Loan on or prior to the Spread Maintenance End Date for which a Spread Maintenance Payment is due, a payment to Lender in an amount equal to the product of (a) the Applicable Rate Spread applicable to such Component, (b) the portion of the Component of the Loan which is being repaid in excess of the Free Prepayment Amount, and (c) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread

Maintenance End Date and the denominator of which is 360. Notwithstanding the foregoing, with respect to any prepayment made after the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, a rate as of the Closing Date not greater than the rate that when added to the Applicable Rate Spread, yields a per annum interest rate that would result in the Debt Service Coverage Ratio (for purposes of determining the Debt Service) being no less than 1.10:1.00 which for purposes of this Agreement shall be four and fifty six hundredths percent (4.56%) (the “Initial Strike Price”), and (b) as of the commencement date for any Extension Term, a rate not more than the greater of (i) the Initial Strike Price and (ii) the rate that when added to the Applicable Rate Spread, yields a per annum interest rate that would result in the Debt Service Coverage Ratio (calculated assuming that for all times, Applicable Rate Index is equal to the new Strike Price (rather than the then current Strike Price) for purposes of determining the Debt Service) being no less than 1.10:1.00.

“Substitute Guaranty” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Substitute Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(h) hereof.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State in which the applicable Individual Property is located and satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Sweep Accounts” shall have the meaning set forth in Section 2.6.1(e) hereof.

“Sweep Bank” shall have the meaning set forth in Section 2.6.1(e) hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.22 hereof.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee Borrower” shall have the meaning set forth in Section 5.2.10(e) hereof.

“TRIPRA” shall have the meaning set forth in Section 6.1(a) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Unanimous Decisions” shall have the meaning set forth in Section 10.24(b) hereof.

“Unencumbered Borrower” shall have the meaning specified in Section 2.4.2(b) hereof.

“Uniform System of Accounts” shall mean the Eleventh Revised Edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Lodging Association.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).

Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II.

GENERAL TERMS

Section 2.1    Loan Commitment; Disbursement to Borrower.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.3    The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay or discharge any existing loans relating to the Properties, (b) pay all past due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) pay costs and expenses incurred in connection with the Spin-Off, (f) fund any working capital requirements of the Properties and (g) distribute the balance, if any, to Borrower’s equity holders.

2.1.5    Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A, B, C, D, E and F. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$172,500,000
B	$172,500,000
C	$172,500,000
D	$172,500,000
E	$172,500,000
F	$172,500,000

Section 2.2    Interest Rate.

2.2.1    Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of each Component of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the LIBOR Rate for such Component. The total interest accrued under the Loan shall be the sum of the interest accrued on each Component. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of each Component of the Loan for the related Interest Period.

2.2.2    Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period for which the calculation is being made by (b) a daily rate based on the rate described in Section 2.2.3 and a three hundred sixty (360) day year by (c) the outstanding principal balance of such Component of the Loan.

2.2.3    Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, each Component of the Loan shall bear interest at the LIBOR Rate applicable to such Component. The LIBOR Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR Rate Index for the Interest Period commencing on the Closing Date through and including June 14, 2018 shall be the LIBOR Rate Index on the Closing Date, which the parties agree is 1.981%.

(b)    In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market or otherwise the LIBOR Rate Index cannot be determined as provided in the definition of the LIBOR Rate Index as set forth herein, and the Loan has not been converted to an Alternate Rate Loan in accordance with Section 2.2.3(c) below, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c)    If, prior to the Loan being converted from a LIBOR Rate Loan to a Prime Rate Loan in accordance with Section 2.2.3(b) above or following the Loan being converted from a Prime Rate Loan back to a LIBOR Rate Loan in accordance with Section 2.2.3(d) below, Lender has determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the LIBOR Rate Index has been succeeded by an Alternate Rate Index, then the Loan shall be converted from a LIBOR Rate Loan to an Alternate Rate Loan, provided that the same does not violate any Applicable Law and provided that following a rated Securitization involving a REMIC Trust, Lender shall have received an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and the Rating Agencies). Lender may exercise the foregoing conversion right by giving notice of such determination in writing to Borrower at least one (1) Business Day prior to any Determination Date and, if a rated Securitization has occurred involving a REMIC Trust, Lender shall promptly commence and diligently pursue satisfaction of the REMIC opinion requirement set forth herein. If such notice is given, following satisfaction of the REMIC opinion requirement set forth herein, in applicable, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan in accordance with the terms and provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to (i) convert the Loan to a Prime Rate Loan or an Alternate Rate Loan or (ii) convert a LIBOR Rate Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a LIBOR Rate Loan or a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Applicable Rate be less than the Minimum Rate.

(d)    If, pursuant to the terms of Section 2.2.3(b) above, the Loan has been converted to a Prime Rate Loan but thereafter, either (i) the LIBOR Rate Index can again be determined as provided in the definition of the LIBOR Rate Index as set forth herein or (y) Lender has determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the LIBOR Rate Index has been succeeded by an Alternate Rate Index and the Loan can be converted to an Alternate Rate Loan in accordance with Section 2.2.3(c)

hereof, then Lender shall give notice thereof to Borrower and convert the Prime Rate Loan to a LIBOR Rate Loan or to an Alternate Rate Loan, as applicable, by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a LIBOR Rate Loan or an Alternate Rate Loan, as applicable.

(e)    If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Rate Loan or to convert a Prime Rate Loan to a LIBOR Rate Loan shall be canceled forthwith and (ii) any outstanding LIBOR Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f)    In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)    shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Applicable Rate Index hereunder;

(ii)    shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved under the Loan Documents but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii)    shall hereafter subject Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)    shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes)

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(h) and Section 2.7 hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g)    Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or actual third-party expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain the Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain the Loan hereunder and (iii) the conversion pursuant to the terms hereof of the LIBOR Rate Loan to a Prime Rate Loan or an Alternate Rate Loan on a date other than the Payment Date or the first day of the next succeeding Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain the Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations (other than contingent obligations) of Borrower under this Agreement and the other Loan Documents.

2.2.4    Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7    Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, a representative Individual Borrower shall enter into an Interest Rate Cap Agreement, on behalf of itself and the other Borrowers, with a LIBOR strike price no greater than the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender with respect to such matters not otherwise set forth in this Agreement, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the account specified in the Assignment of Interest Rate Cap Agreement, or from and after an Event of Default as directed by Lender, any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed in lieu thereof, (iv) shall be for a period equal to the then existing term of the Loan and (v) shall at all times have a notional amount equal to or greater than the then outstanding principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (as the same may be amended, restated, replaced or otherwise modified from time to time, the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Assignment of Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into a Concentration Account) and shall notify the Acceptable Counterparty of such assignment.

(b)    Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be directly deposited immediately into a Concentration Account or, during the continuance of an Event of Default, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s prior reasonable consent.

(c)    In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency such that it is no longer an Acceptable Counterparty, Borrower shall replace or cause the cap provider to replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than the period of time provided for in such Interest Rate Cap Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days), provided, Borrower shall not be required to replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement so long as within ten (10) Business Days of such downgrade, withdrawal or qualification, the Acceptable Counterparty under the Interest Rate Cap Agreement either (x) provides a guarantor of its obligations that is an Acceptable Counterparty pursuant to such terms as are acceptable to the Approved Rating Agencies or (y) delivers collateral to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are acceptable to the Approved Rating Agencies.

(d)    In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)    In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within ten (10) Business Days following the later of (x) the date upon which an Interest Rate Cap Agreement is required pursuant to Section 2.2.7(a), (y) the first day of any applicable Extension Term and (z) the date Lender approves the confirmation memorializing such Interest Rate Cap Agreement (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender, and (b) an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)    the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)    the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)    all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)    the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)    At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify the Acceptable Counterparty of such release.

(g)    Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, if, at any time, Lender converts the Loan to either a Prime Rate Loan or an Alternate Rate Loan in accordance with Section 2.2.3 above (each, a “Rate Conversion”), then:

(i)    within thirty (30) days after such Rate Conversion, Borrower shall enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement); and

(ii)    following any Rate Conversion (provided Lender has not converted the Loan back to a LIBOR Rate Loan in accordance with Section 2.2.3(d) hereof), in lieu of satisfying the condition described in Section 2.8(c) with respect to any upcoming Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Term.

(h)    As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate cap agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to an Assignment of Interest Rate Cap Agreement (or substantially similar collateral assignment) and shall contain each of the following:

(i)    a term expiring no earlier than (A) in the case of Section 2.2.7(g)(i), the Initial Maturity Date, or to the extent that a rated Securitization has occurred, the end of the Interest Period in which the Initial Maturity Date occurs and (B) in the case of clause Section 2.2.7(g)(ii) above, the last day of the requested Extension Term, or to the extent that a rated Securitization has occurred, the end of the Interest Period in which the last day of the requested Extension Term occurs;

(ii)    the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii)    it provides that the only obligation monetary and material of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof and there are no other conditions to effect such Substitute Interest Rate Cap Agreement;

(iv)    it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion), for the term of the Substitute Interest Rate Cap Agreement, a hedge or protection against the risk of rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (g)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (g)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.2.7(h), would have been required to have been delivered by Borrower pursuant to Section 2.8(c) below as a condition to the requested Extension Term; and

(v)    without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) of Section 2.2.7(a) hereof.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement. Notwithstanding the foregoing, Lender acknowledges and agrees that Borrower shall have the right, in lieu of delivering a new Substitute Interest Rate Cap Agreement to satisfy the foregoing, to modify the then existing Interest Rate Cap Agreement so that it satisfies the conditions set forth in clauses (i) – (v) of the definition of “Substitute Interest Rate Cap Agreement” herein.

(i)    Notwithstanding anything to the contrary set forth in this Section 2.2.7, Borrower shall not be required to obtained a Substitute Interest Rate Cap Agreement during any period when the Loan is outstanding as a Prime Rate Loan or an Alternate Rate Loan if a Substitute Interest Rate Cap Agreement is not then commercially available. If Borrower is not required to obtain a Substitute Interest Rate Cap Agreement pursuant to the terms of this Section 2.2.7, then Borrower shall deliver to Lender an alternative to a Substitute Interest Rate Cap Agreement that (i) is reasonably acceptable to Lender and the Rating Agencies; provided that if a Rating Agency Confirmation is delivered, no Lender consent shall be required and (ii) provides Lender substantially the same protection as the Interest Rate Cap Agreement.

Section 2.3    Loan Payment.

2.3.1    Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including June 14, 2018, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in July, 2018 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period and then to any other amounts due and unpaid pursuant to this Agreement and the other Loan Documents. The Monthly Debt Service Payment Amount paid pursuant to this Section 2.3.1 shall be applied: (i) first, to the payment of interest due and payable on Component A; (ii) second, to the payment of interest due and payable on Component B; (iii) third, to the payment of interest due and payable on Component C; (iv) fourth, to the payment of interest due and payable on Component D; (v) fifth, to the payment of interest due and payable on Component E; and (vi) sixth, to the payment of interest due and payable on Component F.

2.3.2    Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include June 14, 2018. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal of the Loan due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including, (x) if such payment occurs prior to a rated Securitization, the Maturity Date or (y) if such payment occurs following a rated Securitization, the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law.

2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4    Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment (except that no late fee shall be payable in respect of a late payment of the outstanding principal balance of the Loan on the Maturity Date, whether or not accelerated). Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than (a) 11:00 a.m., New York City time, for all payments other than the payment due on the Maturity Date and (b) 2:00 p.m., New York City time, for the payment due on the Maturity Date, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4    Prepayments.

2.4.1    Voluntary Prepayments. (a) Borrower may prepay the Loan in whole or in part at any time and from time to time provided, that (i) no Event of Default is continuing as of the date of the applicable prepayment; (ii) Borrower gives Lender not less than ten (10) days’ prior written notice of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment which notice shall be revocable or subject to modification (including extension of the intended prepayment date) by Borrower at any time (the “Prepayment Notice”); (iii) if such prepayment occurs following a rated Securitization of the Loan and is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(a), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(a), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including (x) if such prepayment occurs prior to a rated Securitization of the Loan, the date on which such prepayment is made or (y) if such prepayment occurs following a rated Securitization of the Loan, the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment or, if such prepayment occurs on a Payment Date, interest which would have accrued on the amount of the Debt to be prepaid through and including the last day of the Interest Period related to such Payment Date (all such interest payable under this clause (y), the “Additional Interest”); (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Lender) and all of Lender’s reasonable, actual out-of-pocket costs and expenses

(including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan and any actual out-of-pocket costs and expenses incurred in connection with a rescinded or extended Prepayment Notice; and (C) if such prepayment is made prior to the Spread Maintenance End Date and exceeds the Free Prepayment Amount, the Spread Maintenance Payment on the amount in excess of the Free Prepayment Amount.

(b)    Notwithstanding the other provisions of this Section 2.4.1, Borrower shall be permitted to prepay the Loan by an amount not to exceed twenty percent (20%) of the original principal balance of the Loan, in the aggregate (the “Free Prepayment Amount”), at any time without any Spread Maintenance Payment or other prepayment penalty, premium or charge, provided (i) there is no Event of Default continuing as of the date of the applicable prepayment, (ii) Borrower provides a Prepayment Notice to Lender in the manner specified in Section 2.4.1(a), (iii) Borrower pays Lender, in addition to the amount to be prepaid, if such prepayment occurs following a rated Securitization of the Loan and is made during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, Borrower shall pay to Lender the Interest Shortfall amount, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(b), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(b), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency and (iv) Borrower pays Lender all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to, all of Lender’s third party reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such prepayment pursuant to Section 2.4.1(a), including, without limitation, any actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no additional Breakage Costs shall be payable to Lender) and costs and expenses associated with any revoked or extended Prepayment Notice. Notwithstanding anything to the contrary in this Section 2.4, any prepayment of the Free Prepayment Amount shall be applied pro rata among the Components.

2.4.2    Mandatory Prepayments. (a) In the event Lender actually receives any Net Proceeds relating to an Individual Property, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, on the next occurring Payment Date following the date on which Lender receives such Net Proceeds to be applied in accordance with this Section 2.4.2, Borrower shall prepay or authorize Lender to apply such Net Proceeds Prepayment as a prepayment of all or a portion of the outstanding principal balance of the Loan in an amount equal to the aggregate of (a) the Net Proceeds up to an amount equal to the Adjusted Release Amount for such Individual Property, (b) following a rated Securitization, all Additional Interest and (c) the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article VI hereof, excluding any Breakage Costs (collectively, the “Mandatory Prepayment Amount”). Amounts paid to or applied by Lender as a Mandatory Prepayment Amount shall first be applied to amounts required to be paid by Borrower to Lender pursuant to clause (c) above and then to the amounts set forth in clauses (a) and (b) simultaneously. Except during the continuance of an Event of Default, any Net Proceeds Prepayment to be applied pursuant to this Section 2.4.2 hereof in excess of the Mandatory Prepayment Amount shall be applied to Borrower. After the occurrence of and during the continuance of an Event of Default, Lender may apply such Net Proceeds Prepayment to the Debt (until paid in full) in any order or priority in its sole discretion. No Spread Maintenance Payment or other premium, penalty or charge shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Amortized Release Amount with respect to such Individual Property shall be reduced in accordance with its definition; provided, that nothing herein shall be construed to reduce the aggregate Adjusted Release Amount for any Individual Property required to be paid to Lender prior to obtaining a release of the applicable Individual Property. Lender shall provide to Borrower, upon ten (10) days’ prior notice, (i) a release of the Individual Property (and any related collateral) if (A) at any time the Amortized Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request, or (B) Lender is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (ii) a release of the portion of an Individual Property that is subject to a Condemnation. Notwithstanding anything in this Agreement to the contrary, any prepayment made pursuant to this Section 2.4.2(a) shall not count towards the Free Prepayment Amount.

(b)    In connection with any release under this Section 2.4.2, in the event that such release would result in the release of all Individual Properties held by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan pursuant to the Loan Documents, and shall no longer be considered an Individual Borrower for purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 Financing Statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to such Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of such Unencumbered Borrower from its obligations under the Loan Documents. All reasonable third party costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

(c)    As provided in Section 6.4(f) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(f) shall be in the amount of the Adjusted Release Amount in respect of the applicable Individual Property. No Spread Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

2.4.3    Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Spread Maintenance Payment (to the extent the amount prepaid is in excess of the Free Prepayment Amount) if such tender or recovery occurs prior to the Spread Maintenance End Date, and (ii) following a rated Securitization, the Additional Interest. After the occurrence and during the continuance of an Event of Default, Lender may apply such payment to the Debt (until paid in full) in any order or priority in its sole discretion.

2.4.4    Application of Prepayments to Components. Except for any prepayment made prior to a rated Securitization of the Loan and any prepayment of any portion of the Free Prepayment Amount made after a rated Securitization of the Loan, any mandatory prepayment of the principal of the Loan made pursuant to Section 2.4.2 hereof and any other voluntary prepayments of principal of the Loan made pursuant to Section 2.4.1 or otherwise when no Event of Default exists shall be applied by Lender between the Components as follows: (a) first, to the reduction of the outstanding principal balance of Component A, until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (iv) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, (v) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, and (vi) sixth, to the reduction of the outstanding principal balance of Component F until reduced to zero. Any prepayment made prior to a rated Securitization of the Loan and any prepayment of any portion of the Free Prepayment Amount made after a rated Securitization of the Loan shall be applied to each Component of the Loan on a pro rata pari passu basis. Notwithstanding the foregoing to the contrary, during the continuance of any Event of Default, any payment of principal from whatever source may be applied by Lender among the Components in Lender’s sole discretion.

Section 2.5    Release of Property. Except as set forth in Section 2.4.2 or this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation or Casualty shall be governed by and made in accordance with Section 2.4.2, Section 6.3 and Section 6.4 hereof.

2.5.1    Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5.1 have been satisfied or the Loan is repaid in full on the Maturity Date, all of the Properties shall be released from the Liens of their respective Mortgages and the other Loan Documents, except those obligations expressly stated to survive repayment of the Loan. In lieu of a release of the Lien of any Mortgage, at Borrower’s option, it may obtain an assignment thereto to one or more designees in accordance with Section 2.5.4 hereof.

(b)    Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release (or assignment) of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Each release (or assignment) shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (or assignment), together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements and (ii) will effect such release (or assignment) in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with such release (or assignment) and the then current reasonable and customary fee being assessed by Servicer, if any, to effect such release (or assignment).

2.5.2    Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4.1 and this Section 2.5.2 have been satisfied, and provided that no Event of Default has occurred and is continuing, Borrower may, at any time, obtain the release of such Individual Property from the Lien of the Mortgage thereon (or at Borrower’s option, an assignment thereof to one or more designees of Borrower, including an Affiliate of Borrower) and the related Loan Documents, and the release of Borrower’s and/or Operating Lessee’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated in the Loan Documents to survive), upon the satisfaction of all of the following conditions:

(a)    The amount of the outstanding principal balance of the Loan to be prepaid shall equal the Adjusted Release Amount for the applicable Individual Property (without duplication to amounts paid pursuant to Section 6.4(f) or Section 8.1(a)(xix) hereunder), and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder including, without limitation, the payment of any applicable Spread Maintenance Payment then required (if any);

(b)    Subsequent to such release, each Individual Borrower, Operating Lessee and Principal shall continue to be a Special Purpose Entity;

(c)    Intentionally omitted;

(d)    Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release (or assignment) of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release (or assignment) shall be in a form appropriate in each jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender acting reasonably, including any standard provisions, if any, protecting the rights of the releasing (or assigning) lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (or assignment), together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release (or assignment) in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens and security interests granted under the Loan Documents and not being released (or assigned) (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released (or assigned));

(e)    After giving effect to any such release occurring on such date, the Debt Yield as determined by Lender for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the greater of (x) the Closing Date Debt Yield and (y) the lesser of (I) the Debt Yield for all of the Properties subject to the Liens of the Mortgages immediately prior to giving effect to all applicable releases and (II) seventeen and seventy three hundredths percent 17.73% (the “Release Debt Yield”).

(f)    Intentionally omitted;

(g)    Intentionally omitted;

(h)    Borrower shall reimburse Lender and Servicer, if any, for any reasonable third party costs and expenses arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release to the extent such costs have not already been paid directly by Borrower, (i) all recording charges, filing fees, similar taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release in an amount not to exceed the lesser of (a) $2,000 with respect to the release of any Individual Property and (b) $10,000 with respect to the coordinated release (simultaneously on or about the same date) of five (5) or more Properties;

(i)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount or (ii) the least of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s-length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property as reasonably determined by Lender at the time of the release, or (C) an amount such that the Loan-to-Value Ratio after giving effect to the release of the applicable Individual Property is not greater than the Loan-to-Value Ratio immediately prior to such release, unless Lender receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property;

(j)    In connection with any release under this Section 2.5, in the event that such release would result in an Unencumbered Borrower, such Unencumbered Borrower shall be released by Lender from the obligations of the Loan Documents, except with respect to those obligations that are expressly provided herein to survive repayment of the Loan. In connection with a release or cancellation of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 Financing Statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable third party costs and expenses incurred by Lender in connection with such release shall be paid by Borrower;

(k)    Notwithstanding anything to the contrary contained herein, in the event that (i) in connection with a sale of a Property to a third party that (A) is terminated prior to closing of the sale for a reason other than a default by Borrower or Operating Lessee thereunder, (B) with respect to such sale Borrower or Operating Lessee had agreed to irrevocably terminate the applicable Franchise Agreement and/or Brand Management Agreement or has paid Franchisor or Brand Manager any termination fee, liquidated damages or penalty under the applicable Franchise Agreement or Brand Management Agreement notwithstanding that the sale has terminated, and (C) Borrower or Operating Lessee, as applicable, provides written notice to Lender within five (5) Business Days from such termination electing to release such Individual Property, (ii) the Franchise Agreement or Brand Management Agreement for any Individual Property is terminated by Franchisor or Brand Manager as a result of a default by Borrower or Operating Lessee, as applicable, thereunder and Borrower or Operating Lessee, as applicable, provides written notice to Lender within five (5) Business Days from such termination electing to release such Individual Property or (iii) (A) there is a material default by Borrower or Operating Lessee, as applicable, under any Franchise Agreement or Brand Management Agreement beyond any applicable notice or grace period that permits the Franchisor or Brand Manager thereunder to terminate or cancel the Franchise Agreement or Brand Management Agreement, (B) Lender has delivered a Franchise Default Election Notice or a Brand Manager Default Election Notice, as such terms are defined herein, with respect thereto, (C) Borrower elects to release such Individual Property by delivering written notice to Lender within forty-five (45) days from delivery of such Franchise Default Election Notice or Brand Manager Default Election Notice (in the case of items (i), (ii) and (iii), a “Borrower Franchise Default” or a “Borrower Brand Management Default” as applicable) and (D) Borrower has demonstrated to Lender that it (or Operating Lessee, as applicable) has diligently in good faith pursued a cure of such Borrower Franchise Default or Borrower Brand Management Default (which cure, for the avoidance of doubt, shall not require any capital contribution to Borrower or Operating Lessee to effectuate any cure or any obligation of Borrower or Operating Lessee, as applicable, to use operating income or Rents from any Property other than the Individual Property that is the subject of the Borrower Franchise Default or Borrower Brand Management Default to effectuate such cure), in each case, Borrower shall be permitted to obtain a release of such Individual Property (“Sale/Franchise/Brand Management Default Release”). In connection with any Sale/Franchise/Brand Management Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.5.2 (including the payment of the Adjusted Release Amount), except that Borrower shall not be required to satisfy the Release Debt Yield as set forth in Section 2.5.2(e). Any prepayment of the Loan in connection with a Sale/Franchise/Brand Management Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1 (other than the requirement to provide ten (10) days’ prior written notice);

(l)    Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Ground Leased Property in order to cure an Event of Default in connection with a default under the Ground Lease that was not caused by Borrower or Operating Lessee, as applicable, in bad faith to circumvent the requirements of this Section 2.5.2 (“Ground Lease Default Release”). In connection with any Ground Lease Default Release, Borrower shall be required to satisfy the conditions set forth in Section 2.5.2 (including the payment of the Adjusted Release Amount), except that Borrower shall not be required to satisfy the Release Debt Yield as set forth in Section 2.5.2(e). Any prepayment of the Loan in connection with a Ground Lease Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1 (other than the requirement to provide ten (10) days’ prior written notice); provided, that no Spread Maintenance Payment or other premium, penalty or charge shall be due in connection with any prepayment made in connection with a Ground Lease Default Release and such prepayment shall not count towards the Free Prepayment Amount;

(m)    Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Individual Property in order to cure a Default or Event of Default related to such Individual Property provided that (i) prior to releasing such Individual Property, Borrower or Operating Lessee, as applicable, uses commercially reasonable efforts to cure such Default or Event of Default, which efforts shall not require any capital contribution to Borrower or Operating Lessee to effectuate any cure or any obligation of Borrower or Operating Lessee, as applicable, or require Borrower or Operator to use any operating income or Rents from the Property other than the Individual Property subject to such Default or Event of Default to effectuate such cure, and (ii) such Default or Event of Default was not caused by Borrower or Operating Lessee, as applicable, in bad faith to circumvent the requirements of this Section 2.5.2 (“Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in Section 2.5.2 (including the payment of the Adjusted Release Amount), except that Borrower shall not be required to satisfy the Release Debt Yield as set forth in Section 2.5.2(e). Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1 (other than the requirement to provide ten (10) days’ prior notice).

2.5.3    Release in Connection with a Sale to Third-Party. Notwithstanding the provisions of Section 2.5.2(e), with respect to a requested release of an Individual Property in conjunction with the sale of such Individual Property in an arm’s-length transaction to a third party purchaser, if after giving effect to the release the Release Debt Yield would not be satisfied, Borrower shall be permitted to obtain a release (or assignment) of the Lien of the Mortgage (a “Low Debt Yield Release”), provided that Borrower shall satisfy all of the conditions set forth in Section 2.5.2 (other than Section 2.5.2(e)) except that in lieu of paying the applicable Adjusted Release Amount in connection with such release pursuant to Section 2.5.2(a), Borrower shall pay to Lender, an amount equal to the greater of (A) the Adjusted Release Amount applicable to such Individual Property and (B) the lesser of (I) one hundred percent (100%) of the net cash proceeds actually received by Borrower from such Individual Property (net of any reasonable and customary closing costs associated with the sale of such Individual Property) and (II) the amount of a prepayment of the Loan that would be necessary to, after giving effect to the requested release of the applicable Individual Property, satisfy the Release Debt Yield. In the case of any payment required to be made pursuant to clause (B) hereof, the portion of such payment equal to the difference between the required payment under this Section 2.5.3 and the Adjusted Release Amount for such Individual Property shall be applied to prepay the Loan in accordance with the provisions of Section 2.4.1 of this Agreement. Any such prepayment pursuant to this Section 2.5.3 shall be deemed a voluntary prepayment for all purposes hereunder, including, without limitation, the payment of any applicable Spread Maintenance Payment.

2.5.4    Assignment of Mortgage. Upon the request of Borrower in connection with the release of any Individual Property pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage and a partial assignment of the portion of the Note equal to the principal amount of the Debt being prepaid in connection with the release, in each case, with respect to such Individual Property without representation, recourse, covenant or warranty of any nature, express or implied, in lieu of the release. Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Mortgage to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such release if and to the extent a reasonably prudent Lender would impose such requirements or procedures.

2.5.5    Release of Release Parcels. Lender agrees that, upon the request of Borrower, Borrower may obtain the release of unimproved non-income producing land located at an Individual Property (i) for which no value was attributed to such unimproved non-income producing land in the appraisal received by Lender with respect to such Individual Property in connection with the closing of the Loan or (ii) is otherwise unimproved non-income producing land (each such piece of land, a “Release Parcel”) and the release of Borrower’s and the Operating Lessee’s obligations under the Loan Documents with respect to each such Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive) without any requirements to pay any portion of any Allocated Loan Amount, Release Amount, prepayment fee, Spread Maintenance Payment or otherwise shall be subject to the satisfaction of each of the following conditions:

(a)    Borrower shall deliver notice to Lender of the proposed release of such Release Parcel, which notice shall include the name of the proposed transferee, and no Event of Default shall be continuing on the date that the Release Parcel is released from the Lien of the Mortgage thereon;

(b)    Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Parcel for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Release Parcel in question is located;

(c)    If the Release Parcel is not already a legally subdivided parcel, then as of or prior to the transfer and release of the Release Parcel in question, (i) each applicable municipal authority exercising jurisdiction over such Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Release Parcel from the remainder of the affected Individual Property, which shall trigger issuance of a separate tax identification number for the Release Parcel in question (with the result that, upon the transfer and release of the Release Parcel in question, no part of the remaining affected Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Release Parcel) or (ii) an application has been made under local law to the appropriate Governmental Authority for approval of a lot-split ordinance or other application action and for a separate tax identification number for the Release Parcel and the transferee and transferor Borrower shall have otherwise entered into a property tax allocation agreement which has the same economic effect of a tax lot subdivision;

(d)    such release of the Release Parcel shall not result in a zoning violation or a default under any Lease or material agreement which Borrower is a party to;

(e)    intentionally omitted;

(f)    If reasonably necessary, appropriate reciprocal easement agreements and other Permitted Encumbrances for the benefit and burden of the remaining Individual Property and the Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(g)    the Special Purpose Entity nature and bankruptcy remoteness of Borrower and Operating Lessee following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that neither Borrower nor Operating Lessee shall be required to deliver a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion.

(h)    Borrower shall have delivered an Officer’s Certificate to the effect that (i) to such officer’s knowledge, the conditions in subsection (a)–(g) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Release Parcel and (ii) that the release of the applicable Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the applicable Release Parcel (and if the Release Parcel is not already a legally subdivided parcel and there are Legal Requirements that are required to be satisfied after the lot split, that Borrower and Operating Lessee shall comply with such applicable Legal Requirements);

(i)    if the Release Parcel is not already a legally subdivided parcel, then to the extent that any adjacent parcels to the Release Parcel shall remain collateral for the Loan and the same were not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered a new Survey with legal descriptions for such remaining parcels that are collateral for the Loan;

(j)    if reasonably requested by Lender, Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy (to the extent available in the applicable state) solely with respect to the Individual Property being affected by the release of the Release Parcel that (i) extends the date of the Title Insurance Policy to the effective date of the release (without any requirement to extend the date of any tie-in endorsement or other endorsement relating to other Properties), (ii) insures the priority of the Mortgage is not affected, and (iii) insures the rights and benefits of any new or amended reciprocal easement agreement affecting the Individual Property;

(k)    Lender shall have received payment of all Lender’s reasonable third party out-of-pocket costs and expenses, including reasonable counsel fees, disbursements and the current fee being assessed by any Servicer to effect such release, incurred in connection with the release of the Release Parcel from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith;

(l)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio exceeds or would exceed 125% immediately after giving effect to the release of the applicable Release Parcel, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount or (ii) the least of the following amounts: (A) only if the released Release Parcel is sold, the net proceeds of an arm’s-length sale of the released Release Parcel to an unrelated Person, (B) the fair market value of the released Release Parcel as reasonably determined by Lender at the time of the release, or (C) an amount such that the Loan-to-Value Ratio after giving effect to the release of the applicable Release Parcel is not greater than the Loan-to-Value Ratio immediately prior to such release, unless Lender receives an opinion of counsel that, if this clause (ii) is applicable but not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Release Parcel; and

(m)    Borrower shall simultaneously with the release of the Release Parcel transfer title to the Release Parcel to a Person other than any other Individual Borrower.

2.5.6    Specified Ground Lease/Specified Fee Property Release. Notwithstanding anything to the contrary contained in the Loan Documents other than Section 2.5.2(i) and Section 6.3(b), (i) with respect to the Specified Ground Leased Properties, Borrower shall have the right to cause the release of any of the Specified Ground Leased Properties and (ii) with respect to the Specified Fee Property, Borrower shall have the right to cause the release of the Specified Fee Property. In addition, upon the expiration of the respective applicable Specified Ground Lease, such Specified Ground Leased Property will be released automatically. In either event, in connection with the release of any Specified Ground Leased Property or Specified Fee Property due to Borrower exercising its rights hereunder or the expiration of the respective ground lease for a Specified Ground Lease Property, Borrower shall not be required to satisfy any of the conditions set forth in Section 2.5.2 (except for Section 2.5.2(i)) hereof and no prepayment of the Loan shall be required in connection therewith (except as may be required by Section 2.5.2(i)).

Section 2.6    Cash Management.

2.6.1    Clearing Account/Concentration Account. (a) During the term of the Loan, Operating Lessee shall establish and maintain: (i) with respect to each Individual Property that is not a Brand Managed Property, an Eligible Account (each, a “Clearing Account”, and collectively, the “Clearing Accounts”) with an Eligible Institution in trust for the benefit of Lender, which Clearing Accounts shall be under the sole dominion and control of Lender and entitled as Operating Lessee for the benefit of Lender and (ii) that certain concentration account (the “Concentration Account”) with the Concentration Bank in trust for the benefit of Lender, which Concentration Account shall be under the sole dominion and control of Lender and entitled as Operating Lessee for the benefit of Lender. For the avoidance of doubt, as of the Closing Date, there are no Clearing Accounts as each Individual Property is a Brand Managed Property and is subject to the Concentration Account.

(b)    For each Individual Property other than a Brand Managed Property, Operating Lessee shall (i) cause the delivery of irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to such Individual Property directly to a Clearing Account and (ii) cause each Manager to deposit all amounts received by Borrower, Operating Lessee or such Manager constituting Rents into the applicable Clearing Account, not less than two (2) times per week during the term of the Loan. For each Brand Managed Property, Borrower and Operating Lessee shall cause each Brand Manager pursuant to the applicable Management Agreement to, and each Brand Manager shall, deliver directly to the applicable Concentration Account all income and proceeds to which Borrower or Operating Lessee is entitled pursuant to the applicable Management Agreement within one (1) Business Day after the applicable Individual Borrower or Operating Lessee is entitled to distributions pursuant to such Management Agreement. In the event such amounts are mistakenly delivered directly to the related Individual Borrower or Operating Lessee, such Individual Borrower or Operating Lessee shall deliver such amounts to the applicable Clearing Account or Concentration Account, as applicable, not less than two (2) times per week during the term of the Loan. For the avoidance of doubt, capital contributions of the indirect owners of Borrower or Operating Lessee shall not constitute Rents.

(c)    To the extent open as of the date hereof, Operating Lessee hereby grants to Lender a first priority security interest in (i) each Clearing Account and all deposits at any time contained therein and the proceeds thereof and (ii) the Concentration Account and all deposits at any time contained therein and the proceeds thereof, and in each case, will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in each Clearing Account and Concentration Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Lender and Servicer shall have the sole right to direct withdrawals from each Clearing Account and the Concentration Account in accordance with and subject to the Clearing Account Agreements and Concentration Account Agreement and all costs and expenses for establishing and maintaining each Clearing Account and the Concentration Account shall be paid by Operating Lessee. All monies now or hereafter deposited into each Clearing Account and the Concentration Account shall be deemed additional security for the Debt.

(d)    Intentionally Omitted.

(e)    Operating Lessee has obtained from each Concentration Bank (each a “Sweep Bank” and the accounts held by such Sweep Bank pursuant to the applicable Concentration Account Agreement or Clearing Account Agreement, the “Sweep Accounts”), its agreement to transfer to the Cash Management Account (other than a reasonable peg balance and the reasonable fees of each Sweep Bank as more particularly described in the applicable Concentration Account Agreement or Clearing Account Agreement), during a Cash Trap Period and upon notice to Sweep Bank of such Cash Trap Period, in immediately available funds by federal wire transfer or ACH transfer, all amounts on deposit in the applicable Sweep Account not less than two (2) times per week (the “Cash Trap Sweep Instructions”). In the event of a Cash Trap Event Cure, Lender shall, within three (3) Business Days of Borrower’s written request, provide notice of such Cash Trap Event Cure to each Sweep Bank under each applicable Concentration Account Agreement or Clearing Account Agreement that the Cash Trap Sweep Instructions are no longer in effect and that all amounts on deposit in each Sweep Account shall be transferred by each Sweep Bank to an account designated by Borrower. In the event a Cash Trap Period is not in effect, all amounts on deposit in each Sweep Account shall be transferred by each Sweep Bank to an account designated by Borrower.

(f)    Subject to Priority Waterfall Payments made pursuant to Section 3.5 of the Cash Management Agreement and Section 2.6.2(e) hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in each Clearing Account, each Concentration Account and the Cash Management Account to the payment of the Debt in any order in its sole discretion, subject to the terms of Section 7.7 of this Agreement.

(g)    Each Clearing Account and each Concentration Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower, Operating Lessee, Manager, the applicable Clearing Bank, or the applicable Concentration Bank, as applicable.

(h)    Neither Borrower nor Operating Lessee shall further pledge, assign or grant any security interest in any Clearing Account or any Concentration Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i)    Borrower and Operating Lessee shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and actual and out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with any Clearing Account and/or the Clearing Account Agreements or the Concentration Account and/or the Concentration Account Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Clearing Accounts or the Concentration Account were established.

2.6.2    Cash Management Account. (a) Upon the occurrence of a Cash Trap Event, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled as set forth in the Cash Management Agreement. Operating Lessee hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Neither Borrower nor Operating Lessee will in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower. Within five (5) Business Days of Lender’s written confirmation to Borrower of the opening of the Cash Management Account, Borrower shall cause to be delivered to Lender a legal opinion in form and substance reasonably acceptable to Lender with respect to the creation and perfection of a security interest in favor of Lender in the Cash Management Account.

(b)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)    Subject to Section 2.6.2(e) hereof, all funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender pursuant to the terms of any Loan Document in such order and priority as Lender shall determine, subject to the terms of Section 7.7 of this Agreement.

(d)    Borrower and Operating Lessee hereby agree that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide prior written notice thereof to Borrower no less than five (5) Business Days prior to such modification.

(e)    Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, notwithstanding the existence of an Event of Default, prior to a Priority Payment Cessation Event, Lender shall apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments or, provided that all Priority Waterfall Payments have been made, for Protective Advances as reasonably determined by Lender. During the continuance of an Event of Default, any amounts remaining in the Cash Management Account after payment of the Priority Waterfall Payments and Protective Advances (to the extent a Priority Payment Cessation Event has not occurred) shall be applied by Lender in such order and priority as Lender shall determine, subject to the terms of Section 7.7 of this Agreement.

2.6.3    Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7    Withholding Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.7, the term “Loan Documents” shall not include the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement or any other document with respect thereto, and the term “applicable law” shall include FATCA.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)    to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit C-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Section 2.7 Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to a withholding Section 2.7 Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7 for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.

(h)    Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.7, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

Section 2.8    Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for five (5) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)    no Event of Default shall have occurred and be continuing at the commencement of the applicable Extension Term;

(b)    Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with same);

(c)    if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall (i) obtain and deliver to Lender on or prior to the first day of such Extension Option, one or more Replacement Interest Rate Cap Agreements in form substantially identical to the Interest Rate Cap Agreements delivered to Lender in connection with the closing of the Loan or the exercise of a prior Extension Option or in a form otherwise reasonably acceptable to Lender from an Acceptable Counterparty in a notional amount equal to the then outstanding principal balance of the Loan, which Replacement Interest Rate Cap Agreement shall have an Applicable Rate Index strike price that is not greater than the Strike Price and be effective commencing on or prior to the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised and (ii) deliver within ten (10) Business Days following the date Lender approves the confirmation memorializing such Replacement Interest Rate Cap Agreement, an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Closing Date, together with legal opinions of counsel to the counterparty and Borrower as reasonably required by Lender;

(d)    The Applicable Rate Spread shall be increased for each Component by 15 basis points (0.15%) (which rate increase shall be applied to each Component on a pro rata basis) from and after the Interest Period applicable to the Payment Date in July, 2023; and

(e)    The Applicable Rate Spread shall be increased for each Component by 10 basis points (0.10%) (which rate increase shall be applied to each Component on a pro rata basis) from and after the Interest Period applicable to the Payment Date in July, 2024.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1    Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the term sheet for the Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Each Individual Borrower and Operating Lessee represent and warrant as of the Closing Date that:

4.1.1    Organization. Each of Borrower, Principal and Operating Lessee has been duly organized and is validly existing and in good standing with requisite power and authority to own or lease the applicable Individual Property and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each of Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the applicable Individual Property and to transact the businesses in which it is now engaged, except to the extent the failure to possess such rights, licenses and permits would not reasonably be expected to materially and adversely affect Borrower, Operating Lessee or any Individual Property. Except as otherwise set forth in subsection (i) of the definition of “Special Purpose Entity”, the sole business of Borrower and Operating Lessee is the ownership, leasing, management and operation of the related Properties. The ownership interests in Borrower and Operating Lessee are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2    Proceedings. Each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and Operating Lessee, as applicable, and constitute legal, valid and binding obligations of Borrower and Operating Lessee, as applicable, enforceable against Borrower and Operating Lessee, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Operating Lessee, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which any of Borrower’s or Operating Lessee’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Operating Lessee or any of Borrower’s or Operating Lessee’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower or Operating Lessee of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

4.1.4    Litigation. Except as set forth on Schedule 4.1.4 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency or any unpaid indemnification obligations for which a claim has been made now pending or to Borrower’s or Operating Lessee’s knowledge, threatened against or affecting Borrower, Principal, Operating Lessee or any Individual Property, which actions, suits, proceedings or any unpaid indemnification obligations, if determined against Borrower, Principal, Operating Lessee or any Individual Property, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Principal and Operating Lessee, taken as a whole, or the condition or ownership of any Individual Property.

4.1.5    Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower and Operating Lessee, taken as a whole, or any Individual Property, or, taken as a whole, Borrower’s and Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or any of the Properties is bound, except to the extent such default would not reasonably be expected to materially and adversely affect Borrower and Operating Lessee, taken as a whole, or any Individual Property. Neither Borrower nor Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower, Operating Lessee or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) Permitted Indebtedness or obligations under the Loan Documents. Other than with respect to the Ground Leases, the Specified Ground Leases, the Glendale Parking Agreement, the Operating Leases, the Management Agreements, the Franchise Agreements and any documents disclosed in the Title Insurance Policies, all agreements or other instruments to which Borrower and/or Operating Lessee is a party or otherwise relating to the Individual Properties are (x) terminable upon no more than thirty (30) days’ prior written notice without penalty or fee or (y) with respect to such agreement or instrument, require Borrower and/or Operating Lessee, as applicable, to make payments during each calendar year during the term of such agreement or instrument in an aggregate yearly amount with respect to any Individual Property that is less than or equal to $350,000.

4.1.6    Title. Borrower has good, marketable and insurable fee simple title to the real property (or a leasehold estate as it relates to the Ground Leased Properties, Specified Ground Leased Properties or the Glendale Parking Agreement) comprising part of each Individual Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Operating Lessee has good, marketable and insurable title to the leasehold estate created by the Operating Lease, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s and Operating Lessee’s interests in the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) to the extent a security interest may be perfected therein by the recording of the Mortgage or the filing of a financing statement under the Uniform Commercial Code, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except as set forth in Schedule 4.1.6 or in the Title Insurance Policies, to Borrower’s and Operating Lessee’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are a Lien prior to, or of equal priority with, the Liens created by the Loan Documents and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects).

4.1.7    Solvency. Neither Borrower nor Operating Lessee has entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and each of Borrower and Operating Lessee has received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s and Operating Lessee’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Operating Lessee’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s and Operating Lessee’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and Operating Lessee’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s and Operating Lessee’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor Operating Lessee intends to, or believes that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or Operating Lessee and the amounts to be payable on or in respect of obligations of Borrower or Operating Lessee). No petition in bankruptcy has been filed against Borrower, Principal, Operating Lessee or any of their respective constituent Persons in the last seven (7) years, and none of Borrower, Principal, Operating Lessee or any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Operating Lessee or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Principal’s or Operating Lessee’s assets or property, and neither Borrower nor Operating Lessee has any knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8    Full and Accurate Disclosure. No statement of fact made by Borrower or Operating Lessee in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, except to the extent any such statement or omission would not be reasonably expected to have a material adverse effect. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower does hereby represent and warrant that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. There is no material fact presently known to Borrower or Operating Lessee which has not been disclosed to Lender which adversely affects, nor as far as Borrower or Operating Lessee can reasonably foresee, would be reasonably likely to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower and/or Operating Lessee.

4.1.9    No Plan Assets. As of the date of this Agreement, neither Borrower nor Operating Lessee is an “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, and none of the respective assets of Borrower nor Operating Lessee constitute “plan assets” of any benefit plan investor within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time (the “Plan Asset Regulations”). Except as could not reasonably be expected, individually or in the aggregate to have a material adverse effect on Borrower, Operating Lessee or any Property, none of Borrower, Operating Lessee or any ERISA Affiliate is obligated to contribute to any employee benefit plan (as so defined) subject to Title IV of ERISA. Assuming compliance by the Lender with paragraph (d) of Section 5.2.9 of this Agreement, transactions contemplated hereunder by or with Borrower or Operating Lessee are not subject to any state or other statute or regulation applicable to Borrower or Operating Lessee with respect to governmental plans within the meaning of Section 3(32) of ERISA which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect and which prohibit the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10    Compliance. Except as set forth on the zoning reports for each Individual Property delivered to Lender on or before the Closing Date, Borrower, Operating Lessee and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent such failure to comply would not reasonably be expected to have a material adverse effect on the Individual Property. Neither Borrower nor Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Operating Lessee or to the best of Borrower’s or Operating Lessee’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents.

4.1.11    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects (or to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date in writing and containing an express reference to any and all such concerns), (ii) accurately represent the financial condition of Borrower, Operating Lessee and the Properties, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that each of Borrower and Operating Lessee represents and warrants that such projections were made in good faith and that neither Borrower nor Operating Lessee has any reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Operating Lessee and are reasonably likely to have a material adverse effect on any Individual Property or the current operation thereof as a hotel, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Operating Lessee from that set forth in said financial statements.

4.1.12    Condemnation. Except as set forth on Schedule 4.1.12 (provided that, except with respect to that certain condemnation at Site #541, the Condemnations on Schedule 4.1.12 are not reasonably expected to have a material adverse effect), no Condemnation or other proceeding has been commenced or, to the best of Borrower’s or Operating Lessee’s knowledge, is threatened or, to Borrower’s or Operating Lessee’s knowledge, contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property, other than to the extent the same would not reasonably be expected to have a material adverse effect on the Individual Property affected thereby.

4.1.13    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14    Utilities and Public Access. Except as set forth in the Title Insurance Policies or the Surveys or except to the extent that there is no material adverse effect on any Individual Property, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses; (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies; and (iii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15    Not a Foreign Person. Neither Borrower nor Operating Lessee (or if any of Borrower or Operating Lessee is a disregarded entity for U.S. federal income tax purposes, such entity’s beneficial owner) is a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16    Separate Lots. Except as set forth in the Title Insurance Policies or on Schedule 4.1.16, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17    Assessments. Except as set forth in the Title Insurance Policies or on Schedule 4.1.17, to Borrower’s or Operating Lessee’s knowledge, there are no pending or, to Borrower’s or Operating Lessee’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent such assessment would not have a material adverse effect on the Individual Property.

4.1.18    Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Operating Lessee or Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding except in accordance with the Loan Documents and the Specified Ground Leased Property in Armonk, New York.

4.1.20    Insurance. Borrower has obtained and has delivered to Lender a certificate of insurance for all Policies (or certified copies of any Policy, to the extent Lender shall have requested the same) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending (except as set forth on Schedule 4.1.20), outstanding or otherwise remain unsatisfied under any such Policy and would reasonably be expected to have a material adverse effect with respect to any Individual Property, Borrower’s or Operating Lessee’s ability to perform its obligations under the Loan Documents and/or Lender’s security interest in such Individual Property, and none of Borrower, Operating Lessee or, to Borrower’s or Operating Lessee’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21    Use of Property. Each Individual Property is used exclusively for hotel purposes, restaurants and other appurtenant and related uses.

4.1.22    Certificate of Occupancy; Licenses. Except as set forth on Schedule 4.1.22 or the zoning reports delivered to Lender in connection with the closing of the Loan, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect, except for where the failure to obtain such licenses or for such licenses to not be in full force and effect does not have a material adverse effect on Borrower and Operating Lessee, taken as a whole, or any Individual Property. Borrower and Operating Lessee shall (or shall cause Manager or an Affiliate of Manager to) keep and maintain all Licenses necessary for the operation of each Individual Property as a hotel to the extent the failure to have such licenses would reasonably be expected to result in a material adverse effect with respect to the Individual Property to which it relates. The use being made of each Individual Property is in conformity in all material respects with the certificate of occupancy, if any, issued for such Individual Property.

4.1.23    Flood Zone. Except as set forth in the Surveys or the flood determinations obtained by Lender or Schedule 4.1.23 attached hereto, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management

Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24    Physical Condition. Except as set forth on Schedule 4.1.24 attached hereto and except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have a material adverse effect on such Individual Property, and except as disclosed in the property condition reports delivered to Lender in connection with the making of the Loan, to Borrower’s and Operating Lessee’s knowledge, (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and neither Borrower nor Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25    Boundaries. Except as set forth in the Surveys, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and, except as disclosed in the Surveys, no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26    Leases. To Borrower’s and Operating Lessee’s knowledge, the Properties are not subject to any Material Leases other than the Material Leases described in the rent roll attached hereto as Schedule 4.1.26 and made a part hereof, which rent roll, to Borrower’s and Operating Lessee’s knowledge, is true, complete and accurate in all material respects as of the Closing Date. With respect to each Individual Property, Borrower or Operating Lessee is the owner and lessor of landlord’s interest in the applicable Leases. To Borrower’s and Operating Lessee’s knowledge, (i) with the exception of hotel guests and patrons and certain telecommunication and antenna licenses and billboard leases, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Material Leases are in full force and effect and neither Borrower nor Operating Lessee has received or delivered written notice that either party is in default under a Material Lease except for (A) defaults which have been cured and (B) defaults that do not, in the aggregate for any Individual Property, have a materially adverse effect. No Rent has been paid more than one (1) month in advance of its due date (except with respect to provision of rooms and banquet and meeting space and services in the ordinary course of business). To Borrower’s and Operating Lessee’s knowledge, no Tenant listed on Schedule 4.1.26 has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as set forth on Schedule 4.1.26, no Tenant has a right or option to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27    Survey. To Borrower’s and Operating Lessee’s knowledge, except as shown in the Title Insurance Policies, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto, except to the extent the same would not reasonably be expected to have a material adverse effect on Borrower and Operating Lessee, taken as a whole, or an Individual Property.

4.1.28    Inventory. Borrower or Operating Lessee is the owner of or leases (or Manager as agent for Borrower or Operating Lessee, as applicable in accordance with the Management Agreement leases) all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each Individual Property. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which they are currently operated.

4.1.29    Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid (or sufficient funds have been escrowed with the applicable title company for such payment), and, under current Legal Requirements, each of the Mortgages are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30    Special Purpose Entity/Separateness. (a) Each Loan Party is a Special Purpose Entity.

(b)    The representations and warranties set forth in this Section 4.1.30 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)    Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and each Loan Party will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. To Borrower’s and Operating Lessee’s knowledge, each entity other than the Loan Parties with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d)    Each Loan Party hereby represents with respect to itself and each other Loan Party that any amendment or restatement of any organizational document of any Loan Party has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(e)    Any amendment or restatement of any Loan Party’s organizational documents was accomplished in accordance with, and was permitted by, the relevant provisions of applicable law and the relevant provisions of said document prior to its amendment or restatement from time to time.

(f)    Except as set forth in Schedule 4.1.30 attached hereto, each Loan Party that is a limited liability company and Principal has at all times had at least one member and each Loan Party that is a limited partnership has at all times had one general partner and one limited partner that were different Persons, as applicable.

(g)    Any payments made pursuant to the Loan Documents to or for the benefit of any Borrower shall constitute distributions to or at the discretion of the applicable equity owner of such entity.

(h)    The Organizational Documents for each Loan Party that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that except for duties to any Loan Party as set forth in the Organizational Documents (including duties to the member and any Loan Party’s creditors solely to the extent of their respective economic interests in such Loan Party, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of a Loan Party, and (iii) the interests of any group of Affiliates of which a Loan Party is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Loan Party’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Loan Party’s that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Loan Party’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Loan Party that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Loan Party’s Organizational Documents. The Organizational Documents for each Loan Party that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that notwithstanding any other provision of the applicable Loan Party’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the applicable Loan Party’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower unless, pursuant to the provisions of Section 9(j)(iii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director. The Organizational Documents of each Loan Party that is not a Delaware limited liability company contain and shall contain terms and provisions similar to the terms and provisions set forth in this subclause (h) to the extent permitted by applicable law.

(i)    Without limiting the foregoing in this Section 4.1.30, and except as set forth on Schedule 4.1.30 each Loan Party (i) has since the date of its formation been duly formed, validly existing and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business, except for immaterial violations that have been cured and cannot otherwise be reasonably expected to have a material adverse effect (ii) subject to its right to contest taxes in good faith by appropriate proceedings, is not involved in any dispute with any taxing authority which is reasonably likely to have a material adverse effect on any Individual Property or the Loan Parties (taken as a whole), (iii) is not now and has never been, party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full, and (iv) has all times since the date of its formation been and operated as a single purpose, bankruptcy remote entity and complied with the then-applicable separateness covenants and other single purpose, bankruptcy remote provisions, if applicable, set forth in its respective then-applicable Organizational Documents.

(j)    Any assignment or transfer of equity interests of any Loan Party by all prior members of such Loan Party to their successor member, and the admission of their successor member as a member of the Loan Party, was accomplished in accordance with, and permitted by, the then-applicable Organizational Documents governing the affairs of such Loan Party at the time of such assignment or transfer and admission, and following each such assignment and admission, such Loan Party was continued without dissolution.

(k)    Each Loan Party has no judgments or Liens of any nature against it except for Section 2.7 Tax liens not yet due and the Permitted Encumbrances.

(l)    Each Loan Party has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition.

(m)    Except as set forth in Section 4.1.30(n) below, each Loan Party has no material contingent or actual obligations not related to the Property, in each case other than in connection (A) with respect to any Individual Borrower that is a member of another Individual Borrower, such Individual Borrower’s limited liability company interest in such other Individual Borrower or (B) with respect to each Principal, such Principal’s general partnership interest and obligations with respect to the Loan Party in which it owns an interest.

(n)    Each Loan Party has no material contingent or actual obligations related to any Previously Owned Property except (i) to the extent such obligations are (x) covered by insurance, or (y) subject to reimbursement from a third-party or (ii) obligations pursuant to the sale of the Previously-Owned Properties.

(o)    Except as disclosed on Schedule 4.1.30, each Loan Party at all times from the date of its formation to the date hereof:

(i)    has been organized solely for the purpose of (A) in the case of Borrower, (I) acquiring, owning, development, constructing, renovating, improving, selling, leasing, transferring, exchanging, assigning, disposing of, operating, managing, financing, refinancing, holding an ownership interest or otherwise dealing with the Properties and the Previously Owned Properties and activities incidental thereto, (II) acquiring and owning its limited liability company interest in and managing and acting as the sole member of any Individual Borrower (with respect to any Individual Borrower that is the member of another Individual Borrower), and (III) transacting lawful business that was incident, necessary and appropriate to accomplish the foregoing or (B) in the case of any Principal, acting as a general partner of the limited partnership that owned the related Individual Property or Previously Owned Property or as member of the limited liability company that owned the related Individual Property or Previously Owned Property and transacting lawful business that was incident, necessary and appropriate to accomplish the foregoing or (C) with respect to Operating Lessee, leasing the applicable Individual Properties and Previously Owned Properties and operating, managing and maintaining the applicable Individual Properties and Previously Owned Properties and transacting lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii)    has not engaged in any business unrelated to the activities set forth in clause (i) of this Section 4.1.30(o);

(iii)    has not owned any real property other than the Properties and the Previously Owned Properties;

(iv)    at no time had any assets other than (A) in the case of each Individual Borrower, the related Individual Properties and Previously Owned Properties and personal property and fixtures located therein or used in connection therewith necessary or incidental to its ownership and operation of such Individual Property and Previously Owned Properties, (B) in the case of any Principal, ownership of the limited partnership or limited liability company interests in the related Individual Borrower and personal property necessary or incidental to its ownership of such interests, (C) in the case of any Borrower that was or is the sole member of another Individual Borrower, ownership of the limited liability company interests or partnership interests in such or other Individual Borrower, and personal property necessary or incidental to its ownership of such interests, and (D) in the case of Operating Lessee, ownership of its leasehold interest in the applicable Properties pursuant to the applicable Operating Lease and personal property necessary or incidental to such ownership;

(v)    has at all times been solvent and, except with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has paid its debts and liabilities (including, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same became due, and maintained adequate capital for the normal obligations that were reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(vi)    has not failed to correct any known misunderstanding regarding the separate identity of such entity;

(vii)    except in connection with the Previously-Owned Properties and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has maintained its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it was required to file income tax returns under applicable law, filed its own income tax returns, except to the extent that it was required by law to file consolidated tax returns and, if it is a corporation, has not filed a consolidated income tax return with any other corporation, except to the extent that it has been required by law to file consolidated tax returns;

(viii)    except in connection with the Previously-Owned Properties and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has not commingled its funds or assets with those of any other Person nor participated in any cash management system with any other Person;

(ix)    other than pursuant to Permitted Equipment and Vehicle Leases executed by a manager in its capacity as agent of the applicable Loan Party, has held its assets in its own name;

(x)    has conducted its business as a separate and distinct entity under its own name or in a name franchised or licensed to it by a manager, franchisor or an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that was on commercially reasonable terms and the manager, or equivalent thereof, under such business management services agreement held itself out as an agent of such Loan Party;

(xi)    except in connection with the Previously-Owned Properties and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has (A) maintained its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shown, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) not permitted its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that any such consolidated financial statement contained a note indicating that such Loan Party’s separate assets and credit were not available to pay the debts of such Affiliate and that the Loan Party’s liabilities did not constitute obligations of the consolidated entity, and such assets were also listed in such Loan Party’s balance sheet;

(xii)    except in each case with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has paid its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and maintained a sufficient number of employees, if any, in light of its contemplated business operations;

(xiii)    except in connection with the Previously-Owned Properties, as have been repaid or otherwise discharged or will be repaid or discharged as of the closing of the Loan and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has not assumed, guaranteed or become obligated for the debts of any other Person, not held out its credit as being available to satisfy the obligations of any other Person and not pledged its assets to secure the obligations of any other Person, in each case except as otherwise imposed by law;

(xiv)    has not acquired obligations or securities of its partners, members or shareholders or any other owner or Affiliate, except in connection with the Previously-Owned Properties, with respect to any Individual Borrower that is a member of another Individual Borrower, such Individual Borrower’s limited liability company interest in such other Individual Borrower, and with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest;

(xv)    has allocated fairly and reasonably any overhead expenses that were shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xvi)    has maintained and used separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity was clearly designated as being the Loan Party’s agent;

(xvii)    except as have been repaid or otherwise discharged or will be repaid or discharged as of the closing of the Loan and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has not pledged its assets to secure the obligations of any other Person;

(xviii)    has maintained its assets in such a manner that it would not have been costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xix)    has not made loans to any Person and has not held evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xx)    has not identified its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it, and has not identified itself as a division or department of any other Person;

(xxi)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which were commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxii)    intentionally omitted;

(xxiii)    except in connection with the Previously-Owned Properties, as have been repaid or otherwise discharged or will be repaid or discharged as of the closing of the Loan and with respect to co-borrowers under prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, has not had any of its obligations guaranteed by any Affiliate; and

(xxiv)    has not formed, acquired or held any subsidiary, except in connection with the Previously-Owned Properties, with respect to any Individual Borrower that is a member of another Individual Borrower, such Individual Borrower’s limited liability company interest in such other Individual Borrower, and with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest.

(p)    Borrower and Lender acknowledge and agree that for purposes of this Section 4.1.30 and the definition of “Special Purpose Entity”, neither LQ Management LLC nor La Quinta Franchising LLC has been, nor is, an Affiliate of Borrower and/or Operating Lessee.

4.1.31    Management Agreement. Each Management Agreement is in full force and effect and, to Borrower’s and Operating Lessee’s knowledge, there is no material default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. Each Management Agreement was entered into on commercially reasonable terms. The aggregate amount of key money and development money to be paid to any Borrower and/or Operating Lessee under the Management Agreements and Franchise Agreements, as of the date hereof, is $0.00.

4.1.32    Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower or Operating Lessee with proceeds of any illegal activity.

4.1.33    No Change in Facts or Circumstances; Disclosure. To Borrower’s and Operating Lessee’s knowledge, all information submitted by and on behalf of Borrower and Operating Lessee to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 4.1.26), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower or Operating Lessee in this Agreement or in any other Loan Document, are true, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same has been corrected by information subsequently delivered to Lender on or prior to the date hereof). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that each of Borrower and Operating Lessee represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower or Operating Lessee, taken as a whole (except to the extent further disclosed in writing to Lender). Each of Borrower and Operating Lessee has

disclosed to Lender all material facts known to Borrower and Operating Lessee and has not failed to disclose any material fact known to Borrower or Operating Lessee that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34    Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35    Embargoed Person. As of the date hereof, (a) none of the funds or other assets of Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government targeted by trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) none of the funds or other assets of Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) none of the funds of Borrower or any other Loan Party have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. The representations and warranties of Borrower and Operating Lessee set forth in this Section 4.1.35 hereof shall be qualified to Borrower’s knowledge with respect to any shareholders or owners of stock or equity interest owning less than five percent (5%) that are publicly traded on any nationally or internationally recognized stock exchange, and with respect to shareholders holding five percent (5%) or more of any interests that are publicly traded on any nationally or internationally recognized stock exchange, the representation shall be made upon the later of (i) the date Borrower is notified of such transfer and (ii) ten (10) Business Days following such transfer.

4.1.36    Principal Place of Business; State of Organization. Borrower’s and Operating Lessee’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower and Operating Lessee are organized under the laws of the State of Delaware and their organizational identification numbers are listed in Schedule 4.1.36.

4.1.37    Reserved.

4.1.38    Reserved.

4.1.39    Ground Lease. Except as set forth on Schedule 4.1.39, each Ground Lease, together with any estoppel and/or consent delivered by the applicable Ground Lessor in connection with the Loan:

(a)    Has duly recorded such Ground Lease or a memorandum of such Ground Lease, permits the interest of Borrower (and Operating Lessee) to be encumbered by a mortgage or the applicable Ground Lessor has approved and consented to the encumbrance of such Ground Leased Property by the applicable Mortgage and there have not been amendments or modifications to the terms of such Ground Lease since recordation of such Ground Lease (or a memorandum thereof), with the exception of written instruments disclosed to Lender in this Agreement;

(b)    May not be terminated, surrendered or amended without the prior written consent of Lender; provided that the applicable Ground Lessor shall not be prevented from exercising its remedies in accordance with such Ground Lease if the obligations of Borrower under such Ground Lease are not performed as provided in such Ground Lease;

(c)    Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in such Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the applicable Ground Lessor’s related fee interest or sublease interest and any fee owner’s fee interest;

(d)    In the event of a foreclosure or assignment or transfer in lieu of foreclosure, grants the Lender a one-time right to assign such Ground Lease without the applicable Ground Lessor’s consent without being subject to the net worth tests set forth in such Ground Lease;

(e)    Is in full force and effect as of the date hereof and no default has occurred on the part of the Borrower under such Ground Lease, nor to Borrower’s knowledge has any default occurred by the applicable Ground Lessor under the Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) to Borrower’s knowledge, a default by the Borrower under the terms of such Ground Lease or (ii) to Borrower’s knowledge, a default by the applicable Ground Lessor under the terms of such Ground Lease;

(f)    Requires under the terms of such Ground Lease and the Loan Documents, taken together, that any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest will be applied pursuant to the terms of the Loan Documents;

(g)    Requires such Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder;

(h)    Permits Lender the opportunity to cure any default, which is curable after the receipt of notice of the default before the Ground Lessor thereunder may terminate such Ground Lease;

(i)    Has a term which extends not less than twenty (20) years beyond the Maturity Date (including any unexercised option periods and automatic renewal periods);

(j)    Requires such Ground Lessor to enter into a new lease upon termination (prior to expiration of the term thereof) of such Ground Lease for any reason including termination or rejection or disaffirmation of such Ground Lease in a bankruptcy proceeding; and

(k)    Does not impose any restrictions on subleasing or the applicable Ground Lessor has approved and consented to such subleasing that would be reasonably expected to have a material adverse effect on the operation of the Borrower’s business as currently operated, provided the tenant under such Ground Lease remains primarily liable for such tenant’s obligations thereunder.

4.1.40    Cash Management Account. (a) The Cash Management Agreement, the Concentration Account Agreement, each Clearing Account Agreement and this Agreement create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in each Clearing Account (to the extent such Clearing Account is opened as of the date hereof), the Concentration Account and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower and/or Operating Lessee. Other than in connection with prior financings that have been repaid or discharged or that will be repaid or discharged as of the closing of the Loan or in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Operating Lessee has sold, pledged, transferred or otherwise conveyed any Clearing Accounts, the Concentration Account and/or Cash Management Account;

(b)    Each of the Concentration Account, each Clearing Account (to the extent such Clearing Account is opened as of the date hereof) and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) constitutes a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code of the State of New York;

(c)    Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Concentration Account Agreement and the Clearing Account Agreements (to the extent entered into as of the date hereof), the Concentration Bank, the Clearing Banks and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower and/or Operating Lessee, directing disposition of each Clearing Account (to the extent such Clearing Account is opened as of the date hereof), the Concentration Account and Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)    Each of the Concentration Account, each Clearing Account (to the extent such Clearing Account is opened as of the date hereof) and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof), is not in the name of any Person other than Borrower or Operating Lessee (as applicable), as pledgor, or Lender, as pledgee.

(e)    Other than as set forth in the Clearing Account Agreements (to the extent entered into as of the date hereof) or the Concentration Account Agreement, neither Borrower nor Operating Lessee has consented to the Clearing Banks, Concentration Bank and/or Agent complying with instructions with respect to the Clearing Accounts (to the extent such Clearing Account is opened as of the date hereof), the Concentration Account and/or the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) from any Person other than Lender.

4.1.41    Franchise Agreement. Except as set forth on Schedule 4.1.41, each Franchise Agreement is in full force and effect and there is no default thereunder by Borrower or Operating Lessee and to Borrower’s and Operating Lessee’s knowledge, no default thereunder by any other party thereto. No event has occurred that, with the passage of time and/or giving of notice, would constitute a default under any Franchise Agreement by Borrower or Operating Lessee, as applicable, and to Borrower’s and Operating Lessee’s knowledge, would constitute a default thereunder by any other party thereto. None of the items described on Schedule 4.1.41 would reasonably be expected to have a material adverse effect on the applicable Individual Property; provided nothing in this sentence shall restrict or reduce Borrower’s rights under Section 5.2.1 or to a Default Release or a Franchise/Brand Management Default Release or any other release permitted hereunder.

4.1.42    Taxes. Each Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each of Borrower and Operating Lessee has timely filed or caused to be filed all federal income and other material Section 2.7 Taxes, returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to have been paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or Operating Lessee has set aside on its books adequate reserves. There are no Liens for Section 2.7 Taxes on or with respect to any of Borrower’s or Operating Lessee’s income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower and/or Operating Lessee has set aside on its books adequate reserves.

4.1.43    Labor. No work stoppage, labor strike, slowdown or lockout is pending or threatened by employees or other laborers at the Properties. Except as described on Schedule 4.1.43, with respect to the Property none of Borrower, Operating Lessee or, to Borrower’s and Operating Lessee’s knowledge without inquiry, Manager (i) is involved in or, to the best of Borrower’s and Operating Lessee’s knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees or other laborers at the Properties, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the best of Borrower’s and Operating Lessee’s knowledge, has engaged with respect to the Properties, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees or other laborers at the Properties. As of the Closing Date, neither Borrower nor Operating Lessee has received any notice that any payments that are required to be paid under any collective bargaining agreement have not been paid.

4.1.44    Project Improvement Plans. There are no Project Improvement Plans applicable to the Properties other than the Project Improvement Plans set forth on Schedule 4.1.44 hereto and as disclosed in the Pooling Agreement.

4.1.45    Reserved.

4.1.46    Reserved.

4.1.47    Operating Lease. (a) Each Operating Lease is in full force and effect and Operating Lessee is in possession of the premises demised thereunder; (b) neither Borrower nor Operating Lessee have entered into any other agreements that have modified, supplemented or amended any of the terms and provisions of any Operating Lease; (c) each Operating Lease as amended (if amended) represents the entire agreement between the parties as to the premises demised thereunder; (d) no rent or other amounts due under any Operating Lease has been paid more than thirty (30) days in advance of its due date; (e) Operating Lessee has not filed any claim of offset and, to the best knowledge of Operating Lessee and Borrower, has no charge, lien or claim of offset under any Operating Lease, or otherwise, against the rents or other amounts due or to become due thereunder; (f) Operating Lessee is the owner of the “Tenant’s” or “Lessee’s” interest in each Operating Lease and Borrower is the owner of the “Landlord’s” or “Lessor’s” interest in each Operating Lease, (g) no transfer or assignment of any interest in any Operating Lease currently exists except as provided herein and pursuant to the other Loan Documents, (h) except pursuant to the Leases provided to Lender and Leases of less than twenty-five thousand (25,000) square feet, Operating Lessee has not sublet any of the Premises demised pursuant to any Operating Lease; (i) without limiting the foregoing, except as provided for herein and in the other Loan Documents, each of Operating Lessee’s and Borrower’s interest in each Operating Lease is unencumbered and other than in connection with prior financings that have been repaid or discharged or will be repaid or discharged in connection with the closing of the Loan, neither Borrower nor Operating Lessee has collaterally assigned the Operating Lease or otherwise encumbered its interests thereunder in any way; (j) neither Operating Lessee nor Borrower is in default under any Operating Lease and neither knows of any event which but for the passage of time or the giving of notice or both would constitute an event of default or breach by Operating Lessee or Borrower under the Operating Lease; and (k) a true, correct and complete copy of the Operating Lease, together with any amendment thereto and any ancillary agreement or side letter related thereto, has been delivered to Lender.

4.1.48    Reserved.

4.1.49    Use of Proceeds. The Loan is for commercial purposes only and is not for personal, family, household or agricultural purposes.

Section 4.2    Survival of Representations. Each of Borrower and Operating Lessee agrees that all of the representations and warranties of Borrower and Operating Lessee set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and Operating Lessee shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V.

COVENANTS

Section 5.1    Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Operating Lessee hereby covenants and agrees with Lender to comply with the following covenants, and in connection therewith:

5.1.1    Existence; Compliance with Legal Requirements. Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower, Operating Lessee and the Properties, including, without limitation, building codes, zoning codes, applicable parking requirements and certificates of occupancy and the procurement of all necessary and required hospitality, liquor or innkeeper’s licenses. There shall never be committed by Borrower and Operating Lessee, and Borrower and Operating Lessee shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents. Each of Borrower and Operating Lessee hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower and Operating Lessee shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower and Operating Lessee shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower or Operating Lessee, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Operating Lessee or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower and/or Operating Lessee, as applicable, shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Operating Lessee or any Individual Property; and (vi) in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirements exceeds $2,000,000, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith (except with respect to Brand Managed Properties, if Borrower or Operating Lessee shall have provided Lender with evidence reasonably acceptable to Lender that the applicable Brand Manager has reserved sufficient amounts therefor and shall be required to apply such amounts to cause such compliance in accordance with the applicable Management Agreements). Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2    Taxes and Other Charges. Except as otherwise provided in this Section 5.1.2, Borrower and/or Operating Lessee shall pay or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower is making deposits into the Tax and Insurance Reserve Account and complies with the terms and provisions of Section 7.2 hereof. Except as otherwise provided in this Section 5.1.2, Borrower shall not later than five (5) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower shall not be required to furnish such receipts for payment of such Taxes and Other Charges during any period that Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof or by any Manager pursuant to a Management Agreement). Except as otherwise provided in the following sentence, neither Borrower nor Operating Lessee shall suffer and shall promptly cause to be paid and discharged any Lien (other than Permitted Encumbrances) or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. Borrower or Operating Lessee, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; (vi) during a Cash

Trap Period, in the event the amount of such Taxes or Other Charges shall reasonably be expected to exceed $2,000,000 in the aggregate and after taking into account any amounts held by Lender in the Tax and Insurance Reserve Account or with respect to Brand Managed Properties, if any Brand Manager has reserved sufficient amounts for such Taxes or Other Charges and shall be required to apply such amounts therefor in accordance with the applicable Management Agreements (with reasonable evidence thereof provided to Lender), in each case, which are required to be used for payment of such Taxes or Other Charges, Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien; and (vii) Borrower shall deliver written notice of such contest to Lender.

5.1.3    Litigation. Borrower and Operating Lessee shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Operating Lessee or any Individual Property which might materially adversely affect Borrower’s and Operating Lessee’s condition (financial or otherwise) or business, taken as a whole, or any Individual Property.

5.1.4    Access to Properties. Subject to the rights of Tenants, guests, patrons, and with respect to Brand Managed Properties, each Brand Manager under the applicable Management Agreement, and the rights of the landlord under the Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5    Notice of Default. Borrower and/or Operating Lessee shall promptly advise Lender of any material adverse change in Borrower’s, Operating Lessee’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.

5.1.6    Cooperate in Legal Proceedings. Borrower and Operating Lessee shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7    Perform Loan Documents. Borrower and Operating Lessee shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee. Neither Borrower nor Operating Lessee shall enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Operating Lessee without the prior written consent of Lender.

5.1.8    Award and Insurance Benefits. Borrower and Operating Lessee shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement the benefits of any Awards or Insurance Proceeds lawfully or equitably payable to Borrower and/or Operating Lessee in connection with any Individual Property, and Lender shall be reimbursed for any reasonable, actual, out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.9    Further Assurances. Borrower and Operating Lessee shall, at Borrower’s sole cost and expense:

(a)    without limiting any other obligation of Borrower or Operating Lessee hereunder, upon the written request of Lender, furnish to Lender all certificates, appraisals, title and other insurance reports and agreements in Borrower’s or Operating Lessee’s possession, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower or Operating Lessee pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, provided, that, so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower or Operating Lessee to obtain updated appraisals after the Closing Date, unless specifically required by the terms of this Agreement;

(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower or Operating Lessee under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all writings necessary to transfer any hospitality, liquor and other licenses held by Borrower or Operating Lessee or entities Controlled by Borrower or Operating Lessee required for the continued operation of the Properties into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of an Individual Property and terminating existing licenses, in each case solely at the direction of Lender and to the extent permitted by applicable law; and

(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses, if applicable, held by Borrower or Operating Lessee or entities Controlled by Borrower or Operating Lessee with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor or other licenses required for the continued operation of an Individual Property and terminating existing licenses, in each case solely at the direction of Lender.

5.1.10    Principal Place of Business, State of Organization. Neither Borrower nor Operating Lessee shall cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or, except as permitted pursuant to Section 5.2 hereof, Borrower’s or Operating Lessee’s corporate or partnership or other structure unless Borrower or Operating Lessee, as applicable, shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents and, in the case of a change in Borrower’s or Operating Lessee’s structure, except as permitted pursuant to Section 5.2 hereof, without first obtaining the prior written consent of Lender. Upon Lender’s request, Borrower and Operating Lessee shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization. Borrower’s and Operating Lessee’s principal place of business and chief executive office, and the place where Borrower and Operating Lessee keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower and Operating Lessee set forth at the introductory paragraph of this Agreement (unless Borrower or Operating Lessee, as applicable, notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower and Operating Lessee shall promptly notify Lender of any change in their organizational identification number. Upon receipt of a written request from Lender, Borrower and Operating Lessee shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower and Operating Lessee intends to operate each Individual Property, and representing and warranting that Borrower and Operating Lessee do business under no other trade name with respect to such Properties.

5.1.11    Financial Reporting. (a) Borrower and Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower, Operating Lessee or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Lender to examine, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest, Borrower’s and Operating Lessee’s accounting records with respect to the Properties.

(b)    Borrower will furnish to Lender annually, (i) within one hundred twenty (120) days following the end of each Fiscal Year, a copy of Borrower’s and Operating Lessee’s financial statements of profit and loss and a balance sheet on a combined basis for such Fiscal Year and (ii) after the first full calendar year following the date hereof, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of CorePoint REIT’s audited annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year. Such statements shall set forth the financial condition and the results of operations for the Properties (on a combined basis) for such Fiscal Year and shall clearly distinguish between the Properties and any other assets of CorePoint REIT. Borrower’s and Operating Lessee’s reporting obligations under this Section 5.1.11(b) shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual statements of profit and loss and balance sheet presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Properties being reported upon as of such date and has been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) and (iii) occupancy statistics including revenue per available room and average daily rates for the Properties on a combined basis as well as for each Individual Property. CorePoint REIT’s annual financial statements shall be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender and (ii) a statement reflecting the Net Operating Income, Gross Income From Operations and Operating Expenses (not including any contributions to the Replacement Reserve Fund) for such period. Together with Borrower’s and Operating Lessee’s reporting obligations under this Section 5.1.11(b), Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)    Borrower will furnish, or cause to be furnished, to Lender (i) prior to a Securitization on or before thirty-five (35) days after the end of each calendar month and (ii) after a Securitization on or before forty-five (45) days after the end of each calendar quarter after the first full calendar quarter following the date hereof, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower, Operating Lessee and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as of the relevant date as applicable: (i) an occupancy report for the subject month(s), including an average daily rate and revenue per available room; (ii) monthly or quarterly, as applicable, trailing twelve month and year to date operating statements prepared for each calendar month, noting EBITDA, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender and (iii) during a Cash Trap Period, upon the written request of Lender, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. In addition, such certificate shall also be accompanied by an Officer’s

Certificate stating that the representations and warranties of Borrower set forth in subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate. On or before the date monthly or quarterly reports, as applicable, are due under this clause (c), Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower or Operating Lessee reflecting market penetration and relevant hotel properties competing with the Properties.

(d)    Lender hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending on December 31, 2018 and Borrower hereby represents and warrants that a true, correct and complete copy of such Annual Budget is attached hereto as Schedule 5.1.11(d). Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of each Fiscal Year (which, subject to the immediately succeeding sentence shall be for informational purposes only). If an Event of Default is continuing or a Debt Yield Trigger Period is continuing the Annual Budget currently in place shall be deemed approved; provided, that the next Annual Budget shall be subject to Lender’s reasonable written approval so long as an Event of Default is continuing or a Debt Yield Trigger Period is still in effect at such time, and provided Borrower or Operating Lessee have an approval right over such Annual Budget under a Brand Management Agreement, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”); provided, however, (i) Lender shall not withhold its consent with respect to expenditures necessary to comply with life, health or safety matters and (ii) with respect to the Brand Managed Properties, (x) Lender shall not withhold its consent to any item contained in the Annual Budget for which Borrower or Operating Lessee shall not have the right to consent or approve pursuant to the applicable Management Agreement and (y) Lender shall respond to any request for consent subject to the standards for consent set forth in the applicable Management Agreement, provided that any request for consent or approval shall either be (A) simultaneously sent to Lender by the Brand Manager or (B) sent to Lender by Borrower or Operating Lessee within two (2) Business Days of Borrower’s or Operating Lessee’s receipt of such request from the applicable Brand Manager. So long as neither a Debt Yield Trigger Period exists nor an Event of Default has occurred and is continuing, any Annual Budget, and any amendments or modifications thereto shall be deemed an Approved Annual Budget and Lender shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget for approval pursuant to this Section 5.1.11(d), provided no Event of Default has occurred and is continuing, such Annual Budget shall be deemed approved by Lender if the Deemed Approval Requirements have been satisfied with respect to such Annual Budget. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender and provided no Event of Default has occurred and is continuing, such resubmitted Annual Budget shall be deemed approved by Lender if the Deemed Approval Requirements have been satisfied with respect to such resubmitted Annual Budget. Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget or the Deemed Approval Requirements are satisfied. Until such time that Lender approves (or is deemed to approve) a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of any amounts a Brand Manager may spend pursuant to a Brand Management

Agreement without Borrower’s or Operating Lessee’s approval, Taxes, Insurance Premiums, Ground Rents, union wages, if any, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event consent of the Lender is required with respect to the Annual Budget and such lenders cannot agree on a revised Annual Budget, the then existing Annual Budget shall be deemed approved and shall continue to be the operative operating budget for the subsequent fiscal year until a new Annual Budget is approved; provided that such existing Annual Budget shall be adjusted automatically to reflect actual increases in the Consumer Price Index for the immediately preceding calendar year (other than the line items for taxes, insurance premiums, union wages, utilities expenses and all ground rents (other than ground rent for the Ground Leased Properties, the Specified Ground Leased Properties and the Glendale Parking Agreement), maintenance charges, impositions other than taxes, any amounts a Brand Manager may spend pursuant to a Brand Management Agreement without Borrower’s or Operating Lessee’s approval and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, which line items shall be adjusted to reflect actual increases in such expenses.

(e)    Reserved.

(f)    During the continuance of a Cash Trap Period, neither Borrower nor Operating Lessee shall approve (to the extent Borrower or Operating Lessee is permitted to approve or reject such operating budget pursuant to the terms of the Management Agreement) any operating budget pursuant to any Management Agreement without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Lender shall cooperate with Borrower and/or Operating Lessee to follow the procedures for budget approval set forth in the Management Agreement to the extent Borrower notifies Lender thereof.

(g)    Any reports, statements or other information required to be delivered under this Agreement may be delivered via email, with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s or Operating Lessee’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Each of Borrower and Operating Lessee agrees that Lender may disclose information regarding the Properties, Operating Lessee and Borrower that is provided to Lender pursuant to this Section 5.1.11(g) in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12    Business and Operations. Each of Borrower and Operating Lessee shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Each of Borrower and Operating Lessee shall qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management, leasing and operation of the Properties. Each of Borrower and Operating Lessee shall at all times during the term of the Loan, continue to own or lease (or Manager as agent for Borrower or Operating Lessee, as applicable, in accordance with the Management Agreement shall lease) all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfers.

5.1.13    Title to the Properties. Borrower and Operating Lessee shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14    Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering such Individual Property prior to or subsequent to any Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee or any of their respective constituent Persons or an assignment by Borrower, Operating Lessee or any of their respective constituent Persons for the benefit of its creditors, Borrower, Operating Lessee and their respective successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable third party attorneys’ fees and expenses, incurred by Lender, Operating Lessee or Borrower in connection therewith, but excluding regular servicing fees and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15    Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.

(b)    After written request by Lender, Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant party to a Material Lease at the Properties in form and substance reasonably satisfactory to Lender; provided, however, that so long as no Event of Default has occurred and is continuing, neither Borrower nor Operating Lessee shall be required to seek such statement more than one (1) time in any calendar year and provided, further, Borrower and Operating Lessee (if applicable) shall use commercially reasonable efforts to provide that any such estoppel shall be addressed to Lender.

5.1.16    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17    Reserved.

5.1.18    Confirmation of Representations. If requested by Lender, Borrower and Operating Lessee shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower and Operating Lessee in the Loan Documents as of the date of the closing of such Securitization or, if any such representations require qualification on such date, setting forth such qualifications in reasonable detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee, Principal and Guarantor as of the date that is within thirty (30) days of the Securitization.

5.1.19    No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20    Required Repairs. Borrower shall perform the repairs at the Properties, as more particularly set forth on Schedule 5.1.20 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete each of the Required Repairs within one hundred eighty (180) days from the date hereof (the “Required Repairs Deadline”). It shall be an Event of Default under this Agreement if Borrower does not complete the Required Repairs at the Individual Property on or before the Required Repairs Deadline; provided, however, if Borrower shall have been unable to complete a Required Repair by the Required Repair Deadline (or if the Property is a Brand Managed Property and the Manager has not completed such Required Repair and is obligated to complete such Required Repair by the Required Repair Deadline) after using commercially reasonable efforts to do so (or with respect to any Brand Managed Property, causing the applicable Brand Manager to do so) and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the Individual Property or the general public and does not materially and adversely affect the value of the Individual Property, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same or with respect to any Brand Managed Property, for such extended period of time as the Manager is provided to complete such Required Repair under the Management Agreement so long as Manager shall be completing such Required Repair in accordance with the Management Agreement) (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair).

5.1.21    Leasing Matters.

(a)    Subject to subsections (b) and (c) below, each of Borrower and Operating Lessee may enter into any lease or other rental arrangement, exercise all extensions and renewals and enter into any modification, amendments and supplements to any Leases without the prior approval of Lender, provided that any new Lease entered into after the date hereof shall (i) have rental rates comparable to existing local market rates in all material respects, (ii) be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents and (iii) be subordinate to the Mortgage encumbering the applicable Individual Property and shall provide that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.

(b)    Any Material Leases with respect to an Individual Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon written request of Lender, Borrower and/or Operating Lessee shall furnish Lender with executed copies of all Leases; provided that so long as no Event of Default has occurred and is continuing, Borrower and Operating Lessee, collectively, shall not be required to deliver copies of all Leases more frequently than two (2) times per calendar year. All renewals of Leases (other than with respect to renewal or extension rights set forth in the Leases in effect as of the Closing Date) and all proposed Leases shall provide for rental rates comparable to existing local market rates in all material respects. Each of Borrower and Operating Lessee (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or Operating Lessee or acceptance of surrender by a Tenant of any Material Leases (regardless of when any such Material Lease was entered into) shall be permitted unless (A) by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; or (B) the exercise by a Tenant of any termination right expressly provided in any existing Material Lease or any Material Lease hereafter entered into in compliance with the conditions set forth in this Section 5.1.21; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits, payments of first month’s rent upon signing of the Lease and rent for providing rooms and banquet and meeting space and services in the ordinary course of business); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases (other than Material Leases) in a manner inconsistent with the provisions of the Loan Documents; (vi) shall not alter, modify or change the terms of any Material Lease (regardless of when any such Material Lease was entered into) without the prior written consent of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, which consent shall be subject to the deemed approval provisions set forth in this Section; and (vii) shall execute and deliver at the written request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, except in connection with a REIT Restructuring, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. At any time that Lender’s approval is required under this Section 5.1.21, provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(c)    Notwithstanding the foregoing provisions of Section 5.1.21(a) and (b), with respect to the Brand Managed Properties, (i) neither Borrower nor Operating Lessee shall be required to obtain the consent of Lender to any Leases that are entered into by any Brand Manager which do not require or permit the consent of Borrower or Operating Lessee in accordance with the applicable Management Agreement. To the extent the Management Agreement for a Brand Managed Property permits Borrower or Operating Lessee to consent or approve a Lease and Lender’s consent is required hereunder, Lender shall respond to any request for consent subject to the standards for consent set forth in the applicable Management Agreement, provided that any request for consent or approval and the related documents shall either be sent (A) by the Brand Manager simultaneously to Lender or (B) by Borrower or Operating Lessee within five (5) Business Days following Borrower’s or Operating Lessee’s receipt of such request for consent or approval from the applicable Brand Manager.

5.1.22    Alterations. Borrower and Operating Lessee shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have a material adverse effect on Borrower’s and Operating Lessee’s financial condition, taken as a whole, the value of the applicable Individual Property or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations (a) for Required Repairs or Environmental Work, (b) that will not have a material adverse effect on Borrower’s or Operating Lessee’s financial condition, taken as a whole, or the value of the applicable Individual Property upon completion of such alterations, and such alterations shall with respect to any Individual Property subject to any alterations being performed at such time, be subject to contracts, the aggregate remaining cost of which is no more than the greater of (x) five percent (5%) of the original principal balance of the Loan and (y) twenty percent (20%) of the Release Amount for such Individual Property (the “Threshold Amount”), (c) that are specifically provided for in the Approved Annual Budget or otherwise consented to by Lender and shall be funded from the Reserve Funds in accordance with this Agreement or from amounts disbursed to Borrower in accordance with the Loan Documents, (d) that are related to a tenant improvement the cost of which is to be paid by the tenant pursuant to an existing Lease or a Lease entered into in accordance with the terms of this Agreement, (e) that are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (f) for Replacements if there are sufficient reserves on deposit in the Replacement Reserve Fund to pay for such obligations, (g) for PIP work made pursuant to a Project Improvement Plan, provided that the amount of such repairs are reserved with Lender in the PIP Reserve, (h) that are made by a Brand Manager in accordance with the applicable Management Agreement and which do not require or permit the consent of the applicable Individual Borrower or Operating Lessee, (i) that are for decorative work performed in the ordinary course of business, (j) that are alterations required for life/safety purposes or required by applicable law, (k) alterations with respect to the Repositioned Properties to the extent there are sufficient reserves on deposit with Lender, or (l) as preapproved and set forth on Schedule 5.1.22 (the “Pre-Approved Alterations” and the alterations described in clauses (a) through (l), the “Approved Alterations”). With respect to any Alteration requested to be made by a Brand Manager that is not a Pre-Approved Alteration, Lender shall respond to such request for consent subject to the standards for consent set forth in the applicable Management Agreement, provided that such request shall either be sent (A) by the Brand Manager simultaneously to Lender or

(B) by Borrower or Operating Lessee within two (2) Business Days following Borrower’s or Operating Lessee’s receipt of such request for consent or approval from the applicable Brand Manager and such request delivered by Borrower or Operating Lessee shall include the applicable deadline for providing a response. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than (I) such amounts to be paid or reimbursed by tenants under the Leases, (II) the costs incurred in connection with the Restoration of an Individual Property, (III) such amounts for which sufficient reserves are on deposit in the Replacement Reserve Fund or (IV) the Pre-Approved Alterations) shall at any time exceed twenty percent (20%) of the Release Amount for an Individual Property, Borrower and/or Operating Lessee shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s and Operating Lessee’s obligations under the Loan Documents any of the following with respect to such alterations exceeding the Threshold Amount (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities or (D) a Letter of Credit. Each such Alterations Deposit shall (i) be in an amount equal to the excess of the total unpaid amounts with respect to the alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases or which shall be funded from the Reserve Funds) over the Threshold Amount and (ii) be disbursed from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will have been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.22, shall constitute additional security for the Debt and Other Obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full or will have been paid in full upon such disbursement. At any time that Lender’s approval is required under this Section 5.1.22, provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

5.1.23    Operation of Property. (a) Each of Borrower and Operating Lessee, as applicable, shall, and shall cause Manager to cause the Properties to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable and in accordance with all applicable Legal Requirements. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower or Operating Lessee, as applicable, to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower or Operating Lessee, as applicable, shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Except as otherwise permitted in Section 5.2.1, in the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower or Operating Lessee, as applicable, to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Borrower or Operating Lessee, as applicable, shall promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable, or a Replacement Management Agreement with a Brand Manager.

(b)    Each of Borrower and Operating Lessee, as applicable, shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the Management Agreement and the Franchise Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, and written notice received by it under the Management Agreement; and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(c)    Any Replacement Management Agreement for a Brand Managed Property shall (i) be with a Qualified Manager and shall either (A) include franchise and intellectual property rights substantially similar to those set forth in the Management Agreement in effect as of the Closing Date or (B) if a Franchise Agreement shall not be in place for such Individual Property, Borrower or Operating Lessee, as applicable, shall enter into a franchise agreement reasonably acceptable to Lender on third-party market rate terms with a Qualified Franchisor. Except as set forth in the definition of Qualified Franchisor, neither Borrower nor Operating Lessee shall permit Manager to rebrand the Property to a lower category based on the annual chain scale published by Smith Travel Reports without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. At no time shall any Property be operated as an unbranded hotel for more than thirty (30) days.

5.1.24    Project Improvement Plans. Borrower and Operating Lessee shall promptly perform all of the covenants and agreements required to be performed and observed by it under each Project Improvement Plan (“PIP Work”). Borrower and Operating Lessee, as applicable, shall complete all of the work set forth in each Project Improvement Plan in a good and workmanlike manner subject to and in compliance with the terms of each Project Improvement Plan and the terms of this Agreement, if any.

5.1.25    Embargoed Person. Each of Borrower and any other Loan Party shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any other Loan Party and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, with the result that investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any other Loan Party or Guarantor, as applicable, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any other Loan Party or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.26    Ground Lease. (a) Borrower shall, at Borrower’s sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease). Borrower shall not provide any notice of non-renewal of any Ground Lease to the applicable Ground Lessor.

(b)    Upon written request from Lender, and provided that Borrower shall not have notified Lender or does not notify Lender within five (5) Business Days of receipt of such request of Lender of its intent to release the Ground Leased Property in accordance with Section 2.5.2(l), if Borrower shall be in default under the Ground Lease, then, subject to the terms of the Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause the default or defaults under the Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest in the Individual Property under the Loan Documents, and Lender shall, subject to the rights of Tenants, Ground Lessors, Permitted Encumbrances and hotel guests and patrons, have the right to enter all or any portion of the related Ground Leased Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default; provided that in each case, such actions are necessary to protect Lender’s interest under the Loan Documents.

(c)    The actions or payments of Lender to cure any default by Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the Ground Lease unless and until the Borrower shall have reimbursed Lender for all sums referenced in the immediately succeeding sentence and the applicable default shall have been cured. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Mortgage.

(d)    Borrower shall notify Lender promptly in writing of the occurrence of any material default by Ground Lessor under the Ground Lease or following the receipt by Borrower of any written notice from Ground Lessor under the Ground Lease noting or claiming the occurrence of any default by Borrower under the Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)    Upon written request from Lender, Borrower shall use commercially reasonable efforts to obtain from Ground Lessor under the Ground Lease and furnish to Lender the estoppel certificate of Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any, but in no event (so long as no Event of Default has occurred and is continuing) more than one (1) time in any Fiscal Year.

(f)    Upon written request from Lender, and provided that Borrower shall not have notified Lender or does not notify Lender within five (5) Business Days of receipt of such request of Lender of its intent to release the Ground Leased Property in accordance with Section 2.5.2(l), Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to each Ground Leased Property. Borrower irrevocably appoints Lender as its true and lawful attorney in fact to do, in its name or otherwise, unless Borrower has notified Lender of its intention to release the Ground Leased Property in accordance with Section 2.5.2(l), during the continuance of an Event of Default, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to each Ground Lease, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of each Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)    Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i)    The lien of the related Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the related Ground Leased Property.

(ii)    Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)    As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Lender, and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)    If, pursuant to Subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall not affect any offset of such amounts unless it shall have provided written notice to Lender of its intent to do so and Lender shall have consented thereto (provided Lender shall be deemed to have consented thereto if it shall fail to object to the same in written notice to Borrower within ten (10) Business Days after receipt of the aforementioned notice in which case Borrower may proceed to offset the amounts set forth in Borrower’s notice).

(v)    If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the Ground Leased Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all reasonable actual out of pocket costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage.

(vi)    Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii)    Borrower shall not consent to, acquiesce in or fail to object to any attempt by any fee owner of a Ground Leased Property to sell, transfer or otherwise convey the fee estate of any Ground Leased Property free and clear of the applicable Ground Lease under Section 363(f) of the Bankruptcy Code and the Lien of the related Mortgage attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 363(f) of the Bankruptcy Code to consent to any such sale, transfer or other assignment.

(h)    If Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the applicable Mortgage, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Ground Lease. At such time as Lender shall request, Borrower agrees to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

5.1.27    Payment of Obligations. Each of Borrower and Operating Lessee will pay its obligations, including tax liabilities, that, if not paid, could result in a material adverse effect on the operation of any Individual Property or Borrower’s ability to pay the Debt as it comes due before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or Operating Lessee has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect on the operation of any Individual Property or Borrower’s ability to pay the Debt as it comes due, and provided that the foregoing shall not require any partners, members, shareholders or other owners of Borrower or Operating Lessee to make additional capital contributions to Borrower or Operating Lessee.

5.1.28    Special Purpose Entity Covenants.

(a)    Each Loan Party shall continue to be a Special Purpose Entity.

(b)    Borrower shall not have any Indebtedness other than as set forth in clause (xxiii)(A) of the definition of “Special Purpose Entity”. Principal shall not have any Indebtedness other than as set forth in clause (xxiii)(B) of the definition of “Special Purpose Entity”. Operating Lessee shall not have any Indebtedness other than as set forth in clause (xxiii)(C) of the definition of “Special Purpose Entity”.

(c)    Other than with respect to another Loan Party, each Loan Party shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets for the benefit of any other Person, in each case except as expressly permitted pursuant to the Loan Documents.

(d)    Each Loan Party will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each Affiliate of a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Each Loan Party covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(e)    Each Loan Party shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of such Loan Party and no Independent Director shall be removed other than for Cause.

5.1.29    Taxes. Borrower will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. Borrower and Operating Lessee will each timely file or cause to be filed all federal income and other material Section 2.7 Tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to be paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or Operating Lessee sets aside on its books adequate reserves in accordance with GAAP. Neither Borrower nor Operating Lessee will permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower and/or Operating Lessee sets aside on its books adequate reserves in accordance with GAAP.

5.1.30    Intentionally Omitted.

5.1.31    Supplemental Mortgage Affidavits. If, during the continuance of an Event of Default, Lender reasonably determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower and Operating Lessee agree that Borrower and Operating Lessee will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule 1.1 hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule 1.1 hereto), and Borrower and Operating Lessee shall, on demand, pay any additional taxes.

5.1.32    Operating Lease. (a) Each of Borrower and Operating Lessee shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under each Operating Lease in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Operating Lease of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice under any Operating Lease delivered to Operating Lessee by Borrower or to Borrower by Operating Lessee; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Operating Lessee is terminating any Operating Lease or that Operating Lessee is otherwise discontinuing its operation of the Property; and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Operating Lessee or Borrower, as applicable, under each Operating Lease.

(b)    Each of Borrower and Operating Lessee hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord and Operating Lessee, as tenant, as applicable, under each Operating Lease to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease subject only to the rights granted to Borrower and Operating Lessee pursuant to this Section 5.1.32 or Section 5.2.10 hereof. Subject only to the rights granted to Borrower and Operating Lessee pursuant to this Section 5.1.32 or Section 5.2.10 hereof, each of Borrower and Operating Lessee agrees not to surrender the leasehold estates created by such Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend such Operating Lease, and any such surrender, termination, cancellation, modification, change, supplement, alteration or amendment not permitted pursuant to the foregoing terms of this Section 5.1.32 shall be void and of no force or effect.

(c)    If, during the continuance of an Event of Default, Operating Lessee shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Operating Lessee as tenant thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Operating Lessee fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.32, and without waiving or releasing Operating Lessee from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of each Operating Lease on the part of Operating Lessee, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Operating Lessee, to the end that the rights of Operating Lessee in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Operating Lessee thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Borrower shall deliver to Lender a copy of any notice of default sent by Borrower to Operating Lessee, as tenant under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(d)    If, during the continuance of an Event of Default, Borrower shall default in the performance or observance of any term, covenant or condition of any Operating Lease to be performed or observed by Borrower, as landlord thereunder, if such default is not remedied within the lesser of (i) ten (10) Business Days of receipt of notice by Borrower from Lender and (ii) such period of time as, should Borrower fail to remedy such default after receipt of notice thereof, shall give Lender a reasonable period of time to cure such default, then, without limiting the generality of the other provisions of this Section 5.1.32, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower thereof. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Operating Lessee shall deliver to Lender a copy of any notice of default sent by Operating Lessee to Borrower, as landlord under any Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(e)    In the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, any attempt by Borrower or Operating Lessee to surrender its leasehold estate, or any portion thereof, under any Operating Lease, or any attempt under such circumstances by Borrower or Operating Lessee to terminate, cancel or acquiesce in the rejection of any Operating Lease without the consent of Lender shall be null and void. Borrower and Operating Lessee each hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend each Operating Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, and any attempt on the part of Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void. Each of Borrower and Operating Lessee hereby irrevocably appoints Lender as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Borrower or Operating Lessee or Lender a right to possession or statutory term of years derived from or incident to such Operating Lease, or (ii) to treat such Operating Lease as terminated.

(f)    Notwithstanding the rejection of the Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, pursuant to Section 365 of the Bankruptcy Code, neither the lien of the Mortgages nor Lender’s rights with respect to any Operating Lease shall be affected or impaired by reason thereof. In the event that Operating Lessee shall remain in possession of any Property following a rejection of any Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, Operating Lessee agrees that it shall not exercise any right of offset against the rent payable under such Operating Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, without the prior consent of Lender thereto.

(g)    Lender shall have the right, but shall be under no obligation, to exercise on behalf of Borrower or Operating Lessee any renewal or extension options under each Operating Lease if Borrower and/or Operating Lessee shall fail to exercise any such options. Operating Lessee hereby absolutely and unconditionally assigns and grants to Lender Operating Lessee’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Operating Lessee following Operating Lessee’s failure to do so, and during the continuance of an Event of Default, to take at any time any or all other actions on behalf of Operating Lessee required for the preservation of each Operating Lease. Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under each Operating Lease on behalf of and in the name of Borrower following Borrower’s failure to do so, and to take at any time following the occurrence and during the continuance of an Event of Default any or all other actions on behalf of Borrower required for the preservation of each Operating Lease.

(h)    In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan and otherwise no more often than one time per calendar year, Operating Lessee and Borrower shall within fifteen (15) days after request by Lender, execute, acknowledge and deliver a statement certifying the items listed in subsections (a)-(h) of this Section 5.1.32, with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects.

Section 5.2    Negative Covenants. From the Closing Date until payment and performance in full of all Obligations of Borrower and Operating Lessee under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Properties and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and Operating Lessee hereby covenants and agrees with Lender that it will not do, or permit to be done, directly or indirectly, any of the following:

5.2.1    Operation of Property. (a) Neither Borrower nor Operating Lessee shall, without Lender’s prior written consent (which consent shall not be unreasonably withheld) and except with respect to an Individual Property in connection with (and effective only following) the release of an Individual Property pursuant to and in accordance with the terms of this Agreement: (i) surrender, terminate or cancel the Management Agreement; provided, that

Borrower or Operating Lessee, as applicable, may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and any termination fees and other sums payable to the Manager being replaced are paid in accordance with the terms of the applicable Management Agreement; provided, that if Borrower (or any Affiliate thereof) does not have all appropriate Licenses, any Qualified Manager shall have all the appropriate Licenses and be in compliance with all applicable Legal Requirements at or prior to the time such Replacement Management Agreement is entered into; (ii) surrender, terminate or cancel the Franchise Agreement; provided, that Borrower or Operating Lessee, as applicable, may, without Lender’s consent, replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor or Brand Manager pursuant to a Replacement Franchise Agreement or Brand Management Agreement, as applicable, and any termination fees and other sums payable to the Franchisor being replaced are paid in accordance with the terms of the applicable Franchise Agreement; (iii) reduce or consent to the reduction of the term of the Management Agreement or the Franchise Agreement except in connection with the execution of a Replacement Management Agreement or Replacement Franchise Agreement; (iv) increase or consent to the increase of the amount of any charges or fees under the Management Agreement or the Franchise Agreement, except in connection with the execution of a Replacement Management Agreement or Replacement Franchise Agreement; or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or the Franchise Agreement in any material respect. To the extent Borrower or Operating Lessee, as applicable, has a right to consent to the same under the applicable Management Agreement and knowledge thereof, Borrower and Operating Lessee, as applicable, shall not, and, subject to the terms of the Management Agreement, shall not permit any Manager to sub-contract any or all of its respective material management responsibilities under any Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Following the occurrence and during the continuance of an Event of Default, neither Borrower nor Operating Lessee shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2    Liens. Neither Borrower nor Operating Lessee shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for (a) Permitted Encumbrances; (b) Liens created by or permitted pursuant to the Loan Documents; and (c) easements and other similar encumbrances entered into by Borrower or Operating Lessee in the ordinary course of business for use, maintenance, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of the Property or materially and adversely affect the value of the Property or Borrower’s or Operating Lessee’s condition (financial or otherwise) or business. Without limiting the foregoing, Borrower shall not incur any PACE Loan without the prior written consent of Lender in its sole discretion.

5.2.3    Dissolution. Except in each case to the extent permitted by the Loan Documents, neither Borrower nor Operating Lessee shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to clause (i) of the definition of “Special Purpose Entity,” (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets of all or substantially all of the properties or assets of Borrower or Operating Lessee, (d) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction where an Individual Property is located or (e) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the Organizational Documents of the Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4    Change in Business. Neither Borrower nor Operating Lessee shall enter into any line of business other than as set forth in clause (i) of the definition of “Special Purpose Entity” or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower or Operating Lessee contained in Section 5.2.10(d) hereof, and for the avoidance of doubt, the rights of Borrower or Operating Lessee to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5    Debt Cancellation. Neither Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt owed to Borrower or Operating Lessee by any Person except (i) for adequate consideration and in the ordinary course of Borrower’s business, (ii) termination of Leases in accordance herewith or the forgiveness, in the ordinary course of Borrower’s or Operating Lessee’s business, or Rent obligations in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Material Lease, the amount of Rent so forgiven is less than the aggregate amount of two (2) months’ basic Rent under such Material Lease, or (iii) negotiated settlements or write-offs of past-due guest obligations of non-Affiliates in the ordinary course of business.

5.2.6    Zoning. Neither Borrower nor Operating Lessee shall initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7    No Joint Assessment. Neither Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8    Intentionally Omitted.

5.2.9    ERISA. (a) Assuming compliance by the Lender with paragraph (d) of this Section 5.2.9, neither Borrower nor Operating Lessee shall engage in any transactions contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code.

(b)    Intentionally omitted.

(c)    Each of Borrower and Operating Lessee covenants and agrees that it will use commercially reasonable efforts to provide notice to the Lender in writing if, in the reasonable judgment of the Borrower and/or Operating Lessee, which may be based on consultation with counsel, the assets of the Borrower and/or Operating Lessee constitute plan assets of any “benefit plan investor” within the meaning of Section 3(42) of ERISA or any plan subject to any Applicable Similar Law.

(d)    Lender represents and warrants that, throughout the term of the Loan, no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of the Plan Asset Regulations unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law. Lender covenants and agrees that it will notify the Borrower in the event that it is aware that it is in breach of any aspect of this representation and covenant or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach any aspect of this representation and covenant.

5.2.10    Transfers. (a) Each of Borrower and Operating Lessee acknowledges that Lender has examined and relied on the experience of Borrower, Operating Lessee and their respective stockholders, general partners, members, principals and (if Borrower or Operating Lessee is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s and Operating Lessee’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Each of Borrower and Operating Lessee acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b)    Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10 or the release of an Individual Property in accordance with this Agreement, neither Borrower nor Operating Lessee shall or shall permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Properties or any part thereof or any legal or beneficial interest therein, (ii) Borrower or Operating Lessee entering into, or the Property being subject to, any PACE Loan or (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in each case, (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.21, and (B) Permitted Transfers and Permitted Indebtedness.

(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Operating Lessee agrees to sell the Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Lessee leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)    Notwithstanding the provisions of this Section 5.2.10, the following Transfers shall not require the consent of Lender:

(i)    The Sale or Pledge, in one or a series of transactions, of the direct or indirect equity interests in Borrower or Operating Lessee or direct or indirect interests in any Restricted Party (excluding the direct interests in Borrower and Operating Lessee); provided, that, (A) after giving effect to such Sale or Pledge (and in the case of a Sale or Pledge that is a pledge for security purposes, any subsequent foreclosure thereon), Sponsor or, following a Permitted Assumption, the applicable Qualified Transferee (x) shall own not less than fifty-one percent (51%) of the economic and direct or indirect legal and beneficial interests in Borrower, Operating Lessee, Guarantor and Principal (on an unencumbered and look-through basis) and (y) shall Control Borrower, Operating Lessee, Guarantor and any Principal, (B) upon the written request of Lender, Borrower shall deliver to Lender notice of each sale described in this Section 5.2.10(d)(i) not less than ten (10) days following such request, (C) other than a Sale or Pledge made to secure the Revolver Loan in accordance with the Revolver Loan Documents or any Foreclosure, no Sale or Pledge of any direct interest in any Borrower, Operating Lessee or Principal shall be permitted, (D) no Individual Borrower, Operating Lessee or Principal shall fail to be a Special Purpose Entity by reason of such Sale or Pledge, (E) for so long as the Loan shall remain outstanding (I) no pledge of any direct interests in any Restricted Pledge Party shall be permitted (other than pledges securing the Loan or the Revolver Loan) and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Properties and (II) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment) and (F) with respect to any transferee that, as a result of such transfer, will hold a twenty-five percent (25%) or greater direct or indirect interest in, or control, Borrower (and such transferee owned less than twenty-five percent (25%) of the direct or indirect interest in Borrower or did not control Borrower on the Closing Date), Lender shall receive satisfactory “know your customer” compliance screening searches consisting of a search and evaluation of (x) OFAC sanctions and other government-required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that Borrower and such transferee is not an Embargoed Person (Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (F) within fifteen (15) Business Days after Lender receives the requested information necessary to conduct such diligence). If after giving effect to any such Sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, (x) no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity or by and among any Excluded Entity and (y) no Restricted Pledge Party (other than Borrower, Operating Lessee or any Principal) shall be restricted from any Sale or Pledge of its direct or indirect assets; provided such assets are not encumbered (or required to be encumbered) by the Loan. In connection with a Sale or Pledge resulting in Guarantor no longer owning direct or indirect interests in Borrower, Operating Lessee, Principal or the Properties, Guarantor shall be released as a guarantor under the Guaranty for any acts occurring after such Sale or Pledge; provided that Borrower delivers a Substitute Guaranty from a Qualified Transferee that Controls Borrower or is under common Control with Borrower, which Substitute Guaranty shall include all liability for all such acts for which Guarantor was so released.

(ii)    A direct or indirect pledge made to secure the Revolver Loan in accordance with the Revolver Loan Documents or any Foreclosure.

(iii)    The Spin-Off.

(iv)    Notwithstanding anything to the contrary in this Agreement, Borrower may, without the consent of Lender, make Transfers of immaterial portions of any one or more Individual Properties for dedication or public use or in connection with an eminent domain proceeding by a governmental authority, quasi-governmental authority or otherwise, provided that no such conveyance, grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property and any proceeds received by Borrower and/or Operating Lessee shall constitute an Award and shall be applied in accordance with Section 6.3 and Section 6.4, as applicable. In connection with any such grant, conveyance or encumbrance, if requested by the Borrower, Lender shall execute and deliver any instrument necessary or reasonably appropriate and in form reasonably acceptable to Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by the Lender of: (a) thirty (30) days prior written notice thereof, (b) a copy of the easement, covenant, reservation or right of way; (c) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not adversely materially impact the applicable Individual Property; and (d) the reimbursement of Lender’s reasonable third party costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination).

(e)    No Transfer and assumption of the Loan shall occur during the period that is forty-five (45) days prior to and sixty (60) days after a rated Securitization, so long as such Securitization occurs within three (3) months of the date hereof. Otherwise, in addition to Borrower’s other rights expressly permitted under this Section 5.2.10, (X) a Transfer of all of the Properties or one hundred percent (100%) of the legal or beneficial interests therein or in Borrower, Operating Lessee or any other Loan Party to a new borrower (the “Transferee Borrower”) or (Y) a Transfer of more than forty-nine percent (49%) of the direct or indirect legal and beneficial interests or controlling interests in the Borrower, and in each instance, provided that the same does not otherwise constitute a Permitted Transfer or is not otherwise permitted by Section 5.2.10(d) (a “Majority Equity Transfer”), shall each be permitted without Lender’s consent (each, a “Permitted Assumption”), provided that Lender receives thirty (30) days’ prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that in connection with any Permitted Assumption pursuant to this Section 5.2.10(e) the following additional requirements are satisfied:

(i)    Borrower shall pay Lender a transfer fee equal to $250,000.00 at the time such Permitted Assumption is consummated;

(ii)    Borrower shall pay any and all reasonable third party out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (vi) below);

(iii)    Transferee Borrower or, in the case of a Majority Equity Transfer, Borrower, must be (or must be directly or indirectly owned and controlled by) (A) a Qualified Transferee or any Person otherwise reasonably acceptable to Lender, or (B) fifty-one percent (51%) or more owned (directly or indirectly) and Controlled by a Qualified Transferee or any Person otherwise reasonably acceptable to Lender;

(iv)    With respect to a Transfer of the Property, if applicable, a Transferee Borrower shall assume all of the obligations of Borrower and Operating Lessee under the Loan Documents in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender and Borrower and Operating Lessee shall be released from all liability under this Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents accruing from and after the date of such assumption agreement. The foregoing release shall be effective automatically upon the date of such assumption agreement, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower;

(v)    Transferee Borrower and any of Transferee Borrower’s Principals (“Related Entities”) must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.25 and 5.2.9 of this Agreement, and Transferee Borrower and the Related Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a rated Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates and agreements necessary to evidence the Permitted Assumption and a due authority, execution and enforceability opinion reasonably required by Lender;

(vi)    If required by Lender following or in connection with a rated Securitization, Transferee Borrower shall be approved by the Approved Rating Agencies, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Permitted Assumption; provided that a written waiver or acknowledgment from the Approved Rating Agencies indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation;

(vii)    Borrower or Transferee Borrower, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer reasonably satisfactory in form and substance to Lender;

(viii)    Intentionally omitted;

(ix)    If the Permitted Assumption is accomplished by the conveyance of the Properties rather than by assignment of all of Guarantor’s or a Restricted Party’s interests in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, as modified by the assumption agreement, confirming the lien of the Mortgages as a valid first lien on the Properties and naming the Transferee Borrower as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the relevant Title Insurance Policy issued on the date hereof and any other Permitted Encumbrances;

(x)    Each Individual Property shall be managed by Manager pursuant to the Management Agreement or a Qualified Manager pursuant to a Replacement Management Agreement and licensed, flagged and branded by Franchisor pursuant to the Franchise Agreement or by a Qualified Franchisor pursuant to a Replacement Franchise Agreement;

(xi)    Lender shall receive satisfactory “know your customer” compliance screening searches for Transferee Borrower and any Person that holds a twenty-five percent (25%) or greater direct or indirect interest in, or controls, Transferee Borrower (and such Person owned less than twenty-five percent (25%) of the direct or indirect interest in Borrower or did not control Borrower prior to the transfer), consisting of a search and evaluation of (x) OFAC sanctions and other government-required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that such Transferee Borrower and any Person that holds a twenty-five percent (25%) or greater direct or indirect interest in, or controls, Transferee Borrower is not an Embargoed Person. Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (xi) within 15 Business Days after Lender receives the requested information from Borrower (or such Transferee Borrower) necessary to conduct such diligence with respect to any such proposed Transfer; and

(xii)    Immediately upon the consummation of a Permitted Assumption pursuant to this Section 5.2.10(e), then, provided that either (1) a Qualified Transferee or (2) one or more substitute guarantors reasonably acceptable to Lender as of the date of such Permitted Assumption (any such person that qualifies with the requirements of subclauses (1) or (2), each a “Replacement Guarantor”) shall have executed and delivered a replacement guaranty substantially in the form of the Guaranty or otherwise in a form reasonably satisfactory to Lender (a “Substitute Guaranty”) or have assumed all of the liabilities and obligations of Guarantor under the Guaranty arising from and after the date of the Permitted Assumption, Guarantor shall be released from all liability under this Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents accruing from and after the date of such Substitute Guaranty. The foregoing release shall be effective automatically upon the date of such Substitute Guaranty, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower.

(f)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent, if such consent is required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g)    Intentionally Omitted.

(h)    In connection with the delivery of any Substitute Guaranty from any Person other than CorePoint, Borrower shall cause the applicable Replacement Guarantor to deliver an Officer’s Certificate (i) certifying that it has a Net Worth (or market capitalization) equal to or in excess of $600,000,000 (exclusive of its interests in and any liabilities relating to the Properties that are collateral for the Loan) and (ii) attaching Replacement Guarantor’s unaudited financial statements demonstrating such Net Worth (or market capitalization) to Lender’s reasonable satisfaction.

(i)    In connection with any Transfer that is permitted pursuant to this Section 5.2.10 and which is made in accordance with and otherwise satisfies the applicable terms and conditions set forth in Section 5.2.10(a) through (e) above, in the event that (A) any direct or indirect owner of Borrower or (B) a corporation or other Person that is or elects to be a real estate investment trust for federal income tax purposes acquires all or a portion of the equity interests in Borrower, Borrower shall have the right to permit a REIT Restructuring (as defined on Schedule 5.2.10) in accordance with and subject to satisfaction of, the terms and conditions set forth on Schedule 5.2.10 hereof.

(j)    At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred from Borrower to a newly-formed, wholly-owned subsidiary of a Borrower or a Borrower’s sole member (the “New TRS Borrower”) provided that the following conditions are satisfied:

(1)    No Event of Default shall have occurred and be continuing;

(2)    The New TRS Borrower shall have a limited liability company agreement or limited partnership agreement substantially the same as the limited liability company agreement or limited partnership agreement of the Borrower (or in such other form reasonably approved by Lender) and Borrower and New TRS Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.1.28;

(3)    The New TRS Borrower shall execute and deliver such documents as are reasonably requested by Lender to evidence that the New TRS Borrower shall be bound by the Loan Documents and the Debt as a Borrower thereunder and shall have assumed the applicable Franchise Agreement and Management Agreement with respect to such Individual Property;

(4)    The New TRS Borrower shall deliver to Lender an Additional Insolvency Opinion and new enforceability and corporate opinions as Lender shall reasonably require from Borrower’s counsel with respect to the New TRS Borrower; and

(5)    Borrower shall have delivered to Lender, to the extent Lender requires, in its reasonable discretion, without any cost or expense to Lender, such endorsements to the Title Insurance Policies or new title policies (if such endorsements are not available) insuring that fee simple or leasehold title to the Individual Property being transferred is vested in the New TRS Borrower (subject to Permitted Encumbrances) pursuant to a mortgage, deed to secure debt or deed of trust in form and substance substantially similar to the Mortgage (which may be taken by assignment from Borrower) with respect to such Individual Property delivered as of the Closing Date, hazard insurance endorsements or insurance certificates as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;

(6)    Borrower shall have furnished to Lender all appropriate evidence of the New TRS Borrower’s organization and good standing and the authorization of the signatories to execute the assumption documents contemplated by this Section 5.2.10(j), along with an incumbency certificate with respect to such documents substantially in the form delivered by Borrower to Lender on the date hereof;

(7)    Borrower, without any cost to Lender, shall furnish any information reasonably requested by Lender with respect to the New TRS Borrower for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender in order to perfect Lender’s interest in the collateral described therein; and

(8)    Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section 5.2.10(j) (including, without limitation, reasonable attorneys’ fees and expenses).

5.2.11    Ground Lease. (a) Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of the Ground Lease in accordance with the terms of the related Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Mortgage on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend (or to permit the term of the Ground Lease to renew or extend automatically) to the extent Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid within thirty (30) days prior to the date when required, Lender may exercise the option or right as Borrower’s agent and attorney in fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b)    Borrower shall not waive, excuse, condone or in any way release or discharge the Ground Lessor under the Ground Lease of or from the Ground Lessor’s material obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender (which consent will not be unreasonably withheld, delayed or conditioned).

(c)    Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material adverse manner, the Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in the Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in the Ground Lease, unless consent to such merger is granted by Lender.

5.2.12    Intentionally Omitted.

5.2.13    Bankruptcy Related Covenants.

(a)    To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall seek substantive consolidation into the bankrupt estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor.

(b)    To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause or permit Guarantor, any other Restricted Party, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Borrower or any other Loan Party.

(c)    To the extent permitted by applicable Legal Requirements, neither Borrower nor any other Loan Party shall, nor shall Borrower or any other Loan Party cause or permit Guarantor, any other Restricted Party, or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor or any Affiliate of Guarantor, or any other Restricted Party, any debtor-in-possession financing on behalf of Guarantor in the event that Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law (or similar law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) involving Guarantor.

5.2.14    Operating Lease. Neither Borrower nor Operating Lessee shall, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed: (i) surrender, terminate or cancel any Operating Lease or otherwise replace Operating Lessee or enter into any other operating lease with respect to any Individual Property or the Properties; provided, however, at the end of the term of any Operating Lease, Borrower may renew such Operating Lease or enter into a replacement Operating Lease with Operating Lessee on substantially the same terms as the expiring Operating Lease provided Lender shall have the right to approve any other material change thereto; (ii) reduce or consent to the reduction of the term of any Operating Lease; or (iii) enter into, amend, modify, waive any provisions of, increase or reduce the Rents under, or shorten the term of, any Operating Lease. Notwithstanding the foregoing provisions of this Section 5.2.14, Borrower and Operating Lessee shall have the right, without the consent of Lender, to amend the Operating Lease as follows: (1) upon the release of an Individual Property pursuant to the terms of this Agreement, the Operating Lease may be amended (or deemed amended) to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so released; (2) increase the amount of Percentage Rent (as defined in the Operating Lease) payable under the Operating Lease, (3) increase the amount of Minimum Rent payable under the Operating Lease, (4) assign the Operating Lease to a New TRS Borrower, and (5) in connection with a transfer permitted pursuant to the terms of Section 5.2.10 of this Agreement, the Operating Lease may be amended (or deemed amended) to (x) terminate the Operating Lease with respect to such Individual Property being released, and (y) reduce the amount of Minimum Rent (as defined in the Operating Lease) payable under the Operating Lease with respect to the Individual Property so transferred.

ARTICLE VI.

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1    Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, Operating Lessee and the Properties providing at least the following coverages:

(i)    comprehensive all risk “special form” insurance, including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co insurance provisions or to be written on a no co insurance form; (C) providing for no deductible in excess of (1) $250,000 for all such insurance coverage, except as otherwise permitted herein; (2) with respect to flood, windstorm and earthquake coverage, five percent (5%) of the total insurable value of the Individual Property, subject to a $1,000,000 minimum; and (3) with respect to terrorism, providing for a deductible not to exceed $500,000; provided, however, if Guarantor provides a guaranty acceptable to Lender and the Rating Agencies guaranteeing any failure by Borrower to pay its obligations actually incurred with respect to that portion of the deductible that: (a) exceeds $250,000 with respect to the foregoing clause (C)(1)

hereof, Borrower may utilize a $4,000,000 aggregate deductible, subject to a $100,000 combined property damage and business interruption deductible plus an occurrence deductible of $750,000 and a $100,000 maintenance deductible following the exhaustion of the aggregate and; (b) exceeds five percent (5%) of the total insurable value of an Individual Property with respect to the foregoing clause (C)(2) hereof, the deductibles for windstorm and earthquake coverage may be up to ten percent (10%) of the total insurable value of the Individual Property; and (D) if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss to the undamaged portion in an amount equal to the full Replacement Cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to (1) the maximum amount of building and contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in an amount not less than the annual aggregate gross loss estimates for a 475-year event as indicated in a seismic risk analysis (such analysis to be approved by Lender and secured by the applicable Borrower utilizing the most current RMS software, or its equivalent, including loss amplification, at the expense of the applicable Individual Borrower and, to the extent the Properties are covered under a blanket policy, such seismic risk analysis shall include all high risk locations covered by the earthquake limit), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) on an actual loss sustained basis for the entire period of Restoration; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance (or an equivalent) covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property and (4) with an agreed amount endorsement waiving co insurance provisions;

(iv)    comprehensive boiler and machinery insurance, if steam boilers or other pressure fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgages to the extent the same is available;

(vi)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)    if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the applicable state;

(viii)    umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer’s liability, liquor liability and automobile liability, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)    the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. Notwithstanding anything to the contrary herein, (A) if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but, if any of the events in clauses (A)-(C) occur, Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount. For so long as TRIPRA or a subsequent statute, extension or reauthorization thereof, is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;

(x)    Employment Practices Liability, including third party coverage, in an amount not less than $1,000,000 (if applicable);

(xi)    Crime coverage in amounts not less than $1,000,000 (if applicable);

(xii)    Liquor Liability in amounts not less than $1,000,000 per occurrence;

(xiii)    environmental insurance against claims for pollution and remediation legal liability related to each Individual Property (“PLL Policy”), such insurance: (A) to be a claims made and reported policy for a term of at least two (2) years past the latest possible extended Maturity Date (the “Required PLL Period”); provided, however, Borrower may obtain such PLL Policies for an initial policy term of five (5) years so long as (x) at least thirty (30) Business Days prior to the expiration thereof, Borrower renews, replaces or extends such PLL Policies (and delivers to Lender evidence thereof) for a term not less than the Required PLL Period and (y) at any time Borrower does not deliver evidence of such PLL Policies, Guarantor shall have executed a Guarantor Environmental Indemnity; (B) with general limits of liability for remediation expenses and third party claims of no less than $5,000,000 per incident and $35,000,000 in the aggregate for each pollution condition with a self-insured retention amount of no more than $50,000 per pollution condition (excepting claims for mold conditions, which shall have a deductible not to exceed the greater of $7,500 per room and $25,000 per incident); (C) shall name the Lender, with its successors, assigns and/or affiliates as an additional named insured and as a Mortgagee insured per Mortgagee Assignment endorsements providing automatic rights of assignment in the event of defaults; (D) shall be dedicated solely to the Properties and Borrower shall not be permitted to add any additional locations during the PLL Policy term; and (E) shall, throughout the PLL Policy term, otherwise include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Lender) as the PLL Policy approved in place on the Closing Date;

(xiv)    that certain environmental policy in place as of the date hereof written through Allianz Underwriters Insurance Company covering the Previously Owned Properties and applicable Individual Borrower (the “POP Environmental Policy”), with the Lender, its successors, assigns and/or affiliates as their interests may appear, named as additional named insureds, and Borrower shall maintain such coverage, either by extension of the POP Environmental Policy or replacement policy reasonably equivalent to the POP Environmental Policy and acceptable to Lender, until a date that is not sooner than two (2) years following the divesture date of such Previously Owned Property; and

(xv)    upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.

(b)    All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A” or better by S&P and “A2” or better by Moody’s (or, if not rated by Moody’s, then in lieu of the Moody’s rating, “A VIII” or better by AM Best) and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable carrier; provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (or, if not rated by Moody’s, then in lieu of the Moody’s rating, “A VIII” or better by AM Best) and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable carrier and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (or, if not rated by Moody’s, then in lieu of the Moody’s rating, “A VIII” or better by AM Best) and “BBB+” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable carrier. The Hartford Steam Boiler Inspection and Insurance Company (“HSB”) shall be considered an acceptable insurance company for the coverage under Section 6.1(a)(iv) above provided HSB maintains a rating of “A X” or better by AM Best. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the

“Insurance Premiums”), shall be delivered by Borrower to Lender. Notwithstanding the foregoing, Lender shall permit the Insurance Premiums to be paid on installments provided that proof of payment will be provided to Lender prior to the date such premiums become due and payable.

(c)    Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) hereof, subject to review and approval by Lender based on the schedule of locations and values, and such other documentation required by Lender.

(d)    All Policies provided for or contemplated by Section 6.1(a) hereof shall name Borrower as the insured and, in the case of liability policies, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Lender as the additional insured, as its interests may appear, and in the case of property damage, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to Lender except ten (10) days’ notice for non-payment of premium.

(e)    All Policies shall contain clauses or endorsements to the effect that:

(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured; provided, that ten (10) days’ notice will be required for non-payment of premium or; if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii)    the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if the issuers will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and

(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g)    In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder (regardless of whether the Policies are blanket Policies) shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2    Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower or Operating Lessee shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender to the extent such approval is required pursuant to the provisions of Section 5.1.22 hereof and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount and Borrower or Operating Lessee shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3    Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation (other than an immaterial temporary taking) of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings (including the ongoing proceedings set forth on, or relating to, the proceedings set forth on Schedule 4.1.12). Lender may participate in any such proceedings related to a Condemnation of a material portion of the Individual Property, and Borrower and Operating Lessee, as applicable, shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings (and, in the case of such proceedings that (i) relate to any improved portion of such Individual Property, (ii) relate to any portion of such Individual Property that, if taken, would cause such Individual Property not to comply with Legal Requirement, and/or (iii) relate to any material portion of an Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings). Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, (a) if Restoration of such Individual Property would be deemed feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof; provided, that, Borrower shall not be obligated to pursue completion of the Restoration if Lender is obligated to disburse Net Proceeds pursuant to Section 6.4 hereof with respect thereto (and Borrower has satisfied all applicable conditions to such disbursement) and Lender fails to disburse such proceeds and (b) if Restoration of such Individual Property is not considered feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation to the principal of the Loan in accordance with Section 2.4.2 hereof. If any Individual Property is sold, through foreclosure or otherwise through the exercise of other remedies available to Lender under the Loan Documents, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion of such Individual Property), the Loan-to-Value Ratio is greater than one hundred twenty-five percent (125%), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to provide ten (10) days’ notice to Lender).

Section 6.4    Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)    If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the estimated costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt or shall be directed by Lender to be disbursed directly to Borrower, provided that Borrower certifies to Lender (A) that no Event of Default shall have occurred and be continuing at the time of the disbursement and (B) Borrower provides an Officer’s Certificate confirming Borrower will complete the Restoration in compliance with all of the conditions set forth in Section 6.4(b)(i)(C), (F) and (H) hereof and agrees to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. Borrower shall thereafter commence and complete such Restoration with due diligence in accordance with the terms of this Agreement.

(b)    If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”): provided, that such costs and expenses of Borrower shall only be reimbursed if Lender is reasonably certain that there will be sufficient Net Proceeds to complete the Restoration (it being understood that to the extent Net Proceeds exceed the Adjusted Release Amount for any applicable Individual Property and such Net Proceeds are not being made available for Restoration, the foregoing proviso shall not apply), or (ii) the net amount of the Award, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)    no Event of Default shall have occurred and be continuing;

(B)     (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty-two and one half percent (22.5%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(D)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(E)    Lender shall be reasonably satisfied, subject to a force majeure delay, that the Restoration will be completed on or before the earliest to occur of (1) one hundred twenty (120) days prior to the Maturity Date (or with respect to any Extension Term, sixty (60) days prior to the applicable Extended Maturity Date), (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(F)    the Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);

(G)    intentionally omitted;

(H)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I)    the pro forma Debt Yield after such Restoration and stabilization of the Individual Property shall be equal to or greater than the applicable thresholds set forth in the definition of the Required Debt Yield;

(J)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be approved by Lender in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Trap Period as provided in Section 5.1.11(d); and

(K)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration or a Letter of Credit reasonably satisfactory to Lender is delivered to Lender.

(ii)    The Net Proceeds shall be held by Lender in an interest bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All actual, reasonable, out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. At any time that Lender’s approval is required under this clause (iii), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $50,000 or less shall not be required) and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)    The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (the “Excess Net Proceeds”), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)    Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration in accordance with Section 6.4(a) or Section 6.4(b) or (ii) to be distributed in accordance with Section 6.4(b)(vii) hereof (as applicable, the “Net Proceeds Prepayment”) shall be applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof.

(d)    Intentionally Omitted.

(e)    Notwithstanding anything to the contrary contained in the Loan Documents (except Section 6.3(b) of this Agreement) with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of the Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, as applicable, the express provisions set forth in the Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, as applicable, shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 6.4 do not create a default under the terms and provisions of the Ground Lease,

Specified Ground Lease or the Glendale Parking Agreement, as applicable, Borrower shall comply with the terms and provisions of this Section 6.4 and, provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of the Ground Leased Property, Specified Ground Leased Property or the Glendale Parking Agreement, as applicable, (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of the Ground Lease, Specified Ground Lease the Glendale Parking Agreement, as applicable, without first obtaining the written consent, approval, or waiver of Lender. Lender shall respond to any request for consent subject to the standards for consent set forth in the Ground Lease, Specified Ground Lease or the Glendale Parking Agreement, as applicable, provided that any request for consent or approval shall either be sent (A) by the ground lessor simultaneously to Lender or (B) by Borrower within two (2) Business Days following Borrower’s receipt of such request for consent or approval from the Ground Lessor or Specified Ground Lessor, as applicable.

(f)    In addition to the foregoing, in connection with any partial Condemnation or any Casualty, if (i) the estimated Net Proceeds shall be equal to or greater than sixty percent (60%) of the Amortized Release Amount in respect of the applicable Individual Property or (ii) provided no Event of Default shall be continuing, any Net Proceeds shall be equal to or greater than the Casualty/Condemnation Threshold and after Borrower shall have used commercially reasonable efforts to satisfy each of the other conditions set forth in Section 6.4(b)(i) Borrower shall be unable to satisfy all such conditions and Lender does not disburse the Net Proceeds to Borrower for Restoration, then Borrower shall have the right, but not the obligation, regardless of the provisions of Section 2.4.1 hereof, to elect not to proceed with a Restoration and to prepay the Adjusted Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Adjusted Release Amount) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.5.2(i) hereof), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following date the Net Proceeds shall be available to Borrower for such Casualty/Condemnation Prepayment and (iii) Borrower shall pay to Lender, concurrently with making such Casualty/Condemnation Prepayment, any other amounts required pursuant to Section 2.4.2 hereof. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property if Borrower elects to make a Casualty/Condemnation Prepayment unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.4.2(b) hereof. For the avoidance of doubt, no Spread Maintenance Payment or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment and such Casualty/Condemnation Prepayment shall not count towards the Free Prepayment Amount.

ARTICLE VII.

RESERVE FUNDS

Section 7.1    Environmental Work.

7.1.1    Deposit of Environmental Work Reserve Funds. Borrower shall perform the environmental work at the Individual Properties as more particularly set forth on Schedule 7.1 hereto (such work hereinafter referred to as the “Environmental Work”). Borrower shall complete the Environmental Work. It shall be an Event of Default under this Agreement if Borrower does not diligently pursue completion of the Environmental Work in good faith at any Individual Property. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all Environmental Work Funds from the Environmental Work Account and Lender may apply such funds either to completion of the Environmental Work at one or more of the Properties or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Environmental Work Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule 7.4.1 hereto to perform the Environmental Work for the applicable Individual Properties. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as the “Environmental Work Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Environmental Work Reserve Account”.

7.1.2    Release of Environmental Work Reserve Funds. Lender shall disburse to Borrower the Environmental Work Funds from the Environmental Work Reserve Account from time to time promptly upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the Environmental Work to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s knowledge, all Environmental Work to be funded by the requested disbursement has been or will be completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with the Environmental Work to be funded by the requested disbursement and (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Environmental Work with the proceeds of such disbursement. Lender shall not be required to make disbursements from the Environmental Work Reserve Account with respect to the Property unless such requested disbursement is in an amount greater than Ten Thousand and No/100 Dollars ($10,000) (or a lesser amount if the total amount in the Environmental Work Reserve Account is less than $10,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2. In no event shall Lender be obligated to disburse funds to Borrower from the Environmental Work Reserve Account if an Event of Default exists. Promptly upon Borrower’s request following completion of all the Environmental Work at the Properties and delivery of an Officer’s Certificate described above with respect thereto, Lender shall release any remaining funds in the Environmental Work Reserve Fund to or at the direction of Borrower.

Section 7.2    Tax and Insurance Escrow Fund. (a) Borrower shall pay to Lender on each Payment Date, (i) one twelfth (1/12) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes, at least thirty (30) days prior to their respective due dates, and (ii) one twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”); provided that, to the extent Taxes and/or Insurance Premiums for any Individual Property are reserved for in a Manager Account maintained by the applicable Brand Manager pursuant to the applicable Management Agreement or are previously paid for by a Brand Manager pursuant to the applicable Management Agreement and Borrower delivers to Lender the invoices or other evidence of payment or that a Brand Manager is holding such funds required under Section 5.1.2 and Section 6.1 hereof, the required deposit to the Tax and Insurance Escrow Fund hereunder with respect to such Individual Property will be reduced on a dollar-for-dollar basis by such amount. The account in which the Tax and Insurance Escrow Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower or Operating Lessee pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Provided that sufficient amounts are on deposit in the Tax and Insurance Escrow Fund and Borrower continues to be an Affiliate of Sponsor, Lender (or Servicer) shall within five (5) Business Days after receipt of Borrower’s written request, disburse funds from the Tax and Insurance Escrow Fund to Borrower to timely pay all Taxes payable by Borrower, or to reimburse Borrower for Taxes actually paid by Borrower or Operating Lessee so long Borrower’s written request is submitted prior to Lender (or Servicer) having already paid such Taxes. Any such request for disbursement shall include an Officer’s Certificate setting forth the tax payments and jurisdictions in which such payments will be made by such disbursement. Upon the written request of Lender, Borrower shall deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such Taxes have been paid. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Insurance Premiums and/or thirty (30) days prior to expiration of the Policies, as the case may be. Any amounts remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be promptly returned to Borrower. In the event an Individual Property is released in accordance with the terms and provisions of this Agreement, effective upon the Payment Date immediately following the date of such release, Lender shall reduce the monthly deposit for Taxes by an amount equal to the Taxes attributable to such Individual Property.

(b)    Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender (which blanket policy may also insure other real property owned directly or indirectly by Guarantor), Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums.

Section 7.3    Replacements and Replacement Reserve.

7.3.1    Replacement Reserve Fund. Borrower shall pay to Lender on each Payment Date an amount equal to the Replacement Reserve Monthly Deposit to fund the cost of Replacements; provided, however, that Replacements shall not include expense items that would otherwise be expensed in the operating statements of the Property pursuant to the Uniform System of Accounts (unless such expense items are unanticipated repair and maintenance expenses in connection with Replacements not contemplated by the Annual Budget) and provided, further, that, for so long as Borrower maintains the Brand Managed Properties in accordance with the applicable Brand Management Agreement, the Replacement Reserve Monthly Deposit shall be reduced on a dollar-for-dollar basis by any amounts deposited into the applicable Manager Account for Replacements for the applicable calendar month as set forth in the Annual Budget and required pursuant to the terms of the applicable Management Agreement if Borrower delivers evidence reasonably satisfactory to Lender that such deposit has been made. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.

7.3.2    Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements, upon satisfaction of the requirements set forth in this Section 7.3.2.

(b)    Lender shall disburse to Borrower the Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s knowledge, all Replacements to be funded by the requested disbursement have been performed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such Replacements to be funded by the requested disbursement, (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Replacements with the proceeds of such disbursement, and (D) stating that Borrower has obtained (or caused to be obtained) lien waivers from any contractors or subcontractors with respect to the applicable Replacements for which reimbursement is being sought. Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to the Property unless such requested disbursement is in an amount greater than Ten Thousand and No/100 Dollars ($10,000) (or a lesser amount if the total amount in the Replacement Reserve Account is less than $10,000), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2. In no event shall Lender be obligated to disburse funds to Borrower from the Replacement Reserve Account if an Event of Default exists.

7.3.3    Performance of Replacements. (a) Borrower shall make (or shall cause to be made) Replacements when required in order to keep each Individual Property in good condition and repair and to keep the Property or any portion thereof from deteriorating consistent with the requirements of the Franchise Agreement or in the case of the Brand Managed Properties that are not subject to a Franchise Agreement, the applicable Management Agreement. Borrower and Operating Lessee shall complete (or with respect to the Brand Managed Properties, shall cause Manager to complete all Replacements as required pursuant to and in accordance with the applicable Management Agreement) all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)    During a Cash Trap Period, Lender shall have the right, at its option, to approve all contracts or work orders for amounts in excess of One Million and No/100 Dollars ($1,000,000.00) (such approval not to be unreasonably withheld, delayed or conditioned and with respect to the Brand Managed Properties, such approval shall be limited to the extent that Borrower and/or Operating Lessee shall have the right to approve such contracts in accordance with the applicable Management Agreement) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request during a Cash Trap Period, Borrower or Operating Lessee shall assign any contract or subcontract to Lender (provided, that with respect to the Brand Managed Properties, such assignment shall be limited to the extent that Borrower or Operating Lessee shall be permitted to assign such contracts under the applicable Management Agreement).

(c)    During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacements and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Replacement, and during the continuance of an Event of Default, to exercise any and all other remedies available to Lender upon an Event of Default hereunder, provided, that with respect to the Brand Managed Properties, Lender’s rights under this clause (c) shall be subject to the rights of each Brand Manager to the extent that such Brand Manager is permitted to perform such Replacements pursuant to and in accordance with the applicable Management Agreement.

(d)    During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower and Operating Lessee grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage (subject to the provisions of the Ground Lease, Specified Ground Lease, the Glendale Parking Agreement and the rights of Tenants) (provided, that with respect to the Brand Managed Properties, Lender’s rights shall be subject to the rights of each Brand Manager to the extent that such Brand Manager shall perform such Replacements pursuant to and in accordance with the applicable Management Agreement and Borrower and Operating Lessee shall enforce all their respective rights under the applicable Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder). All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower and Operating Lessee constitute and appoint Lender their true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower and/or Operating Lessee. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Each of Borrower and Operating Lessee empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary to complete such Replacement; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower and/or Operating Lessee which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every reasonable act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)    Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)    If reasonably determined to be necessary and upon reasonable prior notice, Borrower and Operating Lessee shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the provisions of the Ground Lease, Specified Ground Leases, the Glendale Parking Agreement and the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3 (provided, that with respect to the Brand Managed Properties, Lender’s rights shall be subject to the rights of each Brand Manager to the extent that such Brand Manager shall perform such Replacements pursuant to and in accordance with the applicable Management Agreement and Borrower and Operating Lessee shall enforce all their respective rights under the applicable Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder). Borrower and Operating Lessee shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3. Notwithstanding the foregoing, unless a Debt Yield Trigger Period or an Event of Default has occurred and is continuing, such inspections shall not take place more than once per year and the cost to Borrower or Operating Lessee in connection with each shall not exceed $5,000 per inspection.

(g)    During a Cash Trap Period, in connection with any single Replacement in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought (or portion thereof in the case of periodic payments). Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and reasonably approved by Borrower or Operating Lessee and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the actual, out-of-pocket, reasonable expenses of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)    The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for (i) those Liens existing on the date of this Agreement which have been approved in writing by Lender and (ii) Permitted Indebtedness).

(i)    All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4    Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower or Operating Lessee fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice from Lender. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)    Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower or Operating Lessee from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents or to complete the Replacements as required hereunder. Any amount remaining in the Replacement Reserve Account after the Debt has been paid in full shall be returned to Borrower. In the event any Individual Property is released in accordance with the provisions of this Agreement, effective on the payment date immediately following the date of such release, Lender shall reduce the Replacement Reserve Monthly Deposit by an amount equal to the portion of the Replacement Reserve Monthly Deposit attributable to such Individual Property

Section 7.4    PIP Reserve.

7.4.1    PIP Fund. Borrower shall deposit with Lender (a) on the Closing Date, an initial deposit in an amount equal to $15,000,000 and (b) on each Payment Date thereafter, an amount equal to the PIP Reserve Monthly Deposit, to fund the costs of the PIP Work provided, however, that for so long as Borrower maintains the Brand Managed Properties in accordance with the applicable Brand Management Agreement, the PIP Reserve Monthly Deposit shall be reduced on a dollar-for-dollar basis by any amounts deposited into the applicable Manager Account for PIP Work for the applicable calendar month as set forth in the Annual Budget and required pursuant to the terms of the applicable Management Agreement if Borrower delivers evidence reasonably satisfactory to Lender that such deposit has been made. Amounts so deposited shall hereinafter be referred to as the “PIP Reserve Fund” and the account in which such amounts are deposited shall hereinafter be referred to as the “PIP Reserve Account”.

7.4.2    Disbursements from PIP Reserve Account. (a) Lender shall make disbursements from the PIP Reserve Account to pay Borrower only for the PIP Work.

(b)    Lender shall disburse to Borrower from the PIP Reserve Account from time to time promptly upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the PIP Work to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s knowledge, all PIP Work to be funded by the requested disbursement have been or will be, after such disbursement, has been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such PIP Work to be funded by the requested disbursement, and (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the PIP Work with the proceeds of such disbursement, and (D) stating that Borrower has obtained (or caused to be obtained) lien waivers from any contractors or subcontractor with respect to the applicable PIP Work, for which reimbursement is being sought. Lender shall not be required to make disbursements from the PIP Reserve Account unless such requested disbursement is in an amount greater than Ten Thousand and No/100 Dollars ($10,000.00) (or a lesser amount if the total amount in the PIP Reserve Account is less than $10,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4.2. In no event shall Lender be obligated to disburse funds to Borrower from the PIP Reserve Account if an Event of Default exists.

7.4.3    Performance of PIP Work. (a) Borrower shall perform the PIP Work within the time frames required by the PIP in order to comply with requirements of the applicable Franchise Agreement or in the case of the Brand Managed Properties that are not subject to a Franchise Agreement, the applicable Management Agreement. Borrower shall perform all PIP Work in a good and workmanlike manner as soon as practicable, following the commencement of such PIP Work.

(b)    During a Cash Trap Period, Lender shall have the right, at its option, to approve all contracts or work orders for amounts in excess of One Million and No/100 Dollars ($1,000,000.00) (such approval not to be unreasonably withheld, delayed or conditioned and with respect to the Brand Managed Properties, such approval shall be limited to the extent that Borrower and/or Operating Lessee shall have the right to approve such contracts in accordance with the applicable Management Agreement) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the PIP Work. Upon Lender’s request during a Cash Trap Period, Borrower or Operating Lessee shall assign any contract or subcontract to Lender (provided, that with respect to the Brand Managed Properties, such assignment shall be limited to the extent that Borrower or Operating Lessee shall be permitted to assign such contracts under the applicable Management Agreement).

(c)    During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any PIP Work is not being performed in a workmanlike or timely manner or that any PIP Work has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory PIP Work and to proceed under existing contracts or to contract with third parties to complete such PIP Work and to apply the PIP Reserve Fund toward the labor and materials necessary to complete such PIP Work, and during the continuance of an Event of Default, to exercise any and all other remedies available to Lender upon an Event of Default hereunder, provided, that with respect to the Brand Managed Properties, Lender’s rights under this clause (c) shall be subject to the rights of each Brand Manager to the extent that such Brand Manager is permitted to perform such PIP Work pursuant to and in accordance with the applicable Management Agreement.

(d)    During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such PIP Work pursuant to Section 7.4.3(c) above, Borrower and Operating Lessee grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or perform such PIP Work and/or employ watchmen to protect such Individual Property from damage (subject to the provisions of the Ground Lease, Specified Ground Leases, the Glendale Parking Agreement and the rights of Tenants) (provided, that with respect to the Brand Managed Properties, Lender’s rights shall be subject to the rights of each Brand Manager to the extent that such Brand Manager shall perform such PIP Work pursuant to and in accordance with the applicable Management Agreement and Borrower and Operating Lessee shall enforce all their respective rights under the applicable Management agreement to cause such PIP Work to be completed in accordance with the terms thereunder). All sums so expended by Lender, to the extent not from the PIP Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower and Operating Lessee constitute and appoint Lender their true and lawful attorney in fact with full power of substitution to complete or undertake such PIP Work in the name of Borrower and/or Operating Lessee. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Each of Borrower and Operating Lessee empowers said attorney in fact as follows: (i) to use any funds in the PIP Reserve Account for the purpose of making or completing such PIP Work; (ii) to make such additions, changes and corrections to such PIP Work as shall be necessary to complete such PIP Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such PIP Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower and/or Operating Lessee which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every reasonable act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)    Nothing in this Section 7.4.3 shall: (i) make Lender responsible for making or completing any PIP Work; (ii) require Lender to expend funds in addition to the PIP Reserve Fund to perform or complete any PIP Work; (iii) obligate Lender to proceed with any PIP Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any PIP Work.

(f)    If reasonably determined to be necessary and upon reasonable prior notice, Borrower and Operating Lessee shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing PIP Work pursuant to this Section 7.4.3 to enter onto each Individual Property during normal business hours (subject to the provisions of the Ground Lease, Specified Ground Leases, the Glendale Parking Agreement and the rights of Tenants under their Leases) to inspect the progress of any PIP Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such PIP Work which are or may be kept at each Individual Property, and to complete any PIP Work made pursuant to this Section 7.4.3 (provided, that with respect to the Brand Managed Properties, Lender’s rights shall be subject to the rights of each Brand Manager to the extent that such Brand Manager shall perform such PIP Work pursuant to and in accordance with the applicable Management Agreement and Borrower and Operating Lessee shall enforce all their respective rights under the applicable Management Agreement to cause such PIP Work to be completed in accordance with the terms thereunder). Borrower and

Operating Lessee shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.4.3(f) or the completion of PIP Work pursuant to this Section 7.4.3. Notwithstanding the foregoing, unless a Debt Yield Trigger Period or an Event of Default has occurred and is continuing, such inspections shall not take place more than once per year and the cost to Borrower or Operating Lessee in connection with each shall not exceed $5,000 per inspection.

(g)    During a Cash Trap Period, in connection with any Project Improvement Plan for an Individual Property where the amount of any requested disbursement from the PIP Reserve Account, together with all prior disbursements from the PIP Reserve Account since the date of the last inspection of such Individual Property, shall equal or exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) in aggregate, Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the PIP Reserve Account in order to verify completion of the PIP Work for which reimbursement is sought (or portion thereof in the case of periodic payments). Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and reasonably approved by Borrower or Operating Lessee and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the PIP Reserve Account. Borrower shall pay the actual, out-of-pocket, reasonable expenses of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)    The PIP Work and all materials, equipment, fixtures, or any other item comprising a part of any PIP Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for (i) those Liens existing on the date of this Agreement which have been approved in writing by Lender and (ii) Permitted Indebtedness).

(i)    All PIP Work shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with any PIP Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

Section 7.5    Ground Lease Reserve Fund.

7.5.1    Deposits to Ground Lease Fund. Subject to the last sentence of Section 7.5.2, on each Payment Date after the Closing Date during a Cash Trap Period, Borrower shall pay to

Lender one-twelfth of the rents (including both base rent and additional rents (excluding any Taxes otherwise reserved for hereunder)) (collectively, the “Ground Rent”) due under the Ground Leases, Specified Ground Leases and the Glendale Parking Agreement during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates. In addition, on the Closing Date, Borrower shall pay to Lender an amount equal to any Ground Rent payable and outstanding under the Ground Leases, Specified Ground Leases and the Glendale Parking Agreement within thirty (30) days of the first Payment Date. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”. Upon the occurrence of a Cash Trap Event Cure and provided that a Cash Trap Period shall not exist, amounts in the Ground Lease Reserve Fund shall be deposited into the Cash Management Account on the next Payment Date.

7.5.2    Release of Ground Lease Reserve Fund. Lender shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from a Ground Lessor under a Ground Lease, Specified Ground Lessor under a Specified Ground Lease or the lessor under the Glendale Parking Agreement without inquiry into the accuracy of such bill, statement or estimate. If the amount of Ground Lease Reserve Funds shall exceed the amounts due for the Ground Rent under the Ground Leases, Specified Ground Leases and the Glendale Parking Agreement for the immediately succeeding twelve (12) months as determined by Lender, Lender shall return any excess to Borrower. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full or after the Ground Leased Properties, Specified Ground Leased Properties and the Glendale Parking Agreement have been released in accordance with the terms hereunder, shall be returned to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall provide written notice to Borrower of such determination and Borrower, commencing with the first Payment Date following receipt of such notice, shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.

Section 7.6    Excess Cash Flow Reserve Fund.

7.6.1    Excess Cash Flow Reserve. During a Cash Trap Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. All funds held in the Excess Cash Flow Reserve Fund shall be treated as a “Reserve Fund” for purposes of Section 7.7 hereof. Subject to Priority Waterfall Payments made pursuant to Section 3.5 of the Cash Management Agreement and Section 2.6.2(e) hereof, all additional amounts deposited under this Section 7.6 shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence and during the continuance of an Event of Default and applied by Lender to the Debt in such order and priority as Lender may determine.

7.6.2    Release of Excess Cash Flow Reserve Funds. (a) During a Debt Yield Trigger Period, so long as no Event of Default has occurred and is continuing and no Bankruptcy Action of Borrower has occurred, upon written request of Borrower, Lender shall disburse within three (3) Business Days of Borrower’s request and no more frequently than bimonthly, Excess Cash Flow Reserve Funds for (i) payment of any Operating Expenses (including management fees, franchise fees, ground rent, related corporate expenses and other fees, charges or costs, payable to Manager under the Management Agreement or Franchisor under the Franchise Agreement), (ii) emergency repairs and/or life safety issues (including any Capital Expenditures) at any Individual Property which Lender will endeavor to fund within one (1) Business Day of Borrower’s request therefor, (iii) Capital Expenditures and Replacements and PIP Work (after application of amounts then on deposit in the Replacements Reserve Account and in the PIP Reserve Account, as applicable), (iv) Hotel Taxes and Custodial Funds, (v) costs incurred in connection with the purchase of any FF&E, (vi) costs incurred in connection with the purchase of any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement required under the Loan Documents, (vii) voluntary prepayment of the Loan in accordance with Section 2.4.1 or Section 6.4(f) hereof, (viii) legal, audit, tax and accounting; provided that Excess Cash Flow shall not be used for expenses in connection with (A) the enforcement of any Borrower’s or Operating Lessee’s rights under the Loan Documents or (B) any defense of any enforcement by Lender of its rights under the Loan Documents, (ix) (A) payment of pro rata dividends, distributions and redemptions in the minimum cash amount necessary (as determined by Borrower in good faith and assuming that CorePoint REIT makes the maximum distribution in the form of equity interests permitted by the Code, as reasonably determined by CorePoint REIT’s tax counsel) (1) to maintain the status of CorePoint REIT as a real estate investment trust and (2) to avoid payment or imposition of any entity level tax on CorePoint REIT (including pursuant to Section 4981 of the Code) that could be avoided by reason of a distribution or other action by Borrower and (B) without duplication of the foregoing, cash distributions to holders of CorePoint REIT preferred stock issued in connection with the Spin-Off (provided that such amounts in this clause (B) shall not exceed $2,250,000 per calendar year), (x) costs of Restoration in excess of available Net Proceeds, (xi) Debt Service and Revolver Loan Debt Service, (xii) (A) any fees and costs payable by Borrower, including to Lender, subject to and in compliance with the Loan Documents and (B) any fees and costs payable by the Revolver Borrower, including to Revolver Lender, subject to and in compliance with the Revolver Loan Documents, (xiii) costs associated with existing Leases or any new Leases entered into pursuant to the terms of this Agreement, including costs related to tenant improvement allowances, leasing commissions, Tenant-related Capital Expenditures, and tenant inducement payments and relocation costs (after application of amounts then on deposit in the Replacement Reserve Fund), (xiv) principal prepayments of the Loan in the amount necessary to satisfy a Debt Yield Cure, (xv) Approved Alterations, (xvi) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in this Agreement or the Cash Management Agreement), (xvii) payments under the Ground Lease, Specified Ground Leases or the Glendale Parking Agreement and (xviii) such other items as reasonably approved by Lender.

(b)    Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account upon the occurrence of a Cash Trap Event Cure shall be paid to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt and all amounts due to Lender have been paid in full shall be paid to Borrower.

Section 7.7    Reserve Funds, Generally. Borrower grants to Lender a first priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Subject to Priority Waterfall Payments made pursuant to Section 3.5 of the Cash Management Agreement and Section 2.6.2(e) hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account and shall be invested only in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. All interest or other earnings on the Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed or applied, as applicable, in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, provided such Reserve Funds are held in an Eligible Account and invested only in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable, actual, out-of-pocket, costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent any of the foregoing results from Agent’s or Lender’s or Servicer’s gross negligence, willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. Notwithstanding anything to the contrary contained herein, any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

ARTICLE VIII.

DEFAULTS

Section 8.1    Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)    if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, (C) the monthly deposit (if any) to the Ground Lease Reserve Account is not paid in full on or before the date when due, (D) the monthly deposit to the Replacement Reserve Account is not paid in full on or before the date when due with such failure continuing for three (3) Business Days after Lender delivers written notice thereof to Borrower or (E) any other portion of the Debt (including any deposits to the Reserve Funds) not specified in the foregoing clauses (A), (B), (C) or (D) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii)    if any of the real property Taxes or material Other Charges are not paid prior to the date upon which such payment becomes delinquent, other than those Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 hereof (provided, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such Taxes hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents);

(iii)    if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv)    if Borrower or any other Loan Party consummates a Transfer of any portion of the Properties without Lender’s prior written consent in violation of Section 5.2.10 hereof;

(v)    if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower or any other Loan Party shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided that if such untrue representation or warranty is susceptible of being cured, Borrower and any other Loan Party shall have the right to cure such representation or warranty within thirty (30) days of receipt of written notice from Lender;

(vi)    if Borrower or any other Loan Party shall make an assignment for the benefit of creditors;

(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or any other Loan Party or if Borrower or any other Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower or any other Loan Party, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any other Loan Party, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)    if Borrower or any other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)    if a Guarantor Bankruptcy Event occurs with respect to Guarantor, provided, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default and provided, further, it shall not be an Event of Default under this Section 8.1(a)(ix) a Replacement Guarantor that is an Affiliate of Borrower shall have assumed all of the liabilities and obligations of Guarantor under the Loan Documents executed by Guarantor or executed a Substitute Guaranty in accordance with the terms hereunder;

(x)    if Borrower or any other Loan Party breaches any representation or warranty contained in Section 4.1.30 (other than Section 4.1.30(c) which shall be governed by clause (xiii) below) or any covenant contained in Section 5.1.28 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) (i) if such breach is inadvertent and non-recurring or (ii) if such breach is curable, if Borrower or any other Loan Party shall promptly cure such breach within thirty (30) days after such breach occurs, and (B) upon the written request of Lender, if Borrower or any other Loan Party promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion, provided that, with respect to a breach of a representation or warranty contained in Section 4.1.30, such request by Lender shall only be made to the extent that not receiving an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, would result in a material adverse effect;

(xi)    intentionally omitted;

(xii)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii)    if any of the assumptions related to the Borrower or any other Loan Party, contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, that any such breach shall not constitute an Event of Default (A) (i) if such breach is inadvertent and non-recurring or (ii) if such breach is curable, if Borrower or any other Loan Party shall promptly cure such breach within thirty (30) days after such breach occurs, and (B) upon the written request of Lender, if Borrower or any other Loan Party promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xiv)    if a material default by Borrower or any other Loan Party has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement), or the term of any Management Agreement (or any Replacement Management Agreement) expires and in each case, unless Borrower or Operating Lessee, as applicable, engages a Qualified Manager in accordance with the terms and as required by of Section 5.1.23 within thirty (30) days’ notice of such default (subject to the applicable cure period) or the date of such expiration;

(xv)    if, without Lender’s prior written consent, (a) any Brand Management Agreement is terminated (unless within five (5) Business Days of such termination (I) Borrower or Operating Lessee, as applicable, (x) enters into a Replacement Management Agreement with a new Brand Manager in accordance with the terms hereof or (y) enters into a Replacement Franchise Agreement with a Qualified Franchisor and a Replacement Management Agreement with a Qualified Manager, in each case, in accordance with the terms hereof or (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.5.2(k) hereof and releases the Individual Property in accordance with the provisions thereof), (b) any Brand Management Agreement is materially amended in violation of the terms hereof or (c) there is a material default by Borrower or Operating Lessee under any Brand Management Agreement beyond any applicable notice or grace period that permits the Brand Manager thereunder to terminate or cancel the Brand Management Agreement and Lender delivers a written notice of Event of Default in connection therewith to Borrower or Operating Lessee (a “Brand Management Default Election Notice”) (unless, within forty-five (45) days after receipt of such Brand Management Default Election Notice, (I) Borrower or Operating Lessee, as applicable, (x) enters into a Replacement Management Agreement with a new Brand Manager in accordance with the terms hereof or (y) enters into a Replacement Franchise Agreement with a Qualified Franchisor and a Replacement Management Agreement with a Qualified Manager, in each case, in accordance with the terms hereof or (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.5.2(k) hereof and releases the Individual Property in accordance with the provisions thereof);

(xvi)    if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Sections 2.2.7 or 2.8 hereof;

(xvii)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, any other Loan Party or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii)    if, without Lender’s prior written consent, (a) any Franchise Agreement is terminated (unless within five (5) Business Days of such termination (I) Borrower or Operating Lessee, as applicable, and a new Qualified Franchisor enter into a Replacement Franchise Agreement in accordance with Section 5.1.23 or (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.5.2(k) hereof and releases the Individual Property in accordance with the provisions thereof), (b) any Franchise Agreement is materially amended in violation of Section 5.2.1(a) or (c) there is a material default by Borrower or Operating Lessee under any Franchise Agreement (including a default thereunder that results in a breach of Section 5.1.23 or 5.2.1 hereof) beyond any applicable notice or grace period that permits the franchisor thereunder to terminate or cancel the Franchise Agreement and Lender delivers a written notice of Event of Default in connection therewith to Borrower or Operating Lessee (a “Franchise Default Election Notice”) (unless, within forty-five (45) days after receipt of such Franchise Default Election Notice, (I) Borrower or Operating Lessee and a new Qualified Franchisor enter into a Replacement Franchise Agreement in accordance with Section 5.1.23) or (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.5.2(k) hereof and releases the Individual Property in accordance with the provisions thereof);

(xix)    if (A) a material breach or material default by any applicable Individual Borrower under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, including, without limitation, the occurrence of an event or condition that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease or (B) if Borrower breaches any covenant contained in Section 5.2.11 provided, however, that prior to declaring an Event of Default under this clause (xix), Lender shall permit Borrower to release the Property subject to the Ground Lease creating such default situation within forty five (45) days of receipt by the applicable Individual Borrower or Operating Lessee of a notice from the applicable ground lessor of such default or breach upon payment of the applicable Adjusted Release Amount and satisfaction of the conditions set forth in Section 2.4.1 hereof and Section 2.5.2 hereof (other than to satisfy the Release Debt Yield as set forth in Section 2.5.2(e)); or

(xx)    if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xix) above or any of the other Loan Documents, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or any other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)    During the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower or any other Loan Party and in and to all or any of Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, any other Loan Party and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower or Operating Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Operating Lessee hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2    Remedies. (a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or any other Loan Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and the other Loan Parties or at law or in equity may be exercised by Lender at any time and from time to time, to the extent permitted by applicable law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and each other Loan Party agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or any other Loan Party’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b)    With respect to Borrower, the other Loan Parties and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, (i) Lender shall have the right from time to time to partially foreclose any Mortgage in any manner and for any amounts secured by such Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, in the event Borrower or any other Loan Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest, (ii) Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (iii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each of Borrower and Operating Lessee hereby absolutely and irrevocably appoints Lender as its respective true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each of Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower and Operating Lessee by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Operating Lessee only as of the Closing Date.

(d)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3    Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any other Loan Party or to impair any remedy, right or power consequent thereon.

ARTICLE IX.

SPECIAL PROVISIONS

Section 9.1    Sales and Securitization.

9.1.1    Sale of Notes and Securitization. Each of Borrower and Operating Lessee acknowledges and agrees that Lender may (i) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents to (A) an Eligible Assignee or (B) any other Person reasonably approved by Borrower, provided there is no Event of Default continuing (such approval not to be unreasonably withheld, conditioned or delayed), (ii) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents to an Affiliate of a Lender (provided that such Affiliate is (A) an Eligible Assignee (other than the requirement to satisfy the economic threshold contained in clause (i) of the definition of the Eligibility Requirements) or (B) otherwise reasonably approved by Borrower (such approval not to be unreasonably withheld, conditioned or delayed)), (iii) sell participation interests in the Loan or (iv) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (the transactions referred to in clause (iv) shall hereinafter be referred to as a “Securitization”). For the avoidance of doubt, in no instance shall the restriction on the sale, assignment, syndication or participation of the Loan or any portion thereof to an Eligible Assignee or to a Person otherwise reasonably approved by Borrower, provided there is no Event of Default continuing (1) apply to any Securitization or to any Securities issued in connection therewith or (2) apply to any sale or transfer of the Loan following an assumption of the Loan pursuant to Section 5.2.10(e) hereof. At the written request of Lender, and to the extent not already provided by Borrower or any other Loan Party under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower, any other Loan Party or any of their respective Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such sale, syndication, participation or Securitization including, without limitation, to:

(a)    provide additional and/or updated Provided Information;

(b)    review, and comment on the Covered Disclosure Information (as defined below) in the Disclosure Documents delivered to Borrower, which Disclosure Documents shall be delivered for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm the Covered Disclosure Information in such Disclosure Documents;

(c)    deliver an updated Insolvency Opinion;

(d)    deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;

(e)    subject to Section 9.3 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Property, Borrower, Operating Lessee, each other Loan Party and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower and any applicable other Loan Party shall provide an updated representation or warranty);

(f)    if requested by Lender, review the sections of the Disclosure Document entitled “Risk Factors” (solely to the extent “Risk Factors” relate to Borrower, Operating Lessee, Principal, Guarantor, Manager (if Manager is an Affiliated Manager)), the Operating Lease, the Management Agreement, the Franchise Agreement, the Mortgage Loan, the Ground Lease, the Properties and any litigation related to the foregoing), “Description of the Properties”, “Description of the Mortgage,” “Description of the Mortgage Loan,” “Description of the Interest Rate Cap Agreement,” “Description of the Borrower, the Guarantor and Related Parties,” “Description of the Ground Lease and Ground Lessor,” “Description of the Property Manager” (if the Manager is an Affiliated Manager), “Description of the Operating Lease,” “Description of the Management Agreement and Assignment and Subordination of Management Agreement,” “Description of the Franchise Agreements,” “Use of Proceeds,” and “Annex E – Representations and Warranties of the Borrowers” (or sections similarly titled or covering similar subject matters);

(g)    execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization; provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower, Operating Lessee, Principal or Guarantor, or (y) any other obligation or liability of Borrower or Operating Lessee under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the weighted average spread of the Loan in place immediately prior to such amendment (except following and during the continuance of an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof or to the extent that the application of a prepayment of the Loan pursuant to Section 2.4.1 results in “rate creep”, provided that in no event shall the prepayment of the Free Prepayment Amount change the weighted average coupon of the Loan), (iii) shall not affect the aggregate amortization of the Loan, (iv) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (v) shall not affect the time periods during which Borrower is permitted to perform any obligations under the Loan Documents, (vi) shall not decrease any of Borrower’s, Operating Lessee’s, Principal’s or Guarantor’s rights or remedies under the Loan Documents in any respect and (vii) any such amendments shall be in substantially the same form as this Agreement; and

(h)    if reasonably requested by Lender, Borrower and Operating Lessee shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

9.1.2    Loan Components. (a) Each of Borrower and Operating Lessee covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new or existing components in Lender’s sole discretion, provided, (1) in no event shall the weighted average spread of the Loan following such new or modified note change from the initial weighted average spread in effect immediately preceding such new or modified note (except in connection with a prepayment of the Loan in accordance with Sections 2.4.1 or 2.4.2 hereof (provided that in no event shall the prepayment of the Free Prepayment Amount change the weighted average coupon of the Loan), or following an Event of Default and (2) no amortization of principal of the Loan will be required and (ii) modify the Cash Management Agreement to reflect such new components; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower or affect any of the rights or obligations of Borrower and Operating Lessee under the Loan Documents in any materially adverse respect. Notwithstanding anything to the contrary contained herein, no reallocation or creation of new components pursuant to this Section 9.1.2, shall (i) reduce the Free Prepayment Amount, (ii) reduce the percentage of the Loan permitted to be voluntarily prepaid without a Spread Maintenance Payment prior to the applicable Spread Maintenance End Date or (iii) result in a Spread Maintenance Payment that would not otherwise have been due as of the Closing Date based upon the definition of Spread Maintenance Payment.

(b)    Each of Borrower, Operating Lessee and the other Loan Parties covenants and agrees that after the Closing Date, but prior to a Securitization of the Loan, Lender shall have the right to establish different interest rates and to reallocate the principal balances of the Components of the Loan amongst each other; provided, that (i) in no event shall the weighted average spread of the Loan following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with a prepayment of the Loan in accordance with Sections 2.4.1 or 2.4.2 hereof (provided that in no event shall the prepayment of the Free Prepayment Amount change the weighted average coupon of the Loan), or following an Event of Default and (ii) no such modification shall materially and adversely affect Borrower and Operating Lessee’s rights to prepay all or any portion of the Loan.

(c)    Each of Borrower, Operating Lessee and the other Loan Parties shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following such request by Lender. It shall be an Event of Default under this Agreement, the Note, the Mortgages and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.2. Notwithstanding anything to the contrary herein, all reasonable costs and expenses incurred by Borrower and/or Lender in connection with this Section 9.1.2 (including, without limitation, any documentary stamp taxes, intangible taxes and other recording taxes) shall be paid in accordance with Section 9.1.4 hereof. In no event shall any amendment or new loan documents required pursuant to this Section 9.1 modify or amend the aggregate amount of the Release Amount for each Individual Property.

9.1.3    Uncross of Properties. Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross any of the Properties (the “Affected Property”). In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property the applicable Release Amount evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Release Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that (A) such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not (1) modify (w) the initial weighted average interest rate payable under the Note, (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, (z) any other material economic term of the Loan, as any existed prior to the creation of the New Note and splitting of the Loan or (2) decrease the time periods during which the Borrower, Operating Lessee, Principal or Guarantor is permitted to perform its obligations under the Loan Documents, and (B) the New Note shall be in substantially the same form as the Loan Documents. In connection with the transfer of any such Affected Property as provided for in this Section 9.1.3, the Loan shall be reduced by an amount equal to amount of the Release Amount applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Release Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.1.3, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Release Amount of the Affected Property. At the written request of Lender, Borrower shall otherwise cooperate with Lender’s reasonable requests in Lender’s attempt to satisfy the requirements necessary in order for Lender to obtain written confirmation from the Approved Rating Agencies that such transfer of the Affected Property from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that would be reasonably satisfactory to a prudent lender that the single purpose nature and bankruptcy remoteness of the Borrowers owning Properties and Operating Lessee operating the applicable Properties other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) if the same would be required by a prudent lender in such circumstances, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury, nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or Grantor Trust or a tax to be imposed on a Securitization Vehicle. All reasonable costs and expenses incurred by Borrower or Lender in connection with this Section 9.1.3 (including, without limitation, any documentary stamp taxes, intangible taxes, other recording taxes and any costs and expenses incurred by Borrower in connection with the transfer of the Affected Property to a Special Purpose Entity and the maintenance and operation of such Special Purpose Entity) shall be paid in accordance with Section 9.1.4 below.

9.1.4    Costs. All reasonable out-of-pocket third-party costs and expenses incurred by Borrower, any other Loan Party and Guarantor in connection with Borrower’s complying with this Section 9.1 and any fees and expenses of the Rating Agencies incurred in connection with a sale, syndication or participation of the Loan and/or Securitization shall be paid by Lender, provided, that Borrower shall be responsible for payment of all of Borrower’s, any other Loan Party’s and Guarantor’s respective attorneys’ fees and expenses.

Section 9.2    Securitization Indemnification. (a) Each of Borrower, Operating Lessee and each other Loan Party understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act, or the Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that any Disclosure Document is required to be revised prior to the sale of all Securities, Borrower, Operating Lessee and each other Loan Party will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b)    The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Summary of Offering Circular” and “Risk Factors” (solely to the extent “Summary of Offering Circular” and “Risk Factors” relate to Borrower, Operating Lessee, Principal, Guarantor, Manager (if Manager is an Affiliated Manager), the Operating Lease, the Management Agreement, the Franchise Agreement, the Mortgage Loan and the Properties), “Description of the Properties,” “Description of the Mortgage,” “Description of the Mortgage Loan,” “Description of the Interest Rate Cap Agreement,” “Description of the Borrower, Guarantor and Related Parties,” “Description of the Ground Lease and Name of the Ground Lessor,” “Description of the Property Manager” (if Manager is an Affiliated Manager), “Description of the Operating Lease,” “Description of the Management Agreement and Assignment and Subordination of Management Agreement,” “Description of the Franchise Agreements,” “Use of Proceeds,” and “Annex E – Representations and Warranties of the Borrowers,” in each case, (I) solely to the extent each of the foregoing relate to Borrower, the Properties, the Manager (if Manager is an Affiliated Manager), any Loan Party, Guarantor, the Franchise Agreements and the Management Agreements, and (II) excluding (x) any underwritten financial information (except to the extent such underwritten financial information is included in the Provided Information), (w) any information (including financial information or forecasted information) that is solely obtained from any third party report commissioned by Lender, including, without limitation appraisals, property condition reports or environmental reports, (y)

any electronic media (except those portions of Annex A that are not otherwise excluded pursuant to this clause (A) and Annex E) and (z) any financial projections or reforecasts relating to the performance of the Collateral (except to the extent such projections or reforecasts are included in the Provided Information) (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying the Indemnified Persons for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Indemnifying Persons may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided. Notwithstanding the foregoing, the indemnification agreement shall not require, with respect to any financial projections or reforecasts that are included in the Provided Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Provided Information), that the Indemnifying Persons be liable for any Liabilities resulting from the actual results being different from such projections or reforecasts so long as (i) the Indemnifying Persons had no reason to believe that such projections or reforecasts were materially inaccurate and (ii) the Indemnifying Persons have disclosed to Lender all facts known to them and have not failed to disclose any fact known to them, in each case that could be reasonably expected to cause any such projections or reforecasts or made herein to be materially misleading.

(c)    In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, that, notwithstanding anything to the contrary contained herein, (A) the Indemnifying Persons shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information for which Borrower provided reasonable prior notice to Lender in writing prior to the applicable filings under the Exchange Act, or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; and (ii) the Indemnifying Persons shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to Covered Disclosure Information resulting from Lender’s failure to accurately transcribe written information by or on behalf of the Indemnifying Persons to Lender unless Borrower was provided a reasonable opportunity to review such filings under the Exchange Act with respect to the Covered Disclosure Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.

(d)    Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel and local counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e)    Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating

Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading, provided that, notwithstanding anything to the contrary contained herein, (i) the Indemnifying Persons shall not be responsible for any (x) liabilities relating to untrue statements or omissions in any Covered Rating Agency Information which Borrower was provided an opportunity to review and provided notice to Lender in writing prior to the pricing of any Securities or (y) any liabilities relating to any Covered Rating Agency Information (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; and (ii) the Indemnifying Persons shall not be liable for any misstatements or omissions in any Covered Rating Agency Information resulting from Lender’s failure to accurately transcribe written information provided by or on behalf of the Indemnifying Persons to Lender unless Borrower was provided a reasonable opportunity to review such Covered Rating Agency Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions).

(f)    Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless (i) the Indemnifying Person shall have given the Indemnified Persons reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings and (ii) such settlement, compromise or judgment does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(g)    The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.

(h)    The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(i)    The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j)    Notwithstanding anything to the contrary contained herein, Borrower and the other Loan Parties shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3    Exculpation. (a) Subject to the qualifications set forth in this Section 9.3, Lender shall not enforce the liability and obligation of Borrower or any other Loan Party to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any other Loan Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and any other Loan Party only to the extent of Borrower’s and any other Loan Party’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any other Loan Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower or any other Loan Party as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or any other Loan Party in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties.

(b)    Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to enforce the liability and obligation of Borrower and the other Loan Parties, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred by Lender) arising out of or incurred in connection with the following actions or omissions:

(i)    fraud or material and willful misrepresentation by Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by Sponsor in connection with the Loan;

(ii)    willful misconduct by Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by Sponsor or Guarantor, that results in physical damage or waste to any Property;

(iii)    the removal or disposal by, or on behalf, of Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by Sponsor or Guarantor, or any portion of any Property during the continuance of an Event of Default;

(iv)    the misappropriation or conversion by any Individual Borrower, any other Loan Party, Guarantor or any Affiliate of such Individual Borrower, any other Loan Party or Guarantor Controlled by Sponsor or Guarantor of (A) any Insurance Proceeds paid by reason of a Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;

(v)    a material breach by Borrower or any other Loan Party or material failure by Borrower or any Loan Party to comply with the covenants set forth in Section 5.1.28(b) hereof (provided, however that (A) there shall be no liability hereunder (1) for trade payables or other operational Debt incurred in the ordinary course of business or as may otherwise be permitted in accordance with this Agreement or for the failure of pay such trade payables or operational debt a result of insufficient funds having been generated from the Property for Borrower’s or any Loan Party’s business operations or (2) if reserve funds held by Lender and either specifically allocated for such amount or held in the Excess Cash Flow Account and are permitted to be disbursed to Borrower pursuant to Section 7.6.2 hereof and have not been made available to Borrower by Lender to pay such outstanding amounts, shall not, in each case, in and of itself, cause any liability under this Section 9.3(b)(v) and (B) the foregoing shall not require Borrower’s equityholders to make any additional capital contributions or loans to Borrower);

(vi)    if Borrower fails to obtain Lender’s prior written consent to any financing or other voluntary Lien encumbering any Individual Property, if such consent is required in accordance with the applicable provisions of the Loan Documents;

(vii)    any voluntary termination, or any voluntary, material modification of a Ground Lease other than an expiration of such Ground Lease pursuant to its terms by Borrower without Lender’s prior written consent other than as expressly permitted under this Agreement; provided, that the liability with respect to this Section 9.3(b)(vii) shall not exceed the Amortized Release Amount of such Ground Leased Property; or

(viii)    if Borrower or any other Loan Party fails to obtain Lender’s prior written consent to any Sale or Pledge of the Property or a Transfer of the ownership interests in Borrower or the other Loan Parties, in each case, to the extent required by Section 5.2.10 hereof, and in each case, excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from the exercise of Lender’s rights under the Loan Documents, Revolver Lender’s rights under the Revolver Loan Documents, the consummation of any remedial or enforcement action by the Lender for the Loan or Revolver Lender for the Revolver Loan, including, without limitation, any foreclosure, deed-in-lieu or assignment in lieu of foreclosure and the exercise of any rights of Lender under the Mortgages or Revolver Lender under the Revolver Loan Documents, including, without limitation, any right to vote any pledged securities or any right to replace officers and directors of any Person (collectively, a “Foreclosure”), shall not be a Transfer in violation of Section 5.2.10 hereof.

(c)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim against Borrower for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of: (A) any Individual Borrower, Operating Lessee or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition by any Person against any Individual Borrower, Operating Lessee or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which any Individual Borrower, Operating Lessee, Principal or Guarantor or any Affiliate of Borrower, Operating Lessee, Principal or Guarantor Controlled by Sponsor or Guarantor colludes with, or otherwise assists, such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Individual Borrower, Principal or Operating Lessee; (C) any Individual Borrower, Operating Lessee, Principal or Guarantor or any Affiliate of Borrower, Operating Lessee, Principal or Guarantor Controlled by Sponsor or Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against any Individual Borrower, Operating Lessee or Principal, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Individual Borrower, Operating Lessee or Principal, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Individual Borrower, Principal or Operating Lessee, or any portion of the Properties; or (E) any Mortgage or other Loan Document being deemed a fraudulent conveyance or preference or otherwise being deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code, including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statues or similar laws.

Section 9.4    Matters Concerning Manager. If (a) other than with respect to the Brand Managed Properties, an Event of Default hereunder has occurred and remains uncured or (b) Manager shall become subject to a Bankruptcy Action or (c) with respect to the Brand Managed Properties, if during the continuance of an Event of Default, and if the Brand Manager is not an Affiliate of Borrower or Operating Lessee, and if Borrower or Operating Lessee, as applicable, has the right to terminate any Brand Manager without any fee or penalty, Borrower or Operating Lessee, as applicable, shall, in each case, at the written request of Lender, exercise its contractual rights under the Management Agreement to terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates; provided that with respect to clause (a) above, such termination shall be upon not less than thirty (30) days’ notice (unless the Manager is an Affiliate of Borrower, in which case such notice shall not be required).

Section 9.5    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in curing any Event of Default hereunder and which are provided for under the Servicing Agreement or actual, out-of-pocket expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums), (b) the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement (provided that liquidation fees shall not exceed 0.50% of the applicable liquidation proceeds), (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis (provided that annual special servicing fees shall not exceed 0.25% of the Loan Amount and workout fees shall not exceed 0.50% of each collection of interest and principal relating to such workout of the Loan) and (iii) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (c) customary and reasonable servicing fees in connection with any special requests made by Borrower to Servicer during the term of the Loan.

Section 9.6    Matters Concerning Franchisor. If (a) an Event of Default has occurred and is continuing, and if the Franchisor is not an Affiliate of Borrower, solely to the extent permitted pursuant to the Franchise Agreement or the applicable comfort letter without any fee or penalty (or if any fee or penalty is required, such fee or penalty is less than or equal to the total franchise fees payable for the prior twelve (12) month period) or (b) Franchisor shall become subject to a Bankruptcy Action, Borrower or Operating Lessee, as applicable, shall, at the written request of Lender, terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement; provided that with respect to clause (a) above, such termination shall be after thirty (30) days’ prior written notice if Franchisor is an Affiliate of Borrower. At all times when Operating Lessee is the party to any Franchise Agreement, Borrower shall cause Operating Lessee to comply with the terms of this Section 9.6 with respect to such Franchise Agreement.

Section 9.7    Register. (a) The Servicer, or if no Servicer has been engaged, Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive absent manifest error. The Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower and Lender acknowledge that the Notes are in registered form and may not be transferred except by register.

(b)    Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.3(f) and (h) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.7(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

ARTICLE X.

MISCELLANEOUS

Section 10.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3    Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND THE OTHER LOAN PARTIES IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY UNCONDITIONALLY AND

IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR THE OTHER LOAN PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND THE OTHER LOAN PARTIES WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER AND THE OTHER LOAN PARTIES DOES HEREBY DESIGNATE AND APPOINT:

CPLG PROPERTIES L.L.C.

C/O CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND THE OTHER LOAN PARTIES IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND THE OTHER LOAN PARTIES IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF BORROWER AND THE OTHER LOAN PARTIES (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if (a) hand delivered or sent by, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by electronic mail, provided that the subject line of such electronic mail correspondence begins with the following words in all capital letters: “MESSAGE CONTAINS WRITTEN NOTICE UNDER LOAN DOCUMENTS”, and in each addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

Email: joseph.geoghan@jpmorgan.com

and:

JPMorgan Chase Bank, National Association

SPG Middle Office/CIB

4 Chase Metrotech Center, 4th Floor

Brooklyn, New York 11245-0001

Attention: Nancy Alto

Email: nancy.s.alto@jpmorgan.com

and:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

Email: william.mcinerney@cwt.com

If to Borrower and/or Operating Lessee:

CPLG Properties L.L.C.

c/o CorePoint Lodging Inc.

MacArthur Ridge II

909 Hidden Ridge Boulevard

Irving, Texas 75038

Attention: Mark Chloupek

Email: mark.chloupek@corepoint.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Sasan Mehrara

Email: smehrara@stblaw.com

A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a Business Day; provided that the same shall be sent by expedited prepaid delivery service, either commercial or United States Postal Service, on the same day that electronic mail correspondence is sent for delivery on the next Business Day in order for such notice by electronic mail to be effective.

Each Individual Borrower and Operating Lessee hereby appoints CPLG Properties L.L.C. (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers and Operating Lessee to receive any notices required to be delivered to any or all of the Individual Borrowers and/or Operating Lessee hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers and/or Operating Lessee hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers and Operating Lessee, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers and Operating Lessee. The Individual Borrowers and Operating Lessee shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced, and shall so replace any Representative Borrower who is no longer an Individual Borrower hereunder after a release pursuant to the terms hereof.

Section 10.7    Trial by Jury. EACH OF LENDER, BORROWER AND THE OTHER LOAN PARTIES HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND THE OTHER LOAN PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, BORROWER AND THE OTHER LOAN PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER, BORROWER AND THE OTHER LOAN PARTIES.

Section 10.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower and any other Loan Party to any portion of the obligations of Borrower and such other Loan Parties hereunder in accordance with the Loan Documents. To the extent Borrower or any other Loan Party makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11    Waiver of Notice. Neither Borrower nor any other Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or any other Loan Party and except with respect to matters for which Borrower and the other Loan Parties are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each of Borrower and the other Loan Parties hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and the other Loan Parties.

Section 10.12    Remedies of Borrower, Operating Lessee and the Other Loan Parties. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each of Borrower and the other Loan Parties agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and such other Loan Party’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13    Expenses; Indemnity. (a) Other than as expressly provided for in Section 9.1 and Section 9.5, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and the other Loan Parties (including, without limitation, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties) subject to the terms and provisions of Section 9.1.4 hereof; (ii) Borrower’s and the other Loan Parties’ ongoing performance of and compliance with Borrower’s and the other Loan Parties’ agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Borrower; (v) securing Borrower’s and the other Loan Parties’ compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, any other Loan Party, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower or any other Loan Party under this Agreement, the other Loan Documents or with respect to the Properties (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ or any other Loan Parties’ defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5 hereof, provided, however, that Borrower and the other Loan Parties shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender; and (ix) any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account. Notwithstanding anything to the contrary contained in this Agreement, Lender shall be responsible for any AUP Costs incurred before or after Closing and Borrower shall not pay for any costs associated with consultants reviewing third party reports (including, but not limited to, appraisals, property condition reports or environmental reports) for any Lender, except for those expenses incurred by the lead JPMorgan Chase Bank, National Association.

(b)    Borrower and the other Loan Parties shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower or any other Loan Party of its obligations under, or any material misrepresentation by Borrower or any other Loan Party contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that neither Borrower nor any other Loan Party shall have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person; provided, further, that this Section 10.13(b) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower and the other Loan Parties shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c)    Other than as provided for in Section 9.1 and Section 9.5, each of Borrower and the other Loan Parties covenants and agrees to pay for or, if Borrower or such other Loan Party fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14    Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or any other Loan Party may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any other Loan Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower or any other Loan Party.

Section 10.16    No Joint Venture or Partnership; No Third Party Beneficiaries.(a) Borrower, the other Loan Parties and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, the other Loan Parties and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and the other Loan Parties and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower and the other Loan Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17    Publicity. All news releases, publicity or advertising by Borrower, any other Loan Party or their respective Affiliates through any media intended to reach the general public, which refers to the Securitization of the Loan, the Loan Documents or the financing evidenced by the Loan Documents, to Lender or its Affiliates shall be subject to the prior written approval of Lender in its reasonable discretion (provided Lender shall be deemed to have approved if it shall fail to object to the same in written notice to Borrower within five (5) Business Days after receipt of the aforementioned news releases, publicity or advertising).

Section 10.18    Cross Default; Cross Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of Borrower’s collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Each of Borrower and Operating Lessee agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)    To the fullest extent permitted by law, each of Borrower and Operating Lessee, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Operating Lessee, Borrower’s and/or Operating Lessee’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each of Borrower and Operating Lessee, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower and/or Operating Lessee which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each of Borrower and Operating Lessee does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19    Waiver of Counterclaim. Each of Borrower and the other Loan Parties hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and the other Loan Parties acknowledges that, with respect to the Loan, each of Borrower and the other Loan Parties shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or any other Loan Party, and Borrower and the other Loan Parties hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of Borrower and the other Loan Parties acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, the other Loan Parties or their respective Affiliates.

Section 10.21    Brokers and Financial Advisors. Each of Borrower and the other Loan Parties hereby represents that it has dealt with no financial advisors, brokers, underwriters,

placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Borrower and the other Loan Parties hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, or any other Loan Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower, or any other Loan Party and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person under the Loan Documents shall be joint and several.

Section 10.24    Approvals and Consents; Co-Lenders. The below Sections 10.24(a) through (e) shall be of no further force and effect following a Securitization of any portion of the Loan and shall only apply in the event there is more than one (1) Lender at any time.

(a)    Administrative Agent Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject to the first sentence of this Section 10.24 and Section 10.24(b) hereof, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender with respect to (i) administrative functions with respect to the Loan, including all determinations relating to the distribution of funds in the Reserve Accounts held by Lender (subject to compliance with the terms and conditions set forth in Article VII hereof); (ii) all insurance matters, including settlement of Casualty and Condemnation proceeds and determinations regarding restoration and release of Net Proceeds pursuant to Section 6.4 hereof; (iii) confirmation (or determinations) of economic calculations under the Loan Documents (including the Debt Yield, Debt Service Coverage Ratio and Loan-to-Value Ratio); (iv) non-material consents and approvals arising under the Loan and Loan Documents not otherwise addressed in this Section 10.24(a) and otherwise not expressly requiring the unanimous consent of the Lenders as set forth in Section 10.24(b); (v) property level consent and approvals (or deemed approvals) including approvals of easements, zoning matters, non-disturbance agreements and REAs; (vi) budget approvals for any life-safety or health matters during the continuance of an Event of Default, (vii) Material Leases pursuant to Section 5.1.21 hereof; (viii) approvals of the Approved Annual Budget during the continuance of a Cash Trap Period or Event of Default, (ix) Alterations other than Approved Alterations; (x) changes to insurance requirements that are not otherwise contemplated pursuant to the terms and conditions hereof, (xi) approvals pursuant to Section 5.1.23 and Section 5.2.1 hereof, (xii) review and confirmation of a Person’s satisfaction of the requirements set forth herein for a Replacement Guarantor, and review and confirmation of the qualifications of a Qualified Transferee (but, in each case, the “know your customer” requirements of each Lender must be satisfied), (xiii) consent to or waiver of any non-monetary encumbrance of any Individual

Property which is not permitted pursuant to the terms and conditions of the Loan Documents, and (xiv) waiver of any non-monetary Event of Default under the Loan (collectively, the “Administrative Agent Decisions”) may be given or may be waived with the written consent of Administrative Agent only and without the consultation, consent or approval of any of the other Lenders. At any time that Administrative Agent’s consent is required hereunder for an Administrative Agent Decision, provided no Event of Default is continuing, Administrative Agent’s consent shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(b)    Unanimous Decisions. Notwithstanding the foregoing, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender to (i) increase the commitment of any Lender; (ii) change the principal of, or Applicable Rate Spread that has accrued or that will be charged on the outstanding principal amount of any Component; (iii) reduce the amount of any fees payable to Lender; (iv) postpone any date fixed for any payment of principal or, or interest on, the Loan (including, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor; (v) change any Lender’s Ratable Share; (vi) amend the sections of the Loan Agreement governing waivers and amendments or amend the definitions of the terms used in the Loan Agreement or any of the other Loan Documents insofar as such definitions affect amendments; (vii) release any Guarantor of its obligations except in connection with a Replacement Guarantor or other substitute Guaranty in accordance with the Loan Documents; (viii) except as contemplated in Section 10.24(a) above or as expressly permitted by the Loan Documents without consent, release or dispose of any collateral for the Loan or consent to any Transfer; (ix) waive any monetary Event of Default; (x) decide to accelerate the Loan during the continuance of an Event of Default; (xi) consent to or waiver of any further monetary encumbrance of the Property or pledge of the direct or indirect interest in Borrower or Operating Lessee, except as expressly permitted by the Loan Documents; (xii) enter into agreement providing for the subordination of the Loan to any other interest which would constitute a Lien against the Property or any transfers of the Loan by Borrower or of equity interests in Borrower or Operating Lessee (in each instance to the extent not permitted by this Agreement and the other Loan Documents) or (xiii) amend this Section 10.24 (collectively, the “Unanimous Decisions”) may only be given or waived, with the written consent of Administrative Agent at the written direction of all Lenders. Any consent or approval required or permitted by this Agreement or the other Loan Documents that is not (A) a Unanimous Decision or (B) an Administrative Agent Decision, may be given or waived with the written consent of the Administrative Agent at the written direction of the Requisite Lenders (a “Requisite Lender Decision”).

(c)    Replacement Administrative Agent. Prior to a Securitization of the whole Loan, there shall be an Administrative Agent for the Loan at all times when the Loan is held by more than one Lender. JPM shall be the initial Administrative Agent, provided that at any time (i) neither JPM nor any affiliate thereof owns a portion of the Loan, (ii) during the continuance of an Event of Default with respect to which Administrative Agent has provided written notice thereof to Borrower, (iii) JPM being replaced as Administrative Agent in accordance with the Lender Documents or (iv) following a default by the Administrative Agent of its obligations under this Agreement or any Lender Documents, the Administrative Agent may resign or be replaced with a single Lender that is either then the sole Lender (of an affiliate thereof) or is a Lender (or an affiliate thereof) that (A) has otherwise been designated as the replacement

Administrative Agent under the Lender Documents and (B) except in the case of clause (ii) above, has been approved by Borrower in its reasonable discretion. Upon the appointment of any successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become the Administrative Agent hereunder and any further resignation or replacement of any successor Administrative Agent shall be subject to the terms and conditions of this Section 10.24(c). Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by any Lender such that the Loan is held by a single Lender, then automatically, and without any further action by any such Lender, all references to Administrative Agent hereunder shall be deemed to refer to such single Lender (or affiliate appointed thereby) that holds the Loan.

(d)    Lenders. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Lender. Borrower may direct all notices, financial reporting, and requests for consent or approvals and any other relayed documentation or information to Administrative Agent and may conclusively rely upon the actions of Administrative Agent to bind the Lenders, notwithstanding that any particular action in question may, pursuant to this Agreement or any Lender Document, be subject to the consent or approval of some or all of the Lenders in accordance with this Section 10.24. The Lenders, including Administrative Agent, and each of their affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower (subject to the terms hereof) or any affiliate of Borrower, or any Person who may do business with or own securities in Borrower or any affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(e)    Non-Consenting Lenders. If any Co-Lender declines to consent to any amendment, waiver or consent that shall have been requested in a writing by Borrower to Administrative Agent, which amendment, waiver or consent is a Unanimous Decision or a Requisite Lender Decision (a “Non-Consenting Lender”), and such amendment, waiver or consent is not approved (e.g., all other Co-Lenders or all other Requisite Lenders, as applicable, have consented to such amendment, waiver or consent and such consent is insufficient in accordance with this Agreement to approve such amendment, waiver or consent), then Borrower, upon three (3) Business Days’ written notice to such Non-Consenting Lender (the “Consent Request Date”) may, at its sole expense require such Non-Consenting Lender to assign and delegate all of its interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee approved by Administrative Agent that shall assume such obligations; provided that (i) as of such Consent Request Date and as of the date that such Non-Consenting Lender is replaced in accordance with the terms and conditions hereof, no Event of Default shall have occurred and be continuing other than an Event of Default which results solely from the subject matter of the amendment, waiver or consent that such Non-Consenting Lender disapproved, (ii) such Non-Consenting Lender shall have received from the assignee Lender or Borrower payment of an amount equal to the outstanding principal amount of the Loan outstanding and owed to such Non-Consenting Lender as of the date such Non-Consenting Lender is replaced, together with accrued and unpaid interest thereon, and any other amounts due and payable to the Non-Consenting Lender hereunder and under the other Loan Documents in respect of its Loan had the Loan been repaid in full at such time, (iii) such assignment does not conflict with applicable law and (iv) such assignee Lender consents to the proposed amendment, waiver or consent on account of which Borrower shall have exercised its rights pursuant to this paragraph. A Non-Consenting Lender shall not be required to make any such assignment and delegation if (y) prior thereto, such Non-Consenting Lender consents to the applicable amendment, waiver or consent, or (z) such amendment, waiver or consent required the consent of the Requisite Lenders and the Lenders constituting the Requisite Lenders consent to same.

(f)    At all times (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower and the other Loan Parties only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and the other Loan Parties and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(g)    Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, the other Loan Parties and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25    Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)    upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than two (2) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower or other Loan Party and the operation of the Individual Properties regarding such significant business activities and business and financial developments of Borrower or other Loan Party as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b)    the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and the other Loan Parties at any reasonable times upon reasonable notice no more than four (4) times during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, the other Loan Parties, guests or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender.

Section 10.26    Intentionally Omitted.

Section 10.27    Use of Borrower Provided Information. Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan and any Securitization). Notwithstanding the foregoing, nothing in this Section 10.27 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.27, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28    Borrower Affiliate Lender. Lender agrees that the Lender Documents to which it is a party shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning (a) the beneficial interests in the Loan as evidenced by any single or multi-class non-voting Securities in respect of any private or public securitization of the Loan or (b) any direct or indirect interests in the Loan (including any Securities) (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan including, without limitation, (i) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan, (ii) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (iii) restrictions on such Affiliate’s initiation of enforcement actions against equity collateral, (iv) restrictions on the making of protective advances, (v) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan, against Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (vi) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan, other than in its capacity as Borrower to the extent discussions and negotiations are being conducted with Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.29    La Quinta Franchise Agreement. For the avoidance of doubt, nothing contained in this Agreement or any of the other Loan Documents is, or shall be deemed to constitute, a collateral assignment, pledge or grant of a security interest by Borrower and/or

Operating Lessee to Lender with respect to any Franchise Agreement with La Quinta Franchising LLC or its affiliates or any Franchise Owner Agreement with La Quinta Franchising LLC or its affiliates in violation of such Franchise Agreement or such Franchise Owner Agreement.

Section 10.30    EU Bail-In Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any EEA Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any EEA Bail-In Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the EEA Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CPLG TX PROPERTIES L.L.C. (f/k/a LQ TX PROPERTIES L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG PROPERTIES L.L.C. (f/k/a LQ PROPERTIES L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG FL PROPERTIES L.L.C. (f/k/a LQ FL PROPERTIES L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG BLOOMINGTON L.L.C. (f/k/a LQ BLOOMINGTON L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG SANTA ANA L.L.C. (f/k/a LQ SANTA ANA L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG PRIME MEZZ L.L.C. (f/k/a BRE/PRIME MEZZ L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG PORTFOLIO EAST L.L.C. (f/k/a LQ PORTFOLIO EAST L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG WELLESLEY PROPERTIES L.L.C. (f/k/a LQ WELLESLEY PROPERTIES L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG MD BUSINESS L.L.C. (f/k/a LQ MD BUSINESS L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG ST. ALBANS L.L.C. (f/k/a LQ ST. ALBANS L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG WEST PALM BEACH L.L.C. (f/k/a LQ WEST PALM BEACH L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG ACQUISITION PROPERTIES L.L.C. (f/k/a LQ ACQUISITION PROPERTIES L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG CHICAGO L.L.C. (f/k/a LQ CHICAGO L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG CHARLESTON L.L.C. (f/k/a LQ CHARLESTON L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG VIRGINIA BEACH L.L.C. (f/k/a LQ VIRGINIA BEACH L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG RANCHO CORDOVA L.L.C. (f/k/a LQ RANCHO CORDOVA L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG FT. MEYERS L.L.C. (f/k/a LQ FT. MEYERS L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG THOUSAND OAKS L.L.C. (f/k/a LQ THOUSAND OAKS L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG CHARLOTTE L.L.C. (f/k/a LQ CHARLOTTE L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG FORT LAUDERDALE L.L.C. (f/k/a LQ FORT LAUDERDALE L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG GARDEN CITY L.L.C. (f/k/a LQ GARDEN CITY L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG SOUTH BURLINGTON L.L.C. (f/k/a LQ SOUTH BURLINGTON L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

CPLG ISLIP L.L.C. (f/k/a LQ ISLIP L.L.C.), a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

OPERATING LESSEE:

COREPOINT TRS L.L.C., a Delaware limited liability company

By:	/s/ David Bradtke
Name:	David Bradtke
Title:	Senior Vice President, Tax

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Simon B. Burce
Name:	Simon B. Burce
Title:	Vice President